EXHIBIT 9.(a)(1) - EXCHANGE OFFER PROSPECTUS DATED DECEMBER 21, 1999
                                 Exchange Offer

 [LOGO]
                                                      Sea Pines Associates, Inc.
                                                    Sea Pines Associates Trust I

                   Offer to Exchange Shares of Common Stock or
                         Trust Preferred Securities for
                       Shares of Series A Preferred Stock

                     THE EXCHANGE OFFER WILL EXPIRE AT 12:00
                 MIDNIGHT, EASTERN STANDARD TIME, ON JANUARY 31,
                             2000, UNLESS EXTENDED.

         Sea Pines Associates, Inc., a South Carolina corporation (the "Company"), and Sea Pines Associates Trust I, a Delaware statutory business trust (the "Trust"), hereby offer, upon the terms and subject to the conditions set forth in this Prospectus (the "Prospectus") and the accompanying Letter of Transmittal (the "Letter of Transmittal" which, together with the Prospectus, constitute the "Exchange Offer"), to exchange shares of Company voting common stock, without par value (the "Common Stock"), or 9.5% Trust Preferred Securities (liquidation amount of $7.60 per security)(the "Trust Preferred Securities") of the Trust for up to all of the outstanding shares of Series A Cumulative Preferred Stock (the "Series A Preferred Stock") of the Company.

         The Exchange Offer will be effected on the basis of (A) 2.5 shares of Common Stock or (B) one Trust Preferred Security for (C) each share of Series A Preferred Stock exchanged. A holder of Series A Preferred Stock (a "Holder") may exchange all of his or her Series A Preferred Stock for shares of Common Stock or exchange all for Trust Preferred Securities or exchange some for shares of Common Stock and some for Trust Preferred Securities. The Trust Preferred Securities have a liquidation amount of $7.60 per security plus accrued interest. The liquidation amount for a share of Series A Preferred Stock is $7.60 plus unpaid and accumulated dividends. Dividends that have accrued but have not been paid on the shares of Series A Preferred Stock exchanged in the offering through the Expiration Date (as defined below), will be a debt of the Company and will be paid to the persons exchanging such shares on the same dates as they would have been paid to such persons had they continued to hold such shares. Cash will be paid in lieu of fractional shares of Common Stock at the rate of $3.04 per share. Each share of Common Stock issued will be issued with one attached right to purchase one one-thousandth (1/1000) of a share of the Company's Series B Junior Cumulative Preferred Stock as more fully described in "Description of Common Stock--Rights to Purchase Series B Preferred Stock."

NEITHER THIS TRANSACTION NOR THESE SECURITIES HAVE BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR BY ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

         For a comparison of the terms of Series A Preferred Stock with those of Common Stock and the Trust Preferred Securities, see "Prospectus Summary--Comparison of Common Stock and the Trust Preferred Securities with Series A Preferred Stock."

         Subject to the conditions of the Exchange Offer, the Company and the Trust will accept for exchange all shares of Series A Preferred Stock validly


(continued on next page)

                                December 21, 1999
tendered and not withdrawn prior to 12:00 midnight, Eastern Standard Time, on January 31, 2000, or if extended by the Company, in its sole discretion, the latest date and time to which extended (the "Expiration Date"). The Exchange Offer will expire on the Expiration Date. Tenders of shares of Series A Preferred Stock may be withdrawn at any time prior to the Expiration Date and, unless accepted for exchange, may be withdrawn at any time after 40 business days after the date hereof.

SEE "SPECIAL FACTORS RELATED TO THE EXCHANGE OFFER" STARTING ON PAGE 20 AND "RISK FACTORS" STARTING ON PAGE 16 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH THE EXCHANGE OFFER.

         None of the Board of Directors of the Company (the "Board"), the Company, the trustees of the Trust or the Trust makes any recommendation to Holders as to whether to tender or refrain from tendering in the Exchange Offer. Holders are urged to consult their financial and tax advisors in making their decisions on what action to take in light of their own particular circumstances.

         In order to participate in the Exchange Offer, Holders must submit a Letter of Transmittal and comply with the other procedures for tendering in accordance with the instructions contained herein and in the Letter of Transmittal. See "The Exchange Offer--Procedures for Tendering" and "--Letter of Transmittal." For a description of the other terms of the Exchange Offer, see "The Exchange Offer--Terms of the Exchange Offer," "--Expiration Date; Extensions; Amendments; Termination" and "--Withdrawal of Tenders."

         Subject to applicable law, the Company reserves the right to amend, modify, extend or terminate the Exchange Offer at any time and in any respect. For example, if less than 25% of the outstanding Series A Preferred Stock is tendered for Trust Preferred Securities, the Company may withdraw the option to receive Trust Preferred Securities. See "The Exchange Offer--Terms of the Exchange Offer." Any amendment or modification of the Exchange Offer will apply to all shares of Series A Preferred Stock tendered pursuant to the Exchange Offer. The minimum period during which the Exchange Offer must remain open following a material change in the terms of the Exchange Offer will depend upon the facts and circumstances, including the relative materiality of the change. See "The Exchange Offer--Expiration Date; Extensions; Amendments; Termination."

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE EXCHANGE OFFER OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, THE LETTER OF TRANSMITTAL AND THE CHAIRMAN'S LETTER INCLUDED HEREWITH. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE TRUST OR ITS TRUSTEES OR THE COMPANY OR ITS OFFICERS AND DIRECTORS. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY EXCHANGE CONTEMPLATED HEREBY SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE TRUST OR THE COMPANY SINCE THE RESPECTIVE DATES AS OF WHICH INFORMATION IS GIVEN HEREIN.

THE EXCHANGE OFFER IS NOT BEING MADE TO (NOR WILL TENDERS BE ACCEPTED FROM OR ON BEHALF OF) HOLDERS IN ANY JURISDICTION IN WHICH THE MAKING OF THE EXCHANGE OFFER OR THE ACCEPTANCE OF TENDERS THEREIN WOULD NOT BE IN COMPLIANCE WITH THE LAWS OF SUCH JURISDICTION. HOWEVER, THE TRUST AND THE COMPANY MAY, AT THEIR DISCRETION, TAKE SUCH ACTION AS THEY MAY DEEM NECESSARY FOR THE COMPANY AND THE TRUST TO MAKE THE EXCHANGE OFFER IN ANY SUCH JURISDICTION AND EXTEND THE EXCHANGE OFFER TO SUCH JURISDICTION.

         The Exchange Offer is being made by the Company and the Trust in reliance on the exemption from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), afforded by Section 3(a)(9) thereof. The Company and the Trust, therefore, will not pay any commission or other remuneration to any broker, dealer, salesman or other person for soliciting tenders of shares of Series A Preferred Stock. Officers, directors and regular employees of the Company, who will not receive additional compensation therefor, may solicit tenders from Holders.

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

         The statements included in this Prospectus regarding future financial performance and results and the other statements that are not historical facts are forward-looking statements. The words "expect," "project," "estimate," "predict," "anticipate," "believe" and similar expressions are also intended to identify forward-looking statements. Such statements are subject to numerous risks, uncertainties and assumptions, including but not limited to the uncertainties relating to industry and market conditions, competition, interest rates and the availability of financing, and other risks and uncertainties described herein and in the Company's other filings with the Securities and Exchange Commission (the "Commission"). Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated.

                                TABLE OF CONTENTS
                                                                            PAGE

Available Information                                                          4
Documents Available for Inspection                                             5
Questions and Answers About the Exchange Offer                                 6
Prospectus Summary                                                             8
Risk Factors                                                                  16
Special Factors Related to the Exchange Offer                                 21
The Company                                                                   31
Market Information                                                            31
Dividends                                                                     32
Capitalization                                                                33
Selected Consolidated Financial Information                                   34
Management's Discussion and Analysis of Financial
  Condition and Results of Operation                                          36
The Exchange Offer                                                            40
Selected Pro Forma Financial Information                                      49
Description of Common Stock                                                   62
Description of Series A Preferred Stock                                       64
Sea Pines Associates Trust I                                                  67
Description of the Trust Preferred Securities                                 68
Description of the Junior Subordinated Debentures                             81
Description of the Guarantee                                                  96
Relationship Among the Trust Preferred Securities,
   the Junior Subordinated Debentures and the
   Guarantee                                                                  98
Certain Federal Income Tax Considerations                                    100
Legal Matters                                                                109
Experts                                                                      109
Index to Consolidated Financial Statements                                   F-1
Annex A - Opinion of Smith Capital, Inc.                                     A-1

                              AVAILABLE INFORMATION

         The Company has filed with the Commission a Schedule 13E-4 (as amended, the "Schedule 13E-4") under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), with respect to the Exchange Offer. The Exchange Offer does not contain all the information set forth in the Schedule 13E-4 and the exhibits thereto to which reference is hereby made for further information about the Company, the Trust and the Exchange Offer.

         The Company is subject to the informational requirements of the Exchange Act, and in accordance therewith files reports, proxy statements and other information with the Commission. Information as of particular dates concerning the Company's directors and officers, their compensation and any material interest of such persons in transactions with the Company is set forth in the reports, proxy statements and other information filed with the Commission. Such reports, proxy statements and other information concerning the Company can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices located at 7 World Trade Center, Suite 1300, New York, New York 10048 and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Holders may call the Commission at 1-800-732-0330 for further information on the public reference rooms. The Company's filings should also be available to the public from commercial document retrieval services and at the Internet web site maintained by the Commission at http://www.sec.gov.

         The Trust is not currently subject to the information reporting requirements of the Exchange Act. The Trust may become subject to such requirements following the Exchange Offer although it intends to seek exemption therefrom.

         Financial statements of the Company are included in this Prospectus. However, separate financial statements of the Trust are not included herein. The Company does not consider that financial statements of the Trust would be material to Holders because (i) all of the voting securities of the Trust will be owned by the Company, (ii) the Trust will have no independent operations but will exist for the sole purpose of issuing securities representing undivided beneficial interests in the assets of the Trust in exchange for shares of Series A Preferred Stock and cash and holding the Company's debentures and (iii) the Company's obligations under various documents supporting the Trust, taken together, will constitute a full, irrevocable and unconditional guarantee of payments due on the Trust Preferred Securities. See "Description of the Trust Preferred Securities," "Description of the Junior Subordinated Debentures,"
"Description of the Guarantee" and "Relationship Among the Trust Preferred Securities, the Junior Subordinated Debentures and the Guarantee."

                       DOCUMENTS AVAILABLE FOR INSPECTION

         This Prospectus describes a number of documents which are not included herein. These documents, listed below, are available to any Holder upon written or oral request to Michael E. Lawrence, Sea Pines Associates, Inc., 32 Greenwood Drive, Hilton Head Island, South Carolina 29928 or (843) 785-3333.

1. Trust Agreement dated December 14, 1999 (the "Original Trust Agreement") by and among the Company, as Depositor, First Union Trust Company, National Association, a national banking association with its principal place of business in the State of Delaware, as Delaware trustee (the "Delaware Trustee"), and Michael E. Lawrence, as administrative trustee (the "Administrative Trustee").

2. Form of Amended and Restated Trust Agreement (the "Amended and Restated Trust Agreement," and together with the Original Trust Agreement, the "Trust Agreement") among the Company, as Depositor, First Union Trust Company, National Association, a national banking association with its principal place of business in the State of Delaware, as the Property Trustee (the "Property Trustee"), the Delaware Trustee, the Administrative Trustee and the several holders of the Trust Securities.

3. Form of Junior Subordinated Indenture (the "Indenture") given by the Company to First Union Trust Company, National Association, a national banking association with its principal place of business in the State of Delaware, as trustee (the "Debenture Trustee").

4. Form of Guarantee Agreement (the "Guarantee") by and between the Company and First Union Trust Company, National Association, a national banking association with its principal place of business in the State of Delaware, as guarantee trustee (the "Guarantee Trustee").

5.       Articles of Incorporation of the Company, as amended.

6.       Bylaws of the Company, as amended.

         In order to receive timely delivery of any of the foregoing, Holders should request copies no later than five business days prior to the Expiration Date.

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





                 QUESTIONS AND ANSWERS ABOUT THE EXCHANGE OFFER


1.  What will the Exchange Offer accomplish?

The Board of Directors believes the Exchange Offer responds to three issues: first, it will eliminate the tax inefficiency of the Series A Preferred Stock. Second, it will increase the Common Stock portion of the Company's equity. Third, we believe it will help our Common Stock trade more frequently and, therefore, to better reflect its "fair market value."

2.  How significant are those issues?

The Company currently pays $887,000 in annual dividends on the Series A Preferred Stock. These dividends are not deductible by the Company. If all the outstanding shares of Series A Preferred Stock were exchanged for Trust Preferred Securities, Holders would receive the same amount in distributions but, because the payments to the Trust are deductible for income tax purposes by the Company, the change would produce income tax savings of about $332,000 per year.

If half the outstanding Series A Preferred Stock were exchanged for Trust Preferred Securities and half for shares of Common Stock, annual after tax earnings attributable to Common Stock would increase by approximately $605,000. If all the outstanding shares of Series A Preferred Stock were exchanged for shares of Common Stock, annual after tax earnings attributable to Common Stock would increase by approximately $887,000.

In addition to increasing the earnings attributable to Common Stock, we believe the breakup of the "stock units" would remove one of the major impediments to a more normal market, and we believe it would result in more trading activity and liquidity and a more representative market value for Common Stock.


3.  What are my choices?

You may exchange all, none or any number of your shares of Series A Preferred Stock. Each share you elect to exchange may be exchanged for either

         o  2.5 shares of Common Stock, or
         o  One Trust Preferred Security.

Although you do not have to exchange any of your shares of Series A Preferred Stock, you should understand that the Company currently intends to exercise its option and redeem all shares of Series A Preferred Stock not exchanged. Any such redemption would be for cash only and would be a taxable transaction to the Holder.

4.  How do I notify Sea Pines of my decision?

If you do not want to participate in the Exchange Offer, you do not have to do anything. If you want to participate, you will need to complete the enclosed Letter of Transmittal and send it and your Series A Preferred Stock certificates to the Exchange Agent by the Expiration Date, currently set at January 31, 2000.

If you can not locate your stock certificate, you should call EquiServe Trust Company, N.A. at (800) 633-4236 as soon as possible.

5. What will the Company do if all the shares of Series A Preferred Stock are not exchanged?

Currently the Company intends to exercise its option and redeem all shares of Series A Preferred Stock not exchanged in the Exchange Offer. Any such redemption would be for cash only and would be a taxable transaction to the Holder.

6.  When will the exchange actually take place?


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


We expect to close the Exchange Offer on January 31, 2000; however, the Company may extend the offer in its discretion. If the Exchange Offer is extended, we will notify you.

7. Will I have a tax obligation as a result of participating in the Exchange Offer?

There probably will be no tax obligation for a Holder exchanging all his or her shares of Series A Preferred Stock for shares of Common Stock except for a small amount if he or she is paid cash in lieu of a fractional share. Exchanges for Trust Preferred Securities or for a combination of Common Stock and Trust Preferred Securities may create some tax obligation. For more information, you should read carefully the section in this document called "Certain Federal Income Tax Considerations." You should consult your own tax accountant or tax counsel about your specific situation.

8.  How do Trust Preferred Securities work?

In a trust preferred arrangement, a parent company issues debentures in favor of a wholly owned business trust. The parent pays tax deductible interest to the business trust as called for under the terms of the debentures. The trust issues the trust preferred securities with terms paralleling those of the parent company's debentures. The trust uses the interest income it receives from the parent to pay distributions to holders of its trust preferred securities. The tax benefits result from the tax deductibility of the interest payments to the parent company, and the tax provisions that apply to trusts.

9. If I choose to exchange my shares of Series A Preferred Stock for Trust Preferred Securities, how will the interest income be different from the preferred stock dividend I now receive?

The Company cannot deduct the dividend it pays you but it will be able to deduct the interest it pays the Trust.

You will report interest income instead of dividend income. Therefore, corporate holders will not be eligible for the dividends received deduction. In addition, in some situations holders of Trust Preferred Securities may be subject to original issue discount income. This is a complicated matter about which you should contact your tax advisor.

10. What if only a few shareholders elect to receive Trust Preferred Securities?

The Company may modify, amend, extend or withdraw the Exchange Offer at any time. For example, if fewer than 25% of the outstanding shares of Series A Preferred Stock are tendered for Trust Preferred Securities, the Company may withdraw the option to elect Trust Preferred Securities. If this happens, you will be notified and have an opportunity to change your election.

11. Will I continue to receive dividends if I exchange my Series A Preferred Stock for shares of Common Stock?

No. The Company has never paid dividends on its Common Stock and currently has no intention to begin paying dividends. However, you will receive the unpaid dividends on the shares of Series A Preferred Stock you exchange. These dividends will be paid to you on the same dates as they would have been paid to you had you continued to hold your shares.

12.  Who will be eligible for "Associate" privileges after the restructuring?

All current shareholders will continue to be eligible for the windshield sticker and other "Associate" privileges as long as they continue to hold at least 750 shares of Common Stock. This means their "Associate" status will not be affected by the choice they make in disposing of their Series A Preferred Stock.

                               PROSPECTUS SUMMARY

         The following summary does not purport to be complete and is qualified in its entirety by the detailed information contained elsewhere in this Prospectus or in documents described herein. See "Documents Available for Inspection."

         Holders are urged to read the Exchange Offer in its entirety prior to tendering any of their shares of Series A Preferred Stock.

The Company

         The Company was incorporated under South Carolina law on May 4, 1987. The Company was principally organized to acquire, own and operate certain resort assets located in Sea Pines, a 5,300 acre master planned resort community on Hilton Head Island, South Carolina. The address of the Company's principal executive offices is 32 Greenwood Drive, Hilton Head Island, South Carolina 29928 and its phone number at that address is (843) 785-3333.

         Wholly-owned subsidiaries of the Company include Sea Pines Company, Inc., Sea Pines Real Estate Company, Inc. and Fifth Golf Course Club, Inc.

         Sea Pines Company, Inc. is a full-service resort which owns and operates three golf courses, tennis and various other recreational facilities, home and villa rental management and food and beverage services. Sea Pines Real Estate Company, Inc. provides real estate brokerage services for buyers and sellers of real estate on Hilton Head Island and its neighboring communities. Fifth Golf Course Club, Inc. owns certain acreage which could be used for outdoor recreational activities.

The Trust

         The Trust is a Delaware statutory business trust that was created under the Delaware Business Trust Act on December 14, 1999. The Company will own all the common securities of the Trust (the "Trust Common Securities" and, together with the Trust Preferred Securities, the "Trust Securities"). The Trust was formed in connection with the Exchange Offer and exists for the sole purposes and functions of (a) issuing the Trust Preferred Securities in exchange for shares of Series A Preferred Stock, (b) issuing Trust Common Securities for cash, (c) exchanging such shares of Series A Preferred Stock and the cash paid for the Trust Common Securities for the Company's 9.5% Junior Subordinated Debentures due January 31, 2030 (the "Junior Subordinated Debentures") having an aggregate principal amount equal to the aggregate liquidation amount of the Trust Securities issued, (d) holding such Junior Subordinated Debentures and (e) engaging in such other activities as are necessary and incidental thereto.

The Exchange Offer

Purpose of the Exchange Offer. The purpose of the Exchange Offer is to refinance Series A Preferred Stock. This refinancing will benefit the Company, (i) to the extent shares of Series A Preferred Stock are exchanged for the Trust Preferred Securities, by permitting the Company to deduct interest payable on the Junior Subordinated Debentures for United States federal income tax purposes, while dividends payable on shares of Series A Preferred Stock are not deductible, and
(ii), to the extent shares of Series A Preferred Stock are exchanged for shares of Common Stock, by lowering the Company's quarterly cash payment obligation. The Company also believes that by increasing the number of outstanding shares of Common Stock and breaking up units of Series A Preferred Stock and Common Stock, the exchange will help increase the trading activity and liquidity of Common Stock and establish a more representative market value for shares of Common Stock; however, no assurances can be given in this regard. All shares of Series A Preferred Stock reacquired by the Company in the Exchange Offer will be authorized and unissued shares of Series A Preferred Stock and will be available for issuance in the future; however, as of the date hereof, the Company has no intention to reissue any of such shares. See "The Exchange Offer--Purpose of the Exchange Offer."

The Exchange Offer; Securities Offered. The Company and the Trust are offering to exchange shares of Common Stock and the Trust Preferred Securities, representing preferred undivided beneficial interests in the assets of the Trust, for up to all the outstanding shares of Series A Preferred Stock. As of the date hereof, there were 1,228,350 shares of Series A Preferred Stock outstanding. These shares were held of record by approximately 578 Holders. This Exchange Offer is being made to all Holders including officers, directors and affiliates of the Company.

         The Exchange Offer will be effected on the basis of (A) 2.5 shares of Common Stock or (B) one Trust Preferred Security for (C) each share of Series A Preferred Stock. Dividends that have accrued but have not been paid on the shares of Series A Preferred Stock exchanged in the offering through the Expiration Date will be a debt of the Company and will be paid to the persons exchanging such shares on the same dates as they would have been paid to such persons had they continued to hold such shares. See "The Exchange Offer--Terms of the Exchange Offer," "--Accrued and Unpaid Dividends on Series A Preferred Stock" and "Description of Series A Preferred Stock--Dividends." A Holder may exchange all of his or her Series A Preferred Stock for shares of Common Stock or exchange all for the Trust Preferred Securities or exchange some for shares of Common Stock and some for the Trust Preferred Securities. Cash will be paid in lieu of fractional shares of Common Stock at the rate of $3.04 per share. Each share of Common Stock issued will be issued with one attached right to purchase one one-thousandth (1/1000) of a share of the Company's Series B Junior Cumulative Preferred Stock as more fully described in "Description of Common Stock--Rights to Purchase Series B Preferred Stock." See "The Exchange Offer--Terms of the Exchange Offer."

         Because of the potential adverse effects of the Company's Rights Plan as described in "Description of Common Stock--Rights to Purchase Series B Preferred Stock," and the South Carolina Control Share Acquisition Act, Section 35-2-101 et. seq., Code of Laws of South Carolina 1976, as amended (the "Control Share Acquisition Act"), as described in "Description of Common Stock--Certain Provisions of the Articles of Incorporation and Bylaws," the Company (i) is amending the Rights Plan to provide that a person will not become an "Acquiror" (as that term is defined in the Rights Plan) as a result of exchanging shares of Series A Preferred Stock for shares of Common Stock in the Exchange Offer and
(ii) has determined that it will not exercise any rights it may have to redeem any shares of Common Stock acquired in the Exchange Offer pursuant to the Control Share Acquisition Act. However, such shares would be subject to other applicable provisions of that act including the provisions dealing with restrictions on voting rights. See "The Exchange Offer--General" and "--Expiration Date; Extensions; Amendments; Termination."

Expiration Date; Withdrawals. Upon the terms and subject to the conditions of the Exchange Offer, the Company and the Trust will accept for exchange all shares of Series A Preferred Stock validly tendered and not withdrawn prior to the Expiration Date, January 31, 2000 (or if extended by the Company, in its sole discretion, the latest date and time to which extended). The Exchange Offer will end on the Expiration Date. Shares of Series A Preferred Stock tendered pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date and, unless accepted for exchange by the Company or the Trust, may be withdrawn at any time after 40 business days after the date hereof. See "The Exchange Offer--Terms of the Exchange Offer," "--Expiration Date; Extensions; Amendments; Termination" and "--Withdrawal of Tenders."

Extensions, Amendments and Termination. Subject to applicable law and the terms set forth in this Exchange Offer, the Company reserves the right to amend, modify, extend or terminate the Exchange Offer at any time and in any respect. For example, if less than 25% of the outstanding Series A Preferred Stock is tendered for the Trust Preferred Securities, the Company may withdraw the option to receive the Trust Preferred Securities. If there is a material change in the Exchange Offer, Holders will be notified. See "The Exchange Offer--Expiration Date; Extensions; Amendments; Termination."

Procedures for Tendering.  Each Holder wishing to accept the Exchange Offer must
(i) properly complete and sign the Letter of Transmittal or a facsimile thereof in accordance with the instructions contained herein and therein, and deliver it and the certificates evidencing the shares of Series A Preferred Stock being exchanged to EquiServe Trust Company, N.A. (the "Exchange Agent") at either of its addresses set forth in "The Exchange Offer--Exchange Agent" prior to the Expiration Date, or (ii) comply with the guaranteed delivery procedures described herein.

Special Procedures for Beneficial Owners. Any beneficial Holder whose shares of Series A Preferred Stock are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered Holder promptly and instruct such registered Holder to tender on such beneficial Holder's behalf. If such beneficial Holder wishes to tender on his or her own behalf, he or she must, prior to completing and executing a Letter of Transmittal and delivering shares of Series A Preferred Stock, either make appropriate arrangements to register the ownership of such shares in his or her name or obtain a properly completed stock power from the registered Holder. The transfer of registered ownership may take considerable time and may not be able to be completed prior to the Expiration Date. See "The Exchange Offer--Procedures for Tendering--Signature Guarantees."

Guaranteed Delivery Procedures. If a Holder desires to accept the Exchange Offer and time will not permit a Letter of Transmittal or shares of Series A Preferred Stock to reach the Exchange Agent before the Expiration Date a tender may be effected in accordance with the guaranteed delivery procedures set forth in "The Exchange Offer--Procedures for Tendering--Guaranteed Delivery."

Acceptance of Shares and Delivery of Common Stock and Trust Preferred Securities. Upon the terms and subject to the conditions of the Exchange Offer, including the reservation by the Company of the right to modify, amend, extend or terminate the Exchange Offer, the Company will deliver the shares of Common Stock and the Trust will deliver the Trust Preferred Securities to exchanging Holders of Series A Preferred Stock as promptly as practicable after the Expiration Date. If as of the Expiration Date the Company determines to modify the Exchange Offer by withdrawing the option to exchange Trust Preferred Securities for shares of Series A Preferred Stock, Holders will be notified and have an opportunity to modify their elections. See "The Exchange Offer--Terms of the Exchange Offer" and "--Expiration Date; Extensions; Amendments; Termination."
                                       10

Certain Federal Income Tax Considerations. The Company has received an opinion that, for federal income tax purposes, the exchange will more likely than not be treated as a recapitalization. In a recapitalization, the exchange of shares of Series A Preferred Stock solely for shares of Common Stock will not be a taxable exchange for United States federal income tax purposes except to the extent cash is received in lieu of a fractional share. In contrast, the exchange of shares of Series A Preferred Stock solely for the Trust Preferred Securities will be a taxable event. Depending on each exchanging Holder's particular facts and circumstances, the exchange may be treated as (i) a transaction in which gain or loss will be recognized in an amount equal to the difference between the fair market value ("FMV") of the the Trust Preferred Securities received in the exchange and the exchanging Holder's tax basis in the shares of Series A Preferred Stock surrendered or (ii) a distribution taxable as a dividend in an amount equal to the FMV of the Trust Preferred Securities received by such exchanging Holder. Similarly, if a Holder exchanges some of the Holder's shares of Series A Preferred Stock for shares of Common Stock and some for Trust Preferred Securities, the gain or loss realized by the Holder will be measured by the difference, if any, between (a) the sum of (x) the FMV of the shares of Common Stock and the Trust Preferred Securities received by the exchanging Holder and (y) any cash received in lieu of a fractional share of Common Stock, and (b) such Holder's tax basis in the Series A Preferred Stock surrendered. Gain realized by a Holder would be recognized only to the extent of the FMV of the Trust Preferred Securities received by the Holder plus the amount of cash received in lieu of a fractional share of Common Stock, if any. Any gain realized in excess of the amount of cash and the FMV of the Trust Preferred Securities received by a Holder and any loss realized by a Holder would not be recognized. See "Certain Federal Income Tax Considerations."

         Whether the exchange of Series A Preferred Stock for Trust Preferred Securities by the Holder has the effect of a dividend distribution as to any Holder or is treated as a sale or exchange in which gain or loss is realized as to such Holder will be determined by applying the principles of Section 302 of the Internal Revenue Code of 1986, as amended (the "Code"). See "Certain Federal Income Tax Considerations--Exchange of Series A Preferred Stock Solely for Trust Preferred Securities."

         Each holder of the Trust Preferred Securities will be required to include in its gross income its pro rata share of the interest income paid or accrued with respect to the Junior Subordinated Debentures. If the Company exercises its option to defer payments of interest the original issue discount ("OID") rules described below would apply.

         Under the terms of the Junior Subordinated Debentures, the Company may defer the payment of interest for a period of up to 20 consecutive quarters (an "Extension Period"). During an Extension Period, the Trust will not have the funds available with which to pay distributions on the Trust Preferred Securities. If an Extension Period occurs, all holders of the Trust Preferred Securities will be required to include accrued and unpaid interest on the Junior Subordinated Debentures through the date of disposition in income as ordinary income (i.e., the OID)), although they did not receive a cash distribution from the Trust related to such interest. The OID is then added to each Holder's adjusted tax basis in his pro rata share of the underlying Junior Subordinated Debentures. A holder who disposes of his or her Trust Preferred Securities between record dates for payments of distributions at a selling price that is less than the holder's adjusted tax basis will recognize a capital loss. Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for United States federal income tax purposes. The extent to which a holder of the Trust Preferred Securities would recognize a gain or loss on the Trust Preferred Securities will depend on the market for the Trust Preferred Securities at the time of disposition. See "Certain Federal Income Tax Considerations--Interest Income and Original Issue Discount."

Untendered Shares. Holders who do not exchange their shares of Series A Preferred Stock in the Exchange Offer or whose shares of Series A Preferred Stock are not accepted for exchange will continue to hold such Series A Preferred Stock and will be entitled to all the rights and preferences, and will be subject to all of the limitations, applicable thereto. See "Special Factors Related to the Exchange Offer--Consequences for Unexchanged Series A Preferred Stock" and "The Exchange Offer--Trading of Common Stock, Trust Preferred Securities and Series A Preferred Stock." The Company currently expects to exercise its optional redemption rights on any shares of Series A Preferred Stock that are not exchanged in the Exchange Offer. Any such redemption would be for cash only and would be a taxable transaction to the Holder. The redemption price for a share of Series A Preferred Stock is $7.60, plus accumulated and unpaid dividends up to but excluding the date fixed for redemption. To the extent that shares of Series A Preferred Stock are tendered and exchanged in the Exchange Offer, a Holder's ability to sell untendered shares of Series A Preferred Stock could be adversely affected. See "Risk Factors--Reduced Trading Market for Series A Preferred Stock."

Exchange Agent. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notices of Guaranteed Delivery should be directed to the Exchange Agent. The address and telephone number of the Exchange Agent are set forth in "The Exchange Offer--Exchange Agent."

Accounting Treatment of the Trust

         The financial statements of the Trust will be reflected in the Company's consolidated financial statements with the Trust Preferred Securities shown as Company-obligated redeemable preferred securities of a subsidiary trust holding solely the Junior Subordinated Debentures, and appropriate disclosure about the Trust Preferred Securities, the Guarantee and the Junior Subordinated Debentures will be included in the notes to the Company's consolidated financial statements. For financial reporting purposes, the Company will record distributions payable on the Trust Preferred Securities as a reduction in earnings applicable to Common Stock in the Company's consolidated statement of operations. See "Capitalization."

Comparison of Common Stock and the Trust Preferred Securities with Series A Preferred Stock

         The following is a brief summary comparison of Common Stock and the Trust Preferred Securities with Series A Preferred Stock. For a more complete description of Common Stock see "Description of Common Stock." For a more complete description of the Trust Preferred Securities, see "Description of the Trust Preferred Securities." For a more complete description of Series A Preferred Stock, see "Description of Series A Preferred Stock." For a description of the Junior Subordinated Debentures which will be deposited in the Trust as trust assets and will represent the sole source for the payment of distributions and other payments on the Trust Preferred Securities, see "Description of the Junior Subordinated Debentures."

                [The following information has been reformatted.]


                           TRUST PREFERRED SECURITIES
                           --------------------------

Issuer
------
The Trust. Payment of distributions and on liquidation or redemption is guaranteed by the Company on a subordinated basis, as described below.

Distribution on Liquidation
---------------------------
$7.60 per Trust Preferred Security, plus accumulated and unpaid distributions.

Distribution/Dividend Rate
--------------------------
9.5% per annum cash distribution. Distributions accumulate from February 1, 2000. Except in the event (and to the extent) that interest payments on the Junior Subordinated Debentures are deferred by the Company, as Depositor, under the Indenture, distributions shall be payable on a quarterly basis nine months in arrears on January 31, April 30, July 31 and October 31 of each year, commencing January 31, 2001 (at which time distributions accruing for the period between February 1, 2000 and April 30, 2000 shall be payable). Distributions will be paid on the Trust Preferred Securities to the extent interest payments are made by the Company with respect to the Junior Subordinated Debentures, until such Trust Preferred Securities are redeemed. See "Redemption" below. During any Extension Period on the Junior Subordinated Debentures, distribution payments on the Trust Preferred Securities will not be made but will continue to accumulate but at the increased rate of 11.51% per annum plus interest on such unpaid distributions at an annual rate of 11.51%, compounded annually. If a deferral of an interest payment occurs, the holders of the Trust Preferred Securities would accrue income for United States federal income tax purposes.

Redemption
----------
Upon the redemption or repayment of the Junior Subordinated Debentures, whether at maturity, upon earlier redemption or otherwise, the proceeds thereof must be applied to redeem Trust Securities having an aggregate principal amount equal to the Junior Subordinated Debentures being repaid. Junior Subordinated Debentures mature on January 31, 2030 and are redeemable (i) on or after January 31, 2003, in whole at any time or in part from time to time or (ii) upon the occurrence and during the continuation of a Tax Event (as defined in "Description of the Junior Subordinated Debentures-Redemption") at any time within 90 days following the occurrence and during the continuation of a Tax Event, in whole (but not in part). Redemption of the Junior Subordinated Debentures shall be made upon not less than 30 days notice nor more than 60 days notice at a redemption price equal to $7.60 per Junior Subordinated Debenture to be redeemed, plus accrued and unpaid interest thereon to the Redemption Date, including interest accumulated as a result of the Company's election to defer payments of interest on the Junior Subordinated Debentures. The Company may not redeem any Junior Subordinated Debenture unless all accumulated and unpaid distributions have been paid on all Junior Subordinated Debentures for all quarterly interest payment periods terminating on or prior to the date of redemption. See "Description of the Trust Preferred Securities --Redemption."

Subordination
-------------
Subordinated to claims of creditors of the Trust, if any. The Trust is not permitted to incur any indebtedness for borrowed money. The Indenture provides that the Company shall pay for all debts and obligations (other than with respect to the Trust Securities) and all costs and expenses of the Trust, including any income taxes, duties and other governmental charges, and all costs and expenses with respect thereto, to which the Trust may become subject, except for United States withholding taxes. The Junior Subordinated Debentures will rank subordinate and junior to all Senior Debt of the Company, which includes all obligations and liabilities other than accounts payable or any other obligations of the Company to trade creditors and obligations expressly made pari passu or subordinate by their terms, but senior to all capital stock, including Series A Preferred Stock, now or hereafter issued by the Company. As of October 31, 1999, the Company had Senior Debt of approximately $19,883,000.

Guarantee
---------
The Company will fully and unconditionally guarantee, on a subordinated basis, the payment in full of (i) distributions on the Trust Preferred Securities to the extent the Trust has funds available therefor, (ii) the amount payable upon redemption of the Trust Preferred Securities to the extent the Trust has funds available therefor and (iii) generally, the Liquidation Amount of the Trust Preferred Securities to the extent the Trust has assets available for distribution to holders of the Trust Preferred Se curities. The Company's obligations under the Guarantee will be unsecured and will rank subordinate and junior in right of payment to all Senior Debt of the Company in the same manner as the Junior Subordinated Debentures, but senior to Common Stock and Series A Preferred Stock.

Voting Rights/Enforcement
-------------------------
Generally, holders of the Trust Preferred Securities will not have any voting rights. However, if a Debenture Event of Default (as defined in "Description of the Junior Subordinated Debentures-Debenture Events of Default") occurs and is continuing, and the Debenture Trustee fails or the holders of not less than 25% in aggregate principal amount of the outstanding Junior Subordinated Debentures fail to declare the principal of all of the Junior Subordinated Debentures to be immediately due and payable, the holders of 25% of the aggregate liquidation amount (the "Liquidation Amount") of the Trust Preferred Securities may declare the principal of and interest on the Junior Subordinated Debentures immediately due and payable. Further, the holders of a majority of the Liquidation Amount of the Trust Preferred Securities may remove the Property Trustee or the Delaware Trustee, or both of them.

Trading
-------
There is no established trading market for the Trust Preferred Securities and it should not be anticipated that any will develop.

Dividends Received Deduction
----------------------------
Distributions on the Trust Preferred Securities will not be eligible for the dividends received deduction for corporate holders.


                            SERIES A PREFERRED STOCK
                            ------------------------

Issuer
------
The Company.

Distribution on Liquidation
---------------------------
$7.60 per share, plus accumulated and unpaid dividends.

Distribution/Dividend Rate
--------------------------
72.2 cents per annum cash dividend payable out of funds legally available therefor, when, as and if declared by the Board. Dividends are cumulative. Accumulated and upaid dividends do not bear interest. As of December 21, 1999, the Company has made dividend payments with respect to Series A Preferred Stock through October 31, 1998. In the event dividends are in arrears in an amount equal to four years' dividends, Holders will have certain voting rights. See "Voting Rights/Enforcement" below. If a deferral of a dividend payment occurs, Holders would not be required to include such amount in income for United States federal income tax purposes until the dividend is actually declared and paid.

Redemption
----------
Series A Preferred Stock is redeemable at the option of the Company on any dividend date, in whole or in part, upon not less than 30 days notice at a redemption price per share of $7.60, plus accumulated and unpaid dividends thereon, up to but excluding the redemption date. Holders have no right to require the Company to redeem Series A Preferred Stock. See "Description of Series A Preferred Stock -- Optional Redemption."

Subordination
-------------
Subordinated   to  claims  of  creditors,   including   holders  of  the  Junior
Subordinated Debentures, but senior to holders of Common Stock.

Guarantee
---------
None

Voting Rights/Enforcement
-------------------------
Series A Preferred Stock is non-voting except that if dividends shall be in arrears in an amount equal to four years' dividends, Holders will be entitled as a class to elect the smallest number of directors that will constitute a majority of the authorized number of directors (such voting rights will continue until such time as the dividend arrearage on Series A Preferred Stock has been paid in full).

Trading
-------
There is no established trading market for Series A Preferred Stock and it should not be anticipated that any will develop.

Dividends Received Deduction
----------------------------
Dividends on Series A Preferred Stock are eligible for the dividends received deduction for corporate Holders.


                                  COMMON STOCK
                                  ------------

Issuer
------
The Company.

Distribution on Liquidation
---------------------------
Pro rata (along with holders of other classes of common stock to the extent applicable) portion of assets available for distribution after distribution to holders of preferred stock.

Distribution/Dividend Rate
--------------------------
None. Subject to the rights of the holders of preferred stock, holders of Common Stock are entitled to share pro rata (along with holders of other classes of common stock to the extent applicable) such dividends declared by the Board out of funds legally available therefore.

Redemption
----------
Not Applicable

Subordination
-------------
Subordinated   to  claims  of  creditors,   including   holders  of  the  Junior
Subordinated Debentures, and holders of preferred stock.

Guarantee
---------
None

Voting Rights/Enforcement
-------------------------
Subject to the rights of holders of preferred stock to vote under certain circumstances, voting rights, if any, granted to holders of special common stock and legal requirements for class votes, holders of Common Stock possess the exclusive right to notice of and to vote at shareholders' meetings.

Trading
-------
There is no established trading market for the Common Stock and it should not be anticipated that any will develop.

Dividends Received Deduction
----------------------------
Dividends on Common Stock are eligible for the dividends received deduction for corporate holders.

                                  RISK FACTORS

         Holders should carefully consider the following (in addition to the other information set forth elsewhere in this Prospectus) in making a decision as to whether to exchange their shares of Series A Preferred Stock:

Exchange Offer as Taxable Event

         The exchange of shares of Series A Preferred Stock pursuant to the Exchange Offer may be a taxable event. The federal income tax consequences to a Holder will depend on his or her particular circumstances. See "Certain Federal Income Tax Considerations." Holders are advised to consult their own tax advisors regarding the United States federal, state, local and foreign tax consequences of exchanging shares of Series A Preferred Stock.

Corporate Holders of Trust Preferred Securities not Entitled to Dividends Received Deduction

         While dividends with respect to Series A Preferred Stock and Common Stock are eligible for the dividends received deduction for corporate Holders, each corporate holder of the Trust Preferred Securities will be considered the owner of an undivided interest in the Junior Subordinated Debentures and will be required to include distributions on the Trust Preferred Securities in gross income without a deduction for dividends received. See "Certain Federal Income Tax Considerations."

Ranking of Subordinated Obligations under the Guarantee and Junior Subordinated Debentures

         The Company's  obligations  under the  Guarantee  will be unsecured and will rank subordinate and junior in right of payment to all Senior Debt (as defined herein), which includes all obligations and liabilities other than accounts payable or any other obligations of the Company to trade creditors and obligations expressly made pari passu (or equal) or subordinate by their terms of the Company and will rank pari passu with the obligations of the Company under (i) any similar guarantee agreements issued by the Company on behalf of the holders of preferred or capital securities issued by any trust, (ii) the Indenture and the Junior Subordinated Debt Securities (as defined herein) issued thereunder and (iii) any other security, guarantee or other agreement or obligation that is expressly stated to rank pari passu with the obligations of the Company under the Guarantee or with any obligation that ranks pari passu with the obligations of the Company under the Guarantee. No payment of principal of (including upon redemption) or interest on the Junior Subordinated Debentures may be made if any Senior Debt of the Company is not paid when due, whether at maturity or at a date fixed for prepayment or by declaration of acceleration or otherwise, and any applicable grace period with respect to such default has ended without such default having been cured or waived or ceasing to exist. As of October 31, 1999, the Company had approximately $19,883,000 of Senior Debt. There are no terms in the Trust Preferred Securities, the Junior Subordinated Debentures or the Guarantee that limit the Company's ability to incur additional indebtedness, including indebtedness that ranks senior to the Junior Subordinated Debentures and the Guarantee. See "Description of the Guarantee" and "Description of the Junior Subordinated Debentures--Subordination."

Rights Under the Guarantee

         The Guarantee Trustee will hold the Guarantee for the benefit of the holders of the Trust Preferred Securities. The Guarantee guarantees to the holders of the Trust Preferred Securities the payment of (i) any accumulated and unpaid distributions required to be paid on the Trust Preferred Securities, to the extent the Trust has funds on hand available therefor, (ii) the redemption price and all accumulated and unpaid distributions (the "Redemption Price") with respect to Trust Preferred Securities called for redemption by the Trust, to the extent the Trust has funds available therefor, and (iii) upon a voluntary or involuntary dissolution, winding-up or liquidation of the Trust (other than in connection with the distribution of the Junior Subordinated Debentures to the holders of the Trust Preferred Securities), the lesser of (a) an amount equal to the Liquidation Amount per Trust Security plus accumulated and unpaid distributions on the Trust Preferred Securities to the date of the payment (the "Liquidation Distribution") to the extent that the Trust shall have funds available therefor, or (b) the amount of assets of the Trust remaining available for distribution to holders of the Trust Preferred Securities on liquidation of the Trust (collectively, the "Guarantee Payments"). See "Description of the Guarantee--General."

         The holders of a majority in Liquidation Amount of the Trust Preferred Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee or exercising any trust or power conferred upon the Guarantee Trustee under the Guarantee. In addition, any holder of the Trust Preferred Securities may institute a legal proceeding directly against the Company to enforce such holder's right to receive payment under the Guarantee without first instituting a legal proceeding against the Trust, the Guarantee Trustee or any other person. See "Description of the Guarantee--Events of Default; Control of Remedies."

         If the Company were to default on its obligation to pay amounts payable on the Junior Subordinated Debentures, the Trust would lack available funds for the payment of distributions or amounts payable on redemption of the Trust Preferred Securities or otherwise, and, in such event, holders of the Trust Preferred Securities would not be able to rely upon the Guarantee for payment of such amounts. See "Description of the Guarantee." However, a holder of the Trust Preferred Securities could instead rely on its right of Direct Action (as defined below) against the Company to enforce payments on the Junior Subordinated Debentures. See "Description of the Junior Subordinated Debentures--Debenture Events of Default." The Trust Agreement provides that each holder of the Trust Preferred Securities, by acceptance thereof, agrees to the provisions of the Trust Agreement and the Guarantee, including the subordination provisions thereof, and the Indenture. See "Description of the Trust Preferred Securities--Miscellaneous."

Enforcement of Certain Rights by Holders of the Trust Preferred Securities

         The holders of a majority in aggregate principal amount of the Junior Subordinated Debentures have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Debenture Trustee or exercising any trust or power conferred upon the Debenture Trustee under the Indenture. If a Debenture Event of Default has occurred and is continuing and such event is attributable to the failure of the Company to pay interest or principal on the Junior Subordinated Debentures on the date such interest or principal is otherwise payable (or in the case of redemption, on the Redemption
Date), then a registered holder of the Trust Preferred Securities may, to the fullest extent permitted by law, directly institute a proceeding for enforcement of payment to such holder of the principal of or interest on the Junior Subordinated Debentures having a principal amount equal to the aggregate Liquidation Amount of the Trust Preferred Securities of such holder (a "Direct Action"). The Company will have the right under the Indenture to set off any payment made by the Company to such holder of the Trust Preferred Securities in connection with a Direct Action. The holders of the Trust Preferred Securities will not be able to exercise directly any other remedy available to the holders of the Junior Subordinated Debentures unless there shall have been an Event of Default under the Trust Agreement. See "Description of the Trust Preferred Securities-- Events of Default; Notice; Right to Direct Remedies," "Description of the Junior Subordinated Debentures--Debenture Events of Default" and "--Enforcement of Certain Rights by Holders of Trust Preferred Securities."

Option to Extend Interest Payment Period

         So long as no Debenture Event of Default has occurred or is occurring, the Company will have the right at any time, and from time to time, under the Indenture to defer payments of interest on the Junior Subordinated Debentures for an Extension Period not exceeding 20 consecutive quarters. As a consequence of such a deferral, distributions on the Trust Preferred Securities would be deferred by the Trust. Prior to the termination of any such Extension Period, the Company may further extend the interest payment period; however, no Extension Period may exceed 20 consecutive quarters or extend beyond the maturity of the Junior Subordinated Debentures. Upon the termination of any Extension Period and the payment of all amounts then due, the Company may commence a new Extension Period, subject to the above requirements. See "Description of the Trust Preferred Securities--Distributions" and "Description of the Junior Subordinated Debentures--Option to Defer Interest Payments" and "--Restrictions on Certain Payments."

         If the Company exercises its right to defer payments of interest by extending the interest payment period, each holder of the Trust Preferred Securities will have income (OID) in respect of the deferred and compounded interest allocable to the Trust Preferred Securities for United States federal income tax purposes, which will be allocated but not distributed, to holders of record of the Trust Preferred Securities. As a result, each such holder will recognize income for United States federal income tax purposes in advance of the receipt of cash and will not receive the cash from the Trust related to such income if such holder disposes of his or her Trust Preferred Securities prior to the record date for the date on which distributions of such amounts are made. The Company has no current intention to exercise its right to defer payments of interest on the Junior Subordinated Debentures; however, should the Company determine to exercise such right in the future, the market price of the Trust
Preferred Securities is likely to be affected. For example, a holder that disposes of Trust Preferred Securities during an Extension Period might not receive the same return on his or her investment as a holder that continues to hold Trust Preferred Securities. In addition, as a result of the existence of the Company's right to defer interest payments, the market price of the Trust Preferred Securities (which represent an undivided beneficial interest in the Junior Subordinated Debentures) may be more volatile than other securities that do not grant the issuer such rights. See "Certain Federal Income Tax Considerations--Interest Income and Original Issue Discount."

Special Event Distribution or Redemption

         Upon the occurrence of certain events, the Trust could be dissolved (with the consent of the Company), except in the limited circumstance described below, with the result that the Junior Subordinated Debentures would be distributed to the holders of the Trust Securities in connection with the liquidation of the Trust. In certain circumstances, the Company would have the right to redeem the Junior Subordinated Debentures, in whole or in part, in lieu of a distribution of the Junior Subordinated Debentures by the Trust; in which event the Trust would redeem the Trust Securities on a pro rata basis to the same extent as the Junior Subordinated Debentures are redeemed by the Company. See "Description of the Trust Preferred Securities--Dissolution and Liquidation; Distribution upon Dissolution" and "Certain Federal Income Tax Considerations--Receipt of Junior Subordinated Debentures or Cash Upon Liquidation of the Trust."

         There can be no assurance as to the market prices for the Trust Preferred Securities or the Junior Subordinated Debentures that may be distributed in exchange for the Trust Preferred Securities if a dissolution or liquidation of the Trust were to occur. Accordingly, the Trust Preferred Securities that a Holder may receive in the Exchange Offer or the Junior Subordinated Debentures that a holder of the Trust Preferred Securities may receive on dissolution and liquidation of the Trust may trade at a discount to the liquidation value of Series A Preferred Stock on the Expiration Date. Because holders of the Trust Preferred Securities may receive Junior
Subordinated Debentures upon the occurrence of certain events, Holders who exchange shares of Series A Preferred Stock for the Trust Preferred Securities are also making an investment decision with regard to the Junior Subordinated Debentures and should carefully review all the information contained herein regarding the Junior Subordinated Debentures. See "Description of the Trust Preferred Securities--Dissolution and Liquidation; Distribution upon Dissolution" and "Description of the Junior Subordinated Debentures--Distribution of Junior Subordinated Debentures."

Limited Voting Rights

         Holders of the Trust Preferred Securities will have very limited voting rights and will not be entitled to vote to appoint, remove or replace any trustees of the Trust, except that during a Debenture Event of Default, the holders of a majority in Liquidation Amount of the Trust Preferred Securities may remove the Property Trustee or the Delaware Trustee or both of them, and, if the Debenture Trustee or holders of not less than 25% in principal amount of the Debentures shall fail to declare the principal of such Debentures due and payable, holders of at least 25% in Liquidation Amount of the Trust Preferred Securities may declare the principal of and interest on the Junior Subordinated Debentures due and payable. See "Description of the Trust Preferred Securities--Resignation and Removal of Issuer Trustees; Appointment of Successors" and "--Events of Default; Notice; Right to Direct Remedies."

Trading Price

         The Trust Preferred Securities may trade at a price that does not fully reflect the value of accrued and unpaid interest with respect to the underlying Junior Subordinated Debentures. Should the Company exercise its right to defer payments of interest, a holder who disposes of his or her Trust Preferred Securities between record dates for payments of distributions thereon will be required to include accrued and unpaid interest on the Junior Subordinated Debentures through the date of disposition in his or her income as ordinary income (OID), and to add such amount to his or her adjusted tax basis in his or her pro rata share of the underlying Junior Subordinated Debentures deemed disposed of. To the extent the selling price is less than a holder's adjusted tax basis, such holder will recognize a capital loss. Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for United States federal income tax purposes. See "Certain Federal Income Tax Considerations--Interest Income and Original Issue Discount" and "--Sale or Redemptions of Trust Preferred Securities."

Lack of Established Trading Market for Common Stock, Series A Preferred Stock and Trust Preferred Securities

         There has not previously been any established trading market for Common Stock, Series A Preferred Stock or the Trust Preferred Securities, and the Company has no current plans to list Common Stock, the Trust Preferred Securities or Series A Preferred Stock on a securities exchange. The Board believes that by increasing the number of outstanding shares of Common Stock and by breaking up units of Common Stock and Series A Preferred Stock, the trading market for Common Stock will become more active and better reflect its real value; however, there can be no assurance in this regard. See "Market Information."

Reduced Trading Market for Series A Preferred Stock

         There is no established trading market for Series A Preferred Stock. To the extent shares of Series A Preferred Stock are exchanged in the Exchange Offer, the liquidity and trading market for shares of Series A Preferred Stock outstanding following the Exchange Offer, and the terms upon which such shares could be sold, could be adversely affected. See "Special Factors Relating to the Exchange Offer--Consequences for Unexchanged Series A Preferred Stock."

Proposed Tax Legislation

         From time to time legislation has been proposed that, among other things, would (1) treat as equity for United States federal income tax purposes certain debt instruments with a maximum term of more than 20 years; and (2) disallow interest deductions for certain debt instruments or defer interest deductions on certain debt instruments issued with OID. If legislation were enacted that adversely affected the tax treatment of the Junior Subordinated Debentures, there could be a distribution of the Junior Subordinated Debentures to holders of the Trust Preferred Securities or, in certain circumstances, the redemption of the Junior Subordinated Debentures by the Company and the distribution by the Trust of the resulting cash in redemption of the Trust Preferred Securities. See "Certain Federal Income Tax Considerations--Proposed Tax Legislation."

                  SPECIAL FACTORS RELATED TO THE EXCHANGE OFFER

         In addition to the other information set forth herein, Holders should carefully consider the following information:

The Exchange Offer

         In connection with its decision to offer Holders the opportunity to exchange shares of Series A Preferred Stock for shares of Common Stock or the Trust Preferred Securities, the Board considered a number of factors which the directors believe may be important to Holders. Such factors included the following:

         1. The increase in the number of shares of Common Stock outstanding and the separation of units of Common Stock and Series A Preferred Stock may have a positive effect on liquidity and trading activity of Common Stock and may establish a more representative market value for shares of Common Stock.

         2. The decrease in nondeductible dividends would result in increased income attributable to shares of Common Stock.

         3. The distribution rate on the Trust Preferred Securities would be the same as the dividend rate on the Series A Preferred Stock.

         4. The Trust Preferred Securities would not be redeemable prior to January 31, 2003 (unless a Tax Event occurs prior to such date), while Series A Preferred Stock is redeemable on any dividend payment date.

Position of the Board; Alternatives to the Exchange Offer

         The Board approved the Exchange Offer. The directors believe that the Exchange Offer is in the best interest of the Company and its stockholders because refinancing Series A Preferred Stock with shares of Common Stock and the Trust Preferred Securities will benefit the Company (i), to the extent Series A Preferred Stock is exchanged for the Trust Preferred Securities, by permitting the Company to deduct interest payable on the Junior Subordinated Debentures for United States federal income tax purposes, while dividends payable on Series A Preferred Stock are not deductible, and (ii), to the extent Series A Preferred Stock is exchanged for shares of Common Stock, by lowering the Company's quarterly cash payment obligation. The Company also believes that by increasing the number of outstanding shares of Common Stock and breaking up units of Series A Preferred Stock and Common Stock, the exchange will help increase the trading activity and liquidity of Common Stock and establish a more representative market value for shares of Common Stock; however, no assurances can be given in this respect. The Company evaluates periodically other proposals to raise capital either publicly or privately, including secured and unsecured debt, stock and trust preferred securities. The Company may raise capital after the termination of the Exchange Offer. To the extent that shares of Series A Preferred Stock are not exchanged pursuant in this offering, a portion of the proceeds of other financing arrangements made by the Company may be used to redeem such shares. Among the various alternatives to raise capital, the Company believes the Trust Preferred Securities are a sound alternative that may complement any such other financing by the Company. The Board also believes that the financial structure of the Company following the Exchange Offer will provide the Company with greater flexibility.

         The decision to tender Series A Preferred Stock pursuant to the Exchange Offer should be made by Holders based upon individual investment objectives and other factors affecting such Holders individually, including any United States federal, state, local or foreign tax consequences of tendering Series A Preferred Stock. Consequently, the Board is not making any recommendation to Holders with respect to the Exchange Offer and has not authorized any person to make any such recommendations. Holders are urged to evaluate carefully all information contained in this Prospectus and to consult their own financial and tax advisors to make their own decisions concerning whether to tender Series A Preferred Stock in the Exchange Offer. See "Certain Federal Income Tax Considerations" and "--Fairness of the Exchange Offer."

Fairness of the Exchange Offer

         Factors considered by the Board in connection with approving the structure of the Exchange Offer were (i) the liquidation/redemption preference of Series A Preferred Stock and the Trust Preferred Securities; (ii) the fact that Series A Preferred Stock is redeemable on any dividend payment date and that the Trust Preferred Securities are not redeemable until January 31, 2003, except in the event of a Tax Event; (iii) the dividend rate of Series A Preferred Stock and the distribution rate on the Trust Preferred Securities;
(iv) the relative preferences and other terms of Series A Preferred Stock and the Trust Preferred Securities; (v) the fact that acceptance of the Exchange Offer is not mandatory; (vi) the historical trading pattern of units of Common Stock and Series A Preferred Stock; (vii) recent market prices for units of Common Stock and Series A Preferred Stock; (viii) the assumed pro forma effect of the Exchange Offer on the Company's consolidated capitalization; (ix) the possibility that the increase in the number of shares of Common Stock outstanding would help increase the trading activity and liquidity of the Common Stock; (x) the possibility that breaking up units of Series A Preferred Stock and Common Stock would establish a more representative market value for Common Stock; (xi) the United States federal income tax consequences of the Exchange Offer on the Company and on the Holders; and (xii) the opinion of Smith Capital, Inc. described below in "--Opinion of Sea Pines' Financial Advisor." The Board did not give any particular weighting to the factors. In light of the foregoing factors, the Board concluded that the Exchange Offer is fair to holders of both Common Stock and Series A Preferred Stock from a financial point of view.

         Holders have no voting rights in respect of the Exchange Offer and no approval of the Holders is required for the Company to consummate the Exchange Offer. Nonetheless, if a Holder does not approve of the terms of the Exchange Offer, such Holder can elect not to tender shares of Series A Preferred Stock and such shares of Series A Preferred Stock will remain outstanding until redeemed by the Company. See "--Consequences for Unexchanged Series A Preferred Stock."

Opinion of Sea Pines' Financial Advisor

General. The Company has retained Smith Capital, Inc. ("Smith Capital") to act as its financial advisor in connection with rendering a fairness opinion with respect to the Exchange Offer. Smith Capital has rendered its opinion that, as of the date of this Exchange Offer and based upon and subject to the various considerations set forth herein, the offer to Holders to exchange each outstanding share of Series A Preferred Stock for (i) 2.5 shares of Common Stock or (ii) one Trust Preferred Security (the "Exchange Ratio") is fair, from a financial point of view, to the holders of the Company's Common Stock and Series A Preferred Stock.

Summary. Smith Capital's conclusions, which are qualified in their entirety by reference to the full text of the Opinion (as defined below) are summarized below:

     a. The Company's capital structure and cash flow would be improved overall by removal of the Series A Preferred Stock or conversion of the Series A Preferred Stock to the Trust Preferred Securities.

     b. The implied trading price of a share of Common Stock based on unit trades at approximately $5,650 is $2.47. This is considerably below the Common Stock FMV per share of $3.90 assuming 100% conversion to Common Stock.

          1. The Exchange Offer may increase the amount of Common Stock outstanding, and create a market where the Common Stock trades separately. This may facilitate trading of the Common Stock in round lots of 100 shares, and create a market for the Common Stock at prices closer to FMV.

          2. The Exchange Ratio is fair from a financial standpoint to the holders of Common Stock and Series A Preferred Stock.

Background. Smith Capital is a North Carolina-based corporation primarily engaged in: (i) performing valuations of, and valuations related to, closely held and publicly traded companies and (ii) providing financial advice related to mergers, acquisitions and divestitures of closely held and publicly traded companies.

         The full text of the opinion of Smith Capital, dated the date of this Exchange Offer (the "Opinion"), which sets forth assumptions made, matters considered and limits on the review undertaken by Smith Capital is attached hereto as Appendix A. Holders are urged to read the Opinion in its entirety. The summary of the Opinion set forth herein is qualified in its entirety by reference to the full text of the Opinion.

         In connection with the Opinion, Smith Capital reviewed among other things; (i) audited financial statements of the Company for the years ended October 31, 1996 through 1999; (ii) this Prospectus; (iiii) detailed Income Reports on a consolidated and unconsolidated basis for the years ended October 31, 1997, 1998 and 1999, and estimated 2000; (iv) Company-prepared Strategic Initiative 2000-2005; (v) Form 10-K for the 1998 fiscal year; (vi) certain publicly available financial information concerning publicly traded companies which Smith Capital deemed relevant to its analysis; and (vii) such financial studies, analyses, inquiries and other matters as Smith Capital deemed relevant.

         Smith Capital also conducted discussions with members of senior management of the Company concerning the Company's business and prospects. Smith Capital relied without independent verification upon the accuracy and completeness of all the financial and other information reviewed by it for purposes of its opinion. In that regard Smith Capital assumed that the financial forecasts provided to it were reasonably prepared on a basis reflecting the best currently available judgment of the Company. Any estimates contained in Smith Capital's analyses are not necessarily indicative of future results or values, nor do they purport to be appraisals or reflect prices at which securities could actually be bought or sold. Smith Capital is not an expert in the evaluation of real estate and expresses no opinion on the value of the Company's real estate assets. In addition, Smith Capital has not made or obtained an independent appraisal of the assets and liabilities of the Company or any of its subsidiaries. Smith Capital has relied on assurances from the Company as to its own assessment of its readiness to handle any Year 2000 problems as they arise. The Opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on the date hereof and the information made available to Smith Capital through the date hereof.

         Smith Capital's opinion is directed only to the fairness, from a financial point of view, of the Exchange Ratio to the holders of both Common Stock and Series A Preferred Stock and does not constitute a recommendation to any stockholder of the Company as to whether such stockholder should accept or reject any or part of the Exchange Offer.

       Smith Capital evaluated the financial terms of the Exchange Offer using standard valuation methods, including a comparison of the Company with comparable publicly traded companies, book value, capitalized earnings and discounted cash flow. The following is a brief summary of the analyses performed by Smith Capital in connection with the Opinion.

Comparison of the Company with Comparable Publicly Traded Companies. Smith Capital compared the performance of the Company to the performance of publicly traded companies in similar lines of business. Smith Capital found a number of companies involved in the leisure industry through hotel management and resort operations, but found no publicly traded companies engaged in residential real estate brokerage.

       Smith Capital found several large hotel group chains, but only three companies (the "Comparable Group") that operated resort and lodging-type operations like Sea Pines, ResortQuest International (NYSE:RZT), Boca Resorts, Inc. (NYSE: RST) and Vail Resorts, Inc. (NYSE:MTN).

       Smith  Capital   compared  the  Company's   earnings   before   interest,
depreciation and amortization as a percentage of revenues ("ebitda margin"), operating income as a percentage of revenues ("operating margin") and net income before preferred dividends as a percentage of revenues ("net income margin"), with those of the Comparable Group and the industry. The Company's ebitda margin, operating margin and net income margin for the year ended October 31, 1999, were 11.16%, 8.33% and 4.46%, respectively. The Comparable Group ebitda, operating and net income margins for the most recent 12 month period available ranged between 18.62% and 21.63%, 8.91% and 15.56% and 0.32% and 7.68%,
respectively. The industry ebitda, operating and net income margins were 22.52%, 15.92% and 8.01%, respectively. Smith Capital also compared the ebitda and operating margins for the Company's recreation business to the corresponding margins for the Comparable Group and the leisure industry for the most recent 12 month periods available. The Company's recreation business ebitda margin was 12.76% in the year ended October 31, 1999, the Comparable Group range, for the most recent twelve month period, was 18.62% to 31.16% and the leisure industry average was 22.52%. The Company's recreation business' operating margin was 8.67% for the year ended October 31, 1999 and the Comparable Group's recreation operating margin ranged from 12.76% to 21.9% for the most recent twelve month period. The leisure industry operating margin was 15.92%. The Comparable Group current ratio at the most recent balance sheet date, ranged from 0.83 to 1.0 compared to 0.91 for the Company and 0.93 for the industry. The Comparable Group long term debt to equity ratio at the most recent balance sheet date, ranged from 0.46 to 1.14 compared to 1.23 for the Company and 2.54 for the industry.

       Smith Capital also compared certain lodging statistics of the Company with ResortQuest's statistics, as ResortQuest's lodging business most closely resembles that of the Company's. Average daily rates were $158.17 for ResortQuest's beach lodging units for the nine month period ended September 31, 1999, compared to $181.14 for the Company in fiscal 1999. ResortQuest's revenue per available unit night (total revenue divided by available units) was $79.05 compared to $69.05 for the Company in fiscal 1999. Occupancy at ResortQuest beach resorts was 55% for the nine months ended September 30, 1999 compared to 38.12% for the Company for fiscal 1999.

       The Common Stock and Series A Preferred Stock trade in units of 750 shares of Common Stock and 500 shares of Series A Preferred Stock. The units are not traded on NASDAQ and have no liquid market. The price quote for the shares on a particular date may not reflect arms' length transactions, so Smith Capital valued the Common Stock by comparing it to the publicly traded values of the Comparable Groups' common stock.

       Smith Capital calculated the following ratios for the Comparable Group: price earnings ratios (using the 12 months ended June or September 30, 1999, whichever was available) and price to book value ratio. These represent the multiple that the traded price per share bears to a particular company's earnings or book value per share. In addition, Smith Capital calculated "enterprise value" (market capitalization plus debt less cash) to revenues, ebitda and cash flow. The price earnings multiple for the Comparable Group ranged from 14.79 to 135.71 with an average of 68.69; the price to book value ratio ranged from 0.79 to 1.45 with an average of 1.13; the enterprise value to revenues ranged from 1.26 to 2.24 with an average of 1.95; the enterprise value to ebitda ranged from 6.01 to 11.16 with an average of 9.35 and the enterprise value to cash flow ranged from 10.14 to 29.75 with an average of 18.67.

       Smith Capital applied the lowest price earnings multiple of 14.79 to the Company's earnings allocable to holders of Common Stock. The average was not used as it was considered abnormally high because both Boca Resorts and Vail Resorts had relatively low net income. The resulting value of the Company's Common Stock was $17,391,000, or $9.44 per share of Common Stock. Smith Capital applied the same analysis as if the Holders elected to exchange all their Series A Preferred Stock for Common Stock in the Exchange Offer. In this case Smith Capital added the preferred dividend payment of $887,000 back to net income for holders of Common Stock. The resulting value was $30,509,000, or $6.21 per share, for holders of Common Stock. In such an event there would be 4,913,400 shares of Common Stock outstanding.

       Smith Capital applied the Comparable Group average price to book ratio of
1.13 to the Company's total stockholders equity less the redemption value of the Series A Preferred Stock. The resulting value was $7,386,000, or $4.01 per share of Common Stock. If all Holders elected to exchange all their shares of Series A Preferred Stock for shares of Common Stock in the Exchange Offer, the resulting value would be $17,898,000, or $3.64 per share, of Common Stock.

       Smith Capital applied the Comparable Group multiples of enterprise value to ebitda and cash flow to the corresponding enterprise value to ebitda and cash flow of the Company before the Exchange Offer and as if the Holders elected to exchange all their shares of Series A Preferred Stock for shares of Common Stock in the Exchange Offer. To determine the equity value to holders of Common Stock, Smith Capital deducted the Company's outstanding debt and added back cash at October 31, 1999. The resulting values were $13,778,000, $20,194,000,
$31,411,000  and  $46,094,000  or  $7.48,  $10.96,  $6.39 and $9.38 per share of
Common Stock, respectively.

Discounted Cash Flow. The next analysis performed by Smith Capital involved discounting the Company's projected cash flows to present value. Smith Capital reviewed the Company's projections through 2005, which include capital expenditures for the development of the Inn at Harbour Town and the renovation of the Harbour Town golf links. The projections showed the Company's operating and net income margins increasing from 7.75% to 14.42% and 0.96% to 6.19%, respectively. Smith Capital compared these to the leisure industry margins, 15.92% and 8.01%, respectively.

       Smith Capital then estimated the amount of cash flows which could be generated in perpetuity. Smith Capital adjusted cash flows in 2006 downwards to allow for continuing capital expenditures. Smith Capital made assumptions about constant cash flow growth rates for the Company based on years without significant capital expenditures. Smith Capital capitalized the terminal cash flow at 7.17% and then discounted that amount and the cash flows from 2000 to 2005 at 12.46%. The discount rate was estimated using the capital asset pricing model and assumptions about equity investment risks for similar type companies. The resulting value derived was the enterprise value. From this, Smith Capital deducted the Company's required debt level to achieve its forecast and the redemption value of the Series A Preferred Stock and added back cash.

       The enterprise value was $55,094,000 and the net equity value was $12,870,000, or $6.99 per share of Common Stock. Smith Capital also performed the same analysis as if all of the Series A Preferred Stock had been exchanged for Common Stock in the Exchange Offer. The Enterprise Value was $65,908,000 and the net equity value was $33,019,000, or $6.72 per share of Common Stock.

Capitalized Earnings Method. In the next analysis, Smith Capital calculated the Company's normalized earnings after taxes and preferred dividends for the fiscal years 1996 to 1999. Normalized earnings were derived by adjusting net income for extraordinary asset sales and losses. As the most recent earnings are the most relevant Smith Capital weighted the earnings 40% to 1999, 30% to 1998, 20% to 1997 and 10% to 1996. The sum of these weighted numbers was $938,000.

         The normalized earnings were capitalized by a rate of 11.6%. The derived value of the Common Stock equity was $8,880,000, or $4.82 per share of Common Stock. Using the same methodology, Smith Capital computed the capitalized value as if all the Series A Preferred Stock had been exchanged for Common Stock. The resulting value was $17,275,000, or $3.52 per share of Common Stock.

Book Value. The Company's book value on October 31, 1999, was $15,894,000. Smith Capital was not aware of any recent appraisals of the Company's properties. The Common Stock equity on October 31, 1999 was $6,558,540, or $3.56 per share.

Final Valuation. Smith Capital's final analysis involved determining which of the above values were appropriate and weighting them by relative importance and accuracy to determine a value for the Common Stock.

         The market comparison method tends to deal with actual numbers and existing conditions; the discounted cash flow method relies on the validity of projections; and the capitalization method and discounted cash flow methods both rely on setting discount rates. Small differences in discount rates can greatly impact value. Smith Capital weighted the market comparison method 50% of the overall value and the capitalization and discounted cash flow method combined at 50%. Within the market comparison method, the enterprise value multiples were the most consistent and therefore were weighted 15% each. The price earnings derived value relied upon one price/earnings ratio from the comparable group so it was weighted slightly less at 20%. The capitalization method produced a lower value than the discounted cash flow method, but as it was based on historic results it was weighted slightly higher (30%) than the discounted cash flow method (20%).

         Smith Capital also considered the lack of marketability of Common Stock and applied a 35% discount to the overall values. The final result was $13,807,660, or $4.87 per share of Common Stock. Using the same analysis as if all the Series A Preferred Stock were exchanged for shares of Common Stock in the Exchange Offer, the final weighted value was $19,183,900, or $3.90 per share of Common Stock.

     In the final analysis Smith Capital assigned the value of Common Stock after the Exchange Offer under the following scenarios:

1. Assuming 99%, 75%, 50%, 25%, 1% and none of the Holders exchanged for shares of Common Stock at the Exchange Ratio.

2. Assuming the same scenarios as in 1, but that any Holders not exchanging for shares of Common Stock exchanged each share of Series A Preferred Stock for one Trust Preferred Security.

Results.  Smith Capital made the following determinations:

     Scenario I- All Holders exchange for shares of Common Stock or continue to hold shares of Series A Preferred Stock.

     1) The range of value of unconverted units was from $6,726 to $7,428 for 99% to 1%, respectively, of Holders converting to Common Stock. The corresponding values of a unit converted to Common Stock would be $7,802 to $9,673; or 16.01% to 30.24% higher than the respective values of unconverted units;
                                       27

     2) On a per share basis the range of values of Common Stock was $3.90 to $4.84, if 99% to 1% of Holders converted to Common Stock, respectively;

     3)  Dilution to holders of Common Stock ranged from 19.93% to 0.73%; and

     4) Book value per share of Common Stock is $3.56 if no Holders convert to Common Stock and $3.88 if 100% convert.

     Scenario I Fairness Conclusions

     In considering whether the Exchange Ratio is fair from a financial standpoint to holders of Common Stock and Series A Preferred Stock in the above scenario, Smith Capital concluded as follows.

     1) The negative impact on any holder of Common Stock unable to convert such Holder's Series A Preferred Stock because he or she owned no Series A Preferred Stock increased as the percentage of Holders converting to Common Stock increased.

     2) In determining whether a maximum of 19.93% dilution was fair from a financial standpoint to such holders of Common Stock, Smith Capital considered the following:

              a. The Company's capital structure and cash flow would be improved overall by removal of the Series A Preferred Stock.

              b. The number of shares of Common Stock outstanding at 99% conversion would be approximately 2.5 times more than the number of shares outstanding preconversion.

              c. The implied trading price of a share of Common Stock based on unit trades at $5,650, is $2.47. This is below the Common Stock fully diluted value per share at 99% conversion of $3.90.

              d. The Common stock is undervalued in the trading units owing to lack of liquidity and lack of visibility.

              e. By increasing the amount of Common Stock outstanding and creating a trading market where a 100 share round lot of Common Stock would have an FMV between $390 and $487, Smith Capital considered a holder of Common Stock would be more likely to be able to sell his or her Common Stock at a price above $2.47 per share.

              f. Unit holders who chose not to convert to Common Stock suffer between 9.77% and 0.36% dilution at 99% and 1% conversion percentages, respectively. As such, a unit holder owns a Series A Preferred Stock dividend bearing security. Smith Capital considered such 10% discount to be fair from a financial standpoint to Holders.

              g. Smith Capital considered that as the Series A Preferred Stock was redeemable by the Company at any time at $7.60, and that the Company may redeem any unconverted Series A Preferred Stock in 2000, the FMV of the Series A Preferred Stock is the redemption value. Smith Capital considered that to the extent the Series A Preferred Stock might have a lower FMV than the redemption value, the Exchange Ratio to Common Stock would only increase the relative value of the Exchange Offer to Holders.

For all the above reasons it is the Opinion of Smith Capital that the Exchange Ratio is fair from a financial standpoint to holders of Common Stock and Series A Preferred Stock.

     Scenario II- Holders convert to Common Stock or Trust Preferred Securities.

     1) The range of value of unconverted units was from $6,731 to $8,395 for 99% to 1%, respectively, of Holders converting to Common Stock, and the remaining Series A Preferred Stock being converted to the Trust Preferred Securities. The corresponding values of a unit converted to Common Stock would be higher at $7,815 to $12,254; or 16.11% to 45.96% higher than the respective values of unconverted units.

     2) On a per share basis the range of values of Common Stock was $3.91 to $6.13, if 99% to 1% of Holders converted to Common Stock, respectively, and the remaining Series A Preferred Stock was converted to the Trust Preferred Securities.

     3) Dilution to holders of Common Stock ranged from 19.81% to accretion of 25.75%.

     Scenario II Fairness Conclusions

     In considering whether the Exchange Ratio is fair from a financial standpoint to holders of Common Stock and Series A Preferred Stock in the above scenario, Smith Capital concluded as follows:

     1) The negative impact on any holder of Common Stock unable to convert such Holder's Series A Preferred Stock because he or she owned no Series A Preferred Stock increased as the percentage of Holders converting to Common Stock increased.

     2) In determining whether a maximum of 19.81% dilution was fair from a financial standpoint to such holders of Common Stock, Smith Capital considered the following:

              a. The Company's capital structure and cash flow would be improved overall by removal of the Series A Preferred Stock completely or conversion of Series A Preferred Stock to the Trust Preferred Securities, which would enable the Company to deduct an amount equal to the Trust Preferred Securities distributions for tax purposes.

              b. Unit holders who choose not to convert to Common Stock suffer between 9.71% dilution at 99% and 12.62% accretion at 1% conversion percentages, respectively. As such a unit holder owns a preferred dividend bearing security, Smith Capital considers such 10% discount to be fair from a financial standpoint to Holders.

              c. To the extent a Holder converts his or her Series A Preferred Stock to the Trust Preferred Securities, the Trust Preferred Security is a non-callable instrument for three years, has an equal dividend yield and the tax benefits to the Company improve the dividend paying ability of the Company, which gives the Company and the Trust Preferred Security improved credit quality.

         For all the above reasons it is the opinion of Smith Capital that the Exchange Ratio is fair from a financial standpoint to holders of Common Stock and Series A Preferred Stock.

         The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analysis or of the summary set forth above, without considering the analysis as a whole, could create an incomplete view of the processes underlying the opinion. In arriving at its fairness determination, Smith Capital considered the results of such analyses. No company or transaction used in the above analysis as a comparison is identical to the Company or the contemplated transaction. The analyses were prepared solely for the purposes of Smith Capital providing its Opinion to the Board as to the fairness of the Exchange Ratio to the holders of Common Stock and Series A Preferred Stock and do not purport to be appraisals or necessarily reflect the prices at which securities actually may be sold.

         For the Opinion, the Company has paid Smith Capital $25,000 for its services and has agreed to reimburse Smith Capital for its out of pocket expenses and to indemnify Smith Capital against certain liabilities.

         The non-employee directors of the Company have not retained an unaffiliated representative to act solely on behalf of the unaffiliated Holders to negotiate the terms of the Exchange Offer or the fairness thereof. In view of the structure of the Exchange Offer, the non-employee directors of the Company did not believe it to be necessary or appropriate to retain such representative.

Consequences for Unexchanged Series A Preferred Stock

         The Company expects to redeem for cash the shares of Series A Preferred Stock not tendered and accepted in the Exchange Offer at some time in the future. Any such redemption would be a taxable transaction to the Holders of the Series A Preferred Stock.

Beneficial Ownership

         The following table sets forth the number of shares and percentage of outstanding Series A Preferred Stock beneficially owned by each of the executive officers and directors of the Company.

                                                              Number of shares                  % of
                                                              of Series A                    Series A
                                                              Preferred Stock             Preferred Stock
         Name/Office                                          Beneficially Owned         Beneficially Owned
-----------------------------------------------------------------------------------------------------------
         Norman P. Harberger, Director and Chairman            4,000                              *
         Michael E. Lawrence, Director and
           Chief Executive Officer                             3,000                              *
         Steven P. Birdwell, Chief Financial Officer           2,000                              *
         Paul B. Barringer, II, Director                      79,000                              6.43%
         Angus Cotton, Director                                2,500                              *
         Thomas G. Daniels, Director                          11,500                              *
         Ralph L. Dupps, Jr., Director                         8,000                              *
         P.R. Easterlin, Jr., Director                         1,500                              *
         Charles W. Flynn, Director                            8,000                              *
         James L. Gray, Director                               2,500                              *
         John G. McGarty, Director                             6,500                              *
         Thomas C. Morton, Director                            5,000                              *
         Robert W. Siler, Jr., Director                        3,500                              *
         Arthur P. Sundry, Director                            3,000                              *
         Jospeh F. Vercellotti, Director                       1,500                              *
         Frank E. Zimmerman, Jr., Director                     6,500                              *
-------------
*less than one percent

The executive officers and directors are being offered the same opportunity to exchange shares of Series A Preferred Stock as the other Holders. Such persons have not yet determined what action they will take in the Exchange Offer.

                                   THE COMPANY

         The Company was incorporated under South Carolina law on May 4, 1987. The Company was principally organized to acquire, own and operate certain resort assets located in Sea Pines, a 5,300 acre master planned resort community on Hilton Head Island, South Carolina.

         Wholly-owned subsidiaries of the Company include Sea Pines Company, Inc., Sea Pines Real Estate Company, Inc. and Fifth Golf Course Club, Inc.

         Sea Pines Company, Inc. is a full-service resort which owns and operates three golf courses, tennis and various other recreational facilities, home and villa rental management and food and beverage services. Sea Pines Real Estate Company, Inc. provides real estate brokerage services for buyers and sellers of real estate on Hilton Head Island and its neighboring communities. Fifth Golf Course Club, Inc. owns certain acreage which could be used for outdoor recreational activities.

                               MARKET INFORMATION

         The Company's outstanding capital stock was originally issued in 1987 in units consisting of 750 shares of Common Stock and 500 shares of Series A Preferred Stock. The Company believes that virtually all transactions involving transfers of Common Stock and Series A Preferred Stock have been in units as originally issued. There is no established trading market for the Common Stock or the Series A Preferred Stock; however, since September 1993, transactions in units of the Company's capital stock have traded on a bid and ask basis through the over-the-counter market at The Robinson-Humphrey Company, LLC in Atlanta, Georgia. Prior to September 1993, there was no public trading market for Common Stock or Series A Preferred Stock. Quotes for the units of stock were available only through Prudential Securities, Inc. and there was no available composite index of trading and pricing of units.

         Set forth below are the high and low closing sales prices of which the Company is aware for units of the Company's stock for each quarter of the last two fiscal years:

         Fiscal Year Ended
         October 31, 1999                             High      Low
         ----------------                             ----      ---
         Fourth Quarter                              $5,650   $5,600
         Third Quarter                                5,650    5,500
         Second Quarter                               5,500    5,400
         First Quarter                                5,600    5,400

         Fiscal Year Ended
         October 31, 1998                             High      Low
         ----------------                             ----      ---
         Fourth Quarter                              $5,500   $5,400
         Third Quarter                                5,400    5,400
         Second Quarter                               5,400    5,400
         First Quarter                                5,400    5,400

                                    DIVIDENDS

         The Articles of Incorporation of the Company provide for dividends on Series A Preferred Stock of 72.2(cent) per share per annum payable in arrears. As of the date hereof, the Company has paid all accrued dividends on Series A Preferred Stock through the fiscal year ended October 31, 1998.

         During the fiscal years ended October 31, 1997 and 1998, the Company paid dividends quarterly on the outstanding Series A Preferred Stock. At its December 13, 1999 Board of Directors meeting, the Board declared a cash dividend to Holders of 72.2(cent) per share. This dividend is payable in equal quarterly installments of approximately 18.1(cent) per share on January 17, 2000, April 17, 2000, July 17, 2000 and October 17, 2000 to shareholders of record on January 4, 2000, April 3, 2000, July 3, 2000 and October 2, 2000, and represents the accrued dividend for the fiscal year ended October 31, 1999.

         In addition, at the December 13, 1999 Board meeting, the Board approved the payment to Holders exchanging their shares of Series A Preferred Stock in the Exchange Offer of a payment of 72.2(cent) per share exchanged payable in approximately equal quarterly installments on April 17, 2000, July 17, 2000, October 17, 2000 and January 15, 2001.

         Historically, the Company has not paid dividends on shares of Common Stock and has no present intention of paying such dividends in the foreseeable future.

                                 CAPITALIZATION

         The following table sets forth the consolidated capitalization of the Company at October 31, 1999, (i)on a historical basis and (ii) as adjusted to give effect to the issuance of shares of Common Stock and the Trust Preferred Securities in the Exchange Offer assuming that all of the outstanding shares of Series A Preferred Stock are exchanged (A) for Trust Preferred Securities only,
(B) for Common Stock only or (C) 50% for shares of Common Stock and 50% for the Trust Preferred Securities. To the extent that fewer shares of Series A Preferred Stock are exchanged, or more or fewer of such shares are exchanged for shares of Common Stock or the Trust Preferred Securities, the as adjusted amounts shown would change. The as adjusted information should be read in conjunction with the historical financial statements of the Company and the related notes thereto appearing elsewhere herein. The as adjusted information is not necessarily indicative of the financial position that would have resulted had the proposed exchange of Series A Preferred Stock been consummated at the date indicated, nor is it necessarily indicative of the results of operations of future periods or future financial position.

                                                                                          October 31, 1999
                                                          Historical                         As Adjusted
                                                       ----------------------------------------------------------------
                                                                                 A                B                C
Current portion of long-term debt                      $       400        $       400              400              400
Long-term debt less current portion                         19,483             19,483           19,483           19,483
                                                        ----------         ----------       ----------        ---------
                                                            19,883             19,883           19,883           19,883
Company-obligated redeemable preferred
 securities of a subsidiary trust
 holding solely the Junior Subordinated
 Debentures (1)                                                ---              9,335             ---             4,667

Shareholders' Equity:

Preferred Stock, no par value 5,000,000
 shares authorized of which (i) 2,000,000
 shares of Series A Preferred Stock are
 authorized and 1,228,350 (actual) and no
 shares (as adjusted) are issued and
 outstanding (liquidation preference
 $9,335,460 (actual) and -0- (as adjusted)
 and 3,000 (actual) and 20,000 (as
 adjusted) shares of Series B Junior
 Cumulative Preferred Stock, no par value,
 are authorized and none are issued or
 outstanding (2)                                             7,218               ---              ---              ---

Common Stock, 20,000,000 shares authorized,
 of which 1,842,525 (actual) and 1,842,525
 (as adjusted-A), 4,913,400 (as adjusted-B)
 and 3,377,962 (as adjusted-C) shares are
 issued and outstanding
                                                             2,166              2,166           11,501            6,834

Nonvoting Common Stock, no par value, of
 which 1,000,000 shares are authorized and
 none are issued and outstanding                            ---                  ---              ---              ---

Special Common Stock, no par value, of which
 2,000,000 shares are authorized and none
 are issued and outstanding                                 ---                  ---              ---              ---

Retained earnings                                            6,510              3,506            3,206            3,356
                                                       -----------        -----------      -----------       ----------
Total shareholders' equity                                  15,894              5,672           14,707           10,190
                                                       -----------        -----------      -----------       ----------
Total capitalization                                   $    35,777        $    34,890      $    34,590       $   34,740
                                                       ===========        ===========      ===========       ==========

(1) As described in this Prospectus, the sole assets of the Trust will be the Junior Subordinated Debentures in an aggregate principal amount equal to the aggregate Liquidation Amount of the Trust Preferred Securities issued in the Exchange Offer and the Trust Common Securities. The amount shown is attributable only to the Trust Preferred Securities and assumes the issuance thereof in an amount having an aggregate Liquidation Amount equal to the aggregate redemption price for the related number of the outstanding shares of Series A Preferred Stock.

(2) Pursuant to its Rights Plan (as defined in "Description of Common Stock--Rights to Purchase Series B Preferred Stock"), the Company has designated 3,000 shares of preferred stock as Series B Junior Cumulative Preferred Stock and reserved such shares for issuance upon the possible exercise, under the circumstances described in the Rights Plan, of preferred stock purchase rights associated with shares of Common Stock. This number will be increased to 20,000 in connection with the Exchange Offer. See "Description of the Common Stock--Rights to Purchase Series B Preferred Stock."

                   SELECTED CONSOLIDATED FINANCIAL INFORMATION

         The following selected financial information is derived from the consolidated financial statements of the Company which have been audited by Ernst & Young, LLP, independent auditors. The information should be read in conjunction with the consolidated financial statements, related notes and other financial information included elsewhere herein.

-----------------------------------------------------------------------------------
                                                        Year Ended October 31,
-----------------------------------------------------------------------------------
                                                     1999        1998        1997
-----------------------------------------------------------------------------------
                                                       (Dollars in Thousands,
                                                       Except Per Share Amount)
-----------------------------------------------------------------------------------
Revenues, other than healthcare                   $ 46,414    $ 38,506    $ 35,896
Cost and expenses, other than healthcare:
 Cost of revenues                                   34,185      27,068      24,752
 Sales and marketing expenses                        1,957       1,290       1,376
 General and adminstrative expenses                  5,114       4,579       4,475
 Depreciation and amortization                       1,307       1,408       1,586
                                                    ------      ------      ------
                                                    42,563      34,345      32,189
                                                    ------      ------      ------

Income from operations, other than healthcare        3,851       4,161       3,707
Healthcare income (expense)
 Revenue                                              --          --           345
 Cost of revenue                                      --          --          (989)
                                                    ------      ------      ------
                                                      --          --          (644)

Income from operations                               3,851       4,161       3,063
Other income (expense)
 Equity in loss and write down of investment
   in and advances to TidePointe Partners             --          --        (2,658)
 Gain on sale of healthcare business and assets       --           179         846
 Gain on sale or disposal of asset, net                359        --          --
 Interest income                                       164         154         325
 Interest expense, net of amounts capitalized
   Healthcare                                         --          --          (381)
   Other                                            (1,099)     (1,345)     (1,476)
                                                    ------      ------      ------
                                                      (576)     (1,012)     (3,344)
                                                    ------      ------      ------
Income(loss) before income taxes                     3,275       3,149        (281)
Provision for (benefit from) income taxes            1,212       1,099        (215)
                                                  --------    --------    --------
Net income (loss)                                    2,063       2,050         (66)
Preferred stock dividend requirements                  887         887         887
                                                  --------    --------    --------
Net income (loss) attributable to Common Stock    $  1,176    $  1,163    $   (953)
                                                  ========    ========    ========
Net income (loss) per share of Common Stock       $   0.64    $   0.63    $  (0.52)
                                                  ========    ========    ========

         Ratio of Earnings to Fixed Charges and Earnings to Combined Fixed Charges and Preferred Stock Dividends

         The following table sets forth the Company's consolidated ratios of earnings to fixed charges and ratios of earnings to combined fixed charges and preferred stock dividends, and the calculation of such ratios, for the periods indicated and on a pro forma basis for 1999 assuming that all of the outstanding shares of Series A Preferred Stock are exchanged (A) for Trust Preferred Securities only, (B) for Common Stock only or (C) 50% for shares of Common Stock and 50% for the Trust Preferred Securities.

                                                             Pro Forma                                 Historical
                                                1999-A         1999-B        1999-C         1999          1998         1997
                                                ------         ------        ------         ----          ----         ----
Earnings available to cover fixed charges:
Net earnings (loss) before preferred
 dividends and income taxes                  $2,378          $3,275        $2,827         $3,275       $3,149        $ (281)
Fixed charges                                 2,115           1,228         1,671          1,228        1,345         1,863
Interest capitalized                           (129)           (129)         (129)          (129)        --              (6)
                                            -------         -------       -------        -------      -------       -------
Earnings available to cover fixed charges     4,364           4,374         4,369          4,374        4,494         1,576
                                            -------         -------       -------        -------      -------       -------

Fixed charges:
Interest expense                              1,986           1,099         1,542          1,099        1,345         1,857
Interest capitalized                            129             129           129            129          --              6
                                            -------         -------       -------        -------      -------       -------
Total fixed charges                         $ 2,115           1,228         1,671        $ 1,228      $ 1,345         1,863
                                            -------         -------       -------        -------      -------       -------
Ratio of earnings to fixed charges             2.06            3.56          2.61           3.56         3.34          0.85
Preferred Dividends                         $   --             --         $   --         $   887      $   887       $   887
Fixed charges combined with preferred
 Dividends                                  $ 2,115           1,228         1,671        $ 2,115      $ 2,232       $ 2,750
Ratio of earnings to fixed charges
 with preferred dividends                      2.06            3.56          2.61           2.07         2.01          0.57

         For purposes of computing the ratios of earnings to fixed charges and earnings to combined fixed charges and preferred stock dividends, "earnings" consists of income from continuing operations before income taxes and fixed charges. "Fixed charges" consists of interest expense.

Book Value

         The book value per share of Series A Preferred Stock as of October 31, 1999, was $5.88 and the book value per share of Common Stock as of October 31, 1999 was $3.56.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

Results of Operations

         The Company's operations are conducted primarily through two wholly owned subsidiaries. Sea Pines Company, Inc. operates all of the resort assets, including three resort golf courses, a tennis center, a home and villa rental management business, retail sales outlets, food service operations and other resort recreational facilities. Sea Pines Real Estate Company, Inc. is an independent real estate brokerage firm with 14 offices serving Hilton Head Island and its neighboring communities.

1999 Compared to 1998

         The Company reported consolidated revenues for fiscal year 1999 of $46,414,000, a 20% increase over fiscal year 1998. Resort revenues totaled $28,741,000 for fiscal 1999 reflecting an increase of $2,187,000 or 8.2% over fiscal 1998. Real estate brokerage revenues totaled $17,473,000 for the year, an increase of $5,521,000 or 46% as compared to fiscal 1998.

         Guest occupied home and villa unit nights in the Company's lodging division totaled 63,176 for 1999, a 7.0% increase over 1998. The average daily rate of $181 in 1999 increased 10% over the 1998 average daily rate of $164. This increase resulted primarily from the higher quality ocean oriented units the Company has been able to attract to its rental program. Units available for rental on the Company's rental program have increased from 441 in 1998 to 517 in 1999. Revenues and operating margins from golf operations continue to increase. The Company increased its average rate per round by 5.9% by replacing discounted rounds with higher rate rounds. The golf division produced operating margins of over 54% in 1999.

         The Company's real estate brokerage operations closed over $395 million in transactions for the year, a 44% increase over 1998. Many of the factors that contributed to a successful 1998 continued for 1999. These included favorable mortgage interest rates, the strong local and national economy and the continued strong market demand for second homes. The Company increased its market share of sales and listings of real estate from 20% in 1998 to over 25% in 1999. The Company attributes this substantial increase to its extensive marketing campaigns, aggressive positioning in the market and its being able to attract and retain professional real estate sales executives. The operating margin from brokerage operations in fiscal 1999 was 11.16%.

         Sales  and  marketing   expenses   were   $1,957,000  in  fiscal  1999,
representing a 52% increase from fiscal 1998. The increase is partially attributable to pre-opening sales and marketing expenses associated with the Inn and Conference Center currently under construction, as the Company starts to place greater emphasis on the group meeting business. Additional increases relate to costs associated with growing the lodging and food and beverage businesses.

         General and Administrative expenses increased by 11.7% or $535,000 totaling $5,114,000 for the year. The increase can primarily be attributed to higher property taxes and the increased costs of medical claims paid by the Company's self-funded medical plan.

         Depreciation and amortization expense decreased by 7% or $101,000 totaling $1,307,000 in fiscal 1999. The decrease is attributed to assets that have become fully depreciated.

         Interest income remained relatively constant at $164,000 and $154,000 in fiscal 1999 and fiscal 1998, respectively.

         Interest expense on the Company's long and short term debt decreased by $246,000 or 18% in fiscal 1999 as compared to fiscal 1998. The decrease results from the favorable interest rates obtained as part of the October 1998 refinancing and swap agreements and from the capitalization of $129,000 of interest in connection with the Harbour Town construction projects.

         The Company reported a net gain on the sale or disposal of assets of $359,000 in 1999. The three major components of this net gain are: (1) a gain on the sale of the South Beach swimming pool property, (2) the write-off of the remaining basis of property razed in connection with the Harbour Town construction projects; and, (3) proceeds from a legal settlement relating to real property.

1998 Compared to 1997

         The Company reported consolidated revenues for fiscal year 1998 of $38,506,000, a 7.3% increase over fiscal year 1997. Resort revenues totaled $26,554,000 for fiscal 1998 reflecting an increase of $232,000 over fiscal 1997. Real estate brokerage revenues totaled $11,952,000 for the year, an increase of $2,378,000 or 24.8% as compared to fiscal 1997.

         Guest occupied home and villa unit nights in the Company's lodging division totaled 59,066 for fiscal 1998, a 1.4% increase over fiscal 1997. The average daily rate of $164 in fiscal 1997 was maintained in fiscal 1998 after significant price increases were implemented in fiscal 1997. Both revenues and operating margins from golf operations continued to increase. The golf division produced operating margins of over 53% in fiscal 1998. The average rate per round increased by 6.8% in fiscal 1998. The increase in average rate results from the combined effect of price increases and yield management resulting in fewer discounted rounds. The Company continues to maintain its market share of golf rounds despite increased competition.

         The Company's real estate brokerage operations closed over $275 million in transactions for the year, a 27% increase over fiscal 1997. Many factors contributed to a successful fiscal 1998. These included favorable mortgage interest rates, the strong local and national economy and the continued strong market demand for second homes. The operating margin from brokerage operations in fiscal 1998 was 12.46%, an 11% increase over the prior year. The trend of increasing gross revenues has led to higher operating margins as many of the costs associated with the real estate offices are fixed. The Company has continued to maintain its island-wide market share of sales and listings of real estate through creative marketing campaigns, aggressive positioning in the
market  and  by  attracting  and  retaining   professional   real  estate  sales
executives.

         Sales and marketing expenses were $1.3 million in fiscal 1998, representing a 6.3% decrease from fiscal 1997. The decrease was attributable to more cost-effective selective targeted marketing. The Company has planned future increases in marketing expenses as it brings additional lodging and conference facilities on line.

         General and Administrative expenses increased by 2.3% or $104,000 totaling $4,579,000 for the fiscal year. The increase can primarily be attributable to higher property taxes and the increased costs associated with maintaining the Company's older facilities. These increases were partially offset by significant reductions in the Company's property and casualty insurance premiums.

         Due to the sale of all of the TidePointe assets in June 1998, which included the healthcare facility, the Company recognized the remaining gain of $179,375, which had been deferred at the time of the sale of the healthcare facility in July 1997. The Company has also entered into a 26-year license and use agreement with CC-Hilton Head, Inc. for the use of the Company's logo, trade name, a non-compete agreement and other services and amenity use in connection with the TidePointe community. Under this agreement, the Company will receive fixed annual license fees, ranging from $125,000 to $325,000 and totaling $4,125,000 over the 26-year term. Approximately $67,000 of license fee income has been recognized by the Company in fiscal 1998.

Liquidity and Capital Resources

         Cash and cash equivalents increased by $443,000 during fiscal 1999 and totaled approximately $3,042,000 at October 31, 1999, of which $2,380,000 is restricted. This increase results from higher levels of advance deposits related to future lodging reservations and pending real estate brokerage transactions and increased operating cash on hand at year-end. Working capital increased during the current year by $101,000 resulting in a working capital deficit of $565,000 at October 31, 1999, compared to a deficit of $666,000 at October 31, 1998.

         The Company invested approximately $5,823,000 in resort capital expenditures during fiscal 1999. Capital investments in fiscal 1999 included construction in progress on the Harbour Town projects, extensive renovation work at the Plantation Club along with normal expenditures for equipment replacement and resort facility improvements. During the 12-year period from November 1, 1987 through October 31, 1999, the Company has invested over $39 million in capital purchases, property acquisitions and property improvements thereby significantly enhancing the resort assets originally acquired in 1987.

         Under a Master Credit Agreement with its principal corporate lender, the Company maintains a term loan, a revolving line of credit and a seasonal line of credit. Available funds under these facilities total $36,000,000, of which $19,883,000 was outstanding at October 31, 1999.

         The term loan in the principal sum of $18,500,000 matures on October 31, 2008. As of October 31, 1999, $18,133,000 was outstanding under the term loan.

         The $15,000,000 revolving line of credit has been pre-approved by the bank for use in the construction of the Company's inn and conference center. As of October 31, 1999, $1,750,000 was outstanding under the revolving line of credit.

         The seasonal line of credit in the principal amount of $2,500,000 is used to meet cash requirements during the Company's off-season winter months. As of October 31, 1999, there was no outstanding balance on the seasonal line of credit.

         The Company has an interest rate swap agreement which effectively fixed the interest rate on an $18 million notional principal amount under the term loan described above at 5.24% per annum plus a credit margin ranging from 1.25% to 1.5%, based on the calculation of certain financial ratios, for a period ending November 10, 2005. The lender has the option of calling the swap agreement on November 10, 2003.

         The Company expects that available cash, cash provided by operations, and existing short term and long term lines of credit will be sufficient to meet its cash requirements through at least October 31, 2000.

Business Outlook and Recent Developments

         The Company has entered into construction contracts and has commenced construction on The Inn at Harbour Town, The Heritage Conference Center and the court reconstruction phase of the Sea Pines Racquet Club renovation. Construction contracts signed to date total approximately $12,539,000. Total construction costs are estimated at $17,230,000 for all three projects. As of October 31, 1999, total combined construction costs incurred to date are $3,707,000.

         The Inn at Harbour Town will be a 47,000 square-foot facility featuring 60 rooms and will be adjacent to and provide views of the Harbour Town Golf Links. Total construction costs are estimated at $10,600,000. As of October 31, 1999, $1,482,000 has been spent. Completion is scheduled for the fall of 2000.

         The Heritage Conference Center will be a 16,000 square-foot facility adjacent to the existing Harbour Town Clubhouse. Total construction costs are estimated at $5,500,000. As of October 31, 1999, $1,952,000 has been spent. Completion is scheduled for the spring of 2000.

         Additionally, the Company is starting work on Phase I of the Sea Pines Racquet Club renovation. Phase I includes a complete reconfiguration and reconstruction of the tennis court facilities and surrounding area. Total construction costs of Phase I have been estimated at $1,100,000. As of October 31, 1999, $273,000 has been spent. Completion of Phase I is scheduled for the spring of 2000. Phase II of the project includes a permanent 3,800 square-foot facility containing an expanded pro shop, club offices and meeting room. The cost of Phase II is estimated at $900,000 although no firm start date has been determined.

         The Company also is in the planning stages of a major renovation of the Harbour Town Golf Links. This renovation is tentatively scheduled to commence in May 2000 with an estimated construction cost of $3,300,000. During the construction and grow-in, the course will be closed for approximately eight months.

Year 2000 Issue

         The year 2000 issue is the result of computer programs having been written using two digits rather than four to define the applicable year. Any of the Company's computer programs that have date-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices, or engage in similar normal business activities.

         Based on a previously completed assessment, the Company determined that it would be required to modify or replace portions of its existing software so that its computer systems will properly utilize dates beyond December 31, 1999.

         The Company has divided its year 2000 issues into what it considers to be critical and non-critical issues. The Company believes that in its line of business the critical issues revolve around the ability to process retail transactions from the reservation stage through settlement and collection. Additionally, of prime importance is the maintenance of accurate accounting and corporate records.

         The systems that the Company has identified as being critical include but may not be limited to the following: AS400 Operating System, Lodging Management System, Point-of-Sale System, General Ledger System, Credit Card Processing, banking relationships and its telecommunications vendors.

         The Company has also identified non-critical issues including, but not limited to, stand alone personal computers, computerized irrigation systems, other third party vendors and possible security systems issues.

         The Company presently believes that with modifications to existing software and conversions to new software, the year 2000 issue has been mitigated. The Company believes it has completed all the necessary modifications and is now in the final testing phase of these modifications. The Company utilized both internal and external resources to program, or replace and test its software for the year 2000 modifications. The Company has spent less than $150,000 through October 31, 1999, all of which has been expensed.

         However, if such modifications and conversions did not address and remedy all of the Company's year 2000 issues, these issues could have a material adverse impact on the operations of the Company.

                               THE EXCHANGE OFFER

General

         Participation in the Exchange Offer is voluntary and Holders should carefully consider whether to participate. None of the directors or executive officers of the Company, the Company, the trustees of the Trust or the Trust make any recommendation to Holders as to whether to tender or refrain from tendering in the Exchange Offer. Holders are urged to consult their financial and tax advisors in making their own decisions on what action to take in light of their own particular circumstances.

Purpose of the Exchange Offer

         The purpose of the Exchange Offer is to refinance Series A Preferred Stock. This refinancing will benefit the Company (i), to the extent shares of Series A Preferred Stock are exchanged for the Trust Preferred Securities, by permitting the Company to deduct interest payable on the Junior Subordinated Debentures for United States federal income tax purposes, while dividends payable on shares of Series A Preferred Stock are not deductible, and (ii), to the extent shares of Series A Preferred Stock are exchanged for shares of Common Stock, by lowering the Company's quarterly cash payment obligation. The extent of these benefits, however, cannot be predicted because they depend upon the number of shares of Series A Preferred Stock exchanged pursuant to the Exchange Offer and how many of those shares are exchanged for Common Stock and how many for the Trust Preferred Securities, the Company's United States federal income tax position in any year and the period of time the Trust Preferred Securities remain outstanding. The Company also believes that by increasing the number of outstanding shares of Common Stock and breaking up "units" of Series A Preferred Stock and Common Stock, the exchange will help increase the trading activity and liquidity of the Common Stock and establish a more representative market value for shares of Common Stock; however, no assurances can be given in this respect. Neither the Trust's ability to defer distribution payments on the Trust Preferred Securities nor the more limited voting rights on the part of holders of the Trust Preferred Securities is a purpose of the Company in making the Exchange Offer.

         If any shares of Series A Preferred Stock remain outstanding after the consummation of the Exchange Offer, the Company currently intends to redeem such shares for cash. The redemption price for Series A Preferred Stock is $7.60 per share, plus accumulated and unpaid dividends, if any, up to but excluding the date fixed for redemption.

Terms of the Exchange Offer

         Upon the terms and subject to the conditions of the Exchange Offer, the Company and the Trust will exchange shares of Common Stock and the Trust Preferred Securities for up to all of the outstanding shares of Series A
Preferred Stock. The Exchange Offer will be effected on the basis of (A) 2.5 shares of Common Stock or (B) one Trust Preferred Security for (C) each share of Series A Preferred Stock validly tendered and accepted for exchange in the Exchange Offer. Dividends that have accrued but have not been paid on the shares of Series A Preferred Stock exchanged in the offering through the Expiration Date will be a debt of the Company and will be paid to the persons exchanging such shares on the same dates as they would have been paid to such persons had they continued to hold such shares. Cash will be paid in lieu of fractional shares of Common Stock at the rate of $3.04 per share. Each share of Common Stock issued will be issued with one attached right to purchase one one-thousandth (1/1000) of a share of the Company's Series B Junior Cumulative Preferred Stock as more fully described in "Description of Common Stock--Rights to Purchase Series B Preferred Stock." A Holder may exchange all of his or her shares of Series A Preferred Stock for shares of Common Stock or exchange all for the Trust Preferred Securities or exchange some for shares of Common Stock and some for the Trust Preferred Securities.

         Upon the terms and subject to the conditions of the Exchange Offer, the Company and the Trust will accept for exchange all shares of Series A Preferred Stock validly tendered and not withdrawn as promptly as practicable after the Expiration Date unless the Exchange Offer has been withdrawn or terminated. Shares of Series A Preferred Stock will not be accepted for exchange prior to the Expiration Date. The Company and the Trust expressly reserve the right, in their sole discretion, to delay acceptance for exchange of shares of Series A Preferred Stock tendered under the Exchange Offer or the exchange of shares of Common Stock and the Trust Preferred Securities for the shares of Series A Preferred Stock accepted for exchange (subject to the applicable Rules under the Exchange Act, which require that the Company and the Trust consummate the Exchange Offer or return the shares of Series A Preferred Stock deposited by or on behalf of the Holders thereof promptly after the termination or withdrawal of the Exchange Offer), or to withdraw or terminate the Exchange Offer and not accept any shares of Series A Preferred Stock at any time for any reason. For example, if fewer than 25% of the outstanding shares of Series A Preferred Stock are tendered for Trust Preferred Securities, the Company may withdraw the option to receive Trust Preferred Securities. If the option is withdrawn, Holders will be notified and given an opportunity to modify their election. In all cases, except to the extent waived by the Company, delivery of shares of Common Stock or the Trust Preferred Securities in exchange for the shares of Series A Preferred Stock accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of such shares, a properly completed and duly executed Letter of Transmittal and any other documents required thereby.

         As of  December  21,  1999,  there  were  1,228,350  shares of Series A
Preferred Stock outstanding. This Prospectus, together with the Letter of Transmittal, is being sent to all registered Holders.

         The Company and the Trust will be deemed to have accepted validly tendered shares of Series A Preferred Stock (or defectively tendered shares of Series A Preferred Stock with respect to which the Company or the Trust has waived such defect) when, as and if the Company or the Trust has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering Holders for the purpose of receiving shares of Common Stock from the Company and the Trust Preferred Securities from the Trust and remitting such shares of Common Stock and the Trust Preferred Securities to tendering Holders. Upon the terms and subject to the conditions of the Exchange Offer, delivery of shares of Common Stock and the Trust Preferred Securities in exchange for shares of Series A Preferred Stock will be made as promptly as practicable after the Expiration Date.

         If any tendered shares of Series A Preferred Stock are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, unless otherwise requested by the Holder under "Special Delivery Instructions" in the Letter of Transmittal, such shares will be returned, without expense, to the tendering Holder thereof, as promptly as practicable after the Expiration Date or the withdrawal or termination of the Exchange Offer.

         Holders will not have any appraisal or dissenters' rights under South Carolina law in connection with the Exchange Offer. The Company intends to conduct the Exchange Offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the Commission thereunder.

         Holders who tender shares of Series A Preferred Stock in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of shares of Series A Preferred Stock pursuant to the Exchange Offer. See "--Fees and Expenses; Transfer Taxes."

Expiration Date; Extensions; Amendments; Termination

         The Exchange Offer will expire on the Expiration Date. The Company reserves the right to extend the Exchange Offer in its sole discretion at any time and from time to time by giving oral or written notice to the Exchange Agent and by timely written announcement communicated to the Holders at their addresses of record. During any extension of the Exchange Offer, all shares of Series A Preferred Stock previously tendered pursuant to the Exchange Offer and not withdrawn will remain subject to the Exchange Offer.

         The Company expressly reserves the right to (i) amend or modify the terms of the Exchange Offer in any manner and (ii) withdraw or terminate the Exchange Offer and not accept for exchange any shares of Series A Preferred Stock, at any time for any reason. If the Company makes a material change in the terms of the Exchange Offer, the Company will extend the Exchange Offer. The minimum period for which the Exchange Offer will be extended following a material change will depend upon the facts and circumstances, including the relative materiality of the change. With respect to a change in the consideration offered, the Exchange Offer will be extended for a minimum of ten business days following notice to Holders of such change. Any withdrawal or termination of the Exchange Offer will be followed as promptly as practicable by notice to Holders. In the event the Company withdraws or terminates the Exchange Offer, it will give immediate notice to the Exchange Agent, and all shares of Series A Preferred Stock theretofore tendered pursuant to the Exchange Offer will be returned promptly to the tendering Holders thereof. See "--Withdrawal of Tenders" and "--Terms of the Exchange Offer."

         Because of the potential adverse effects of the Company's Rights Plan as described in "Description of Common Stock--Rights to Purchase Series B Preferred Stock," and the Control Share Acquisition Act, as described in
"Description   of  Common   Stock--Certain   Provisions   of  the   Articles  of
Incorporation and Bylaws," the Company (i) is amending the Rights Plan to provide that a person will not become an "Acquiror" solely as a result of exchanging shares of Series A Preferred Stock for shares of Common Stock in the Exchange Offer and (ii) has determined that it will not exercise any rights it may have to redeem any shares of Common Stock acquired in the Exchange Offer pursuant to the Control Share Acquisition Act. However, such shares would be subject to other applicable provisions of that act including the provisions dealing with restrictions on voting rights.

Accrued and Unpaid Dividends on Series A Preferred Stock

         Dividends that have accrued but have not been paid on the shares of Series A Preferred Stock exchanged in the offering through the Expiration Date will be a debt of the Company and will be paid to the persons exchanging such shares on the same dates as they would have been paid to such persons had they continued to hold such shares. See "--Terms of the Exchange Offer" and "Description of Series A Preferred Stock--Dividends."

Procedures for Tendering

         The tender of shares of Series A Preferred Stock by a Holder pursuant to the procedures set forth below will constitute an agreement between such Holder and the Company and the Trust in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

         Each Holder wishing to accept the Exchange Offer must (i) properly complete and sign the Letter of Transmittal or a facsimile thereof in accordance with the instructions contained herein and therein and deliver it to the Exchange Agent, at either of its addresses set forth in "--Exchange Agent," along with the certificates evidencing the shares of Series A Preferred Stock being tendered prior to the Expiration Date, or (ii) comply with the guaranteed delivery procedures described below.

         Letters of Transmittal, Series A Preferred Stock Certificates and any other Required Documents should be sent only to the Exchange Agent, not to the Company or the Trust.

         Signature Guarantees. If tendered shares of Series A Preferred Stock are registered in the name of the signer of the Letter of Transmittal and the shares of Common Stock or the Trust Preferred Securities to be issued in exchange therefor are to be issued (and any untendered shares of Series A Preferred Stock are to be reissued) in the name of the registered Holder, the signature of such signer need not be guaranteed. If the tendered shares of Series A Preferred Stock are registered in the name of someone other than the signer of the Letter of Transmittal, such tendered shares must be endorsed or accompanied by written instruments of transfer in form satisfactory to the Company and duly executed by the registered Holder, and the signature on the endorsement or instrument of transfer must be guaranteed by a financial institution (including most banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program or The New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (any of the foregoing hereinafter referred to as an "Eligible Institution"). If the shares of Common Stock or the Trust Preferred Securities or shares of Series A Preferred Stock not exchanged are to be delivered to an address other than that of the registered Holder appearing on the register for Series A Preferred Stock, the signature in the Letter of Transmittal must be guaranteed by an Eligible Institution. Any beneficial Holder whose shares of Series A Preferred Stock are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered Holder promptly and instruct such registered Holder to tender on his or her Holder's behalf. If such beneficial Holder wishes to tender on his or her own behalf, he or she must, prior to completing and executing a Letter of Transmittal and delivering shares of Series A Preferred Stock, either make appropriate arrangements to register the ownership of such shares in his or her name or obtain a properly completed stock power from the registered Holder. The transfer of registered ownership may take considerable time and may not be able to be completed prior to the Expiration Date.

         THE METHOD OF DELIVERY OF SERIES A PREFERRED STOCK AND ALL OTHER DOCUMENTS IS AT THE ELECTION AND RISK OF THE HOLDER. IF SENT BY MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL, RETURN RECEIPT REQUESTED, BE USED, PRIOR INSURANCE OBTAINED AND THE MAILING BE MADE SUFFICIENTLY IN ADVANCE OF THE EXPIRATION DATE TO PERMIT DELIVERY TO THE EXCHANGE AGENT ON OR BEFORE THE EXPIRATION DATE.

         Guaranteed Delivery. If a Holder desires to accept the Exchange Offer and time will not permit a Letter of Transmittal or shares of Series A Preferred Stock to reach the Exchange Agent before the Expiration Date, a tender may be effected if the Exchange Agent has received at its office, prior to the Expiration Date, a letter, a telegram or facsimile transmission from an Eligible

Institution setting forth the name and address of the tendering Holder, the name(s) in which the shares of Series A Preferred Stock is registered and the certificate number evidencing the shares of Series A Preferred Stock to be tendered, and stating that the tender is being made thereby and guaranteeing that within three trading days after the date of execution of such letter, telegram or facsimile transmission by the Eligible Institution, shares of Series A Preferred Stock, in proper form for transfer together with a properly completed and duly executed Letter of Transmittal (and any other required documents) will be delivered by such Eligible Institution. Unless the shares of Series A Preferred Stock being tendered by the above-described method are deposited with the Exchange Agent within the time period set forth above (accompanied or preceded by a properly completed Letter of Transmittal and any other required documents), the Company may, at its option, reject the tender. Copies of a Notice of Guaranteed Delivery which may be used by Eligible Institutions for the purposes described in this paragraph are available from the Exchange Agent.

         Lost or Missing Certificates. If a Holder desires to tender Series A Preferred Stock pursuant to the Exchange Offer but the certificates evidencing such Series A Preferred Stock have been mutilated, lost, stolen or destroyed, such Holder should call EquiServe Trust Company, N.A. at (800) 633-4236 about procedures for obtaining replacement certificates for such Series A Preferred Stock or arranging for indemnification or any other matter that requires special handling.

         Miscellaneous. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of shares of Series A Preferred Stock will be determined by the Company and the Trust, whose determination will be final and binding. The Company and the Trust reserve the absolute right to reject any or all tenders not in proper form or the acceptance for exchange of which may, in the opinion of the Company's and Trust's counsel, be unlawful. The Company and the Trust also reserve the absolute right to waive any defect or irregularity in the tender of any shares of Series A Preferred Stock, and the Company's and the Trust's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding. None of the Company, the Trust, the Exchange Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

         Tenders of shares of Series A Preferred Stock involving any irregularities will not be deemed to have been made until such irregularities have been cured or waived. Shares of Series A Preferred Stock received by the Exchange Agent that are not validly tendered and as to which the irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering Holder, unless otherwise requested by the Holder in the Letter of Transmittal, as promptly as practicable after the Expiration Date or the withdrawal or termination of the Exchange Offer.

Letter of Transmittal

         The Letter of Transmittal contains, among other things, the following terms and conditions, which are part of the Exchange Offer:

         The party tendering shares of Series A Preferred Stock for exchange (the "Transferor") exchanges, assigns and transfers such shares to the Company or the Trust, as the case may be, and irrevocably constitutes and appoints the Exchange Agent as the Transferor's agent and attorney-in-fact to cause such shares to be assigned, transferred and exchanged. The Transferor represents and warrants that it has full power and authority to tender, exchange, assign and transfer the shares of Series A Preferred Stock and to acquire the shares of Common Stock and the Trust Preferred Securities issuable upon the exchange of such tendered shares, and that, when the same are accepted for exchange, the Company or the Trust, as the case may be, will acquire good and unencumbered title to the tendered shares of Series A Preferred Stock, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim. The Transferor also warrants that it will, upon request, execute and deliver any additional documents deemed by the Company to be necessary or desirable to complete the exchange, assignment and transfer of tendered shares of Series A Preferred Stock. All authority conferred by the Transferor will survive the death, bankruptcy or incapacity of the Transferor, and every obligation of the Transferor shall be binding upon the heirs, legal representatives, successors, assigns, executors and administrators of such Transferor.

Withdrawal of Tenders

         Tenders of shares of Series A Preferred Stock pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date and, unless accepted for exchange by the Company, may be withdrawn at any time after 40 business days after the date hereof.

         To be effective, a written notice of withdrawal delivered by mail, hand delivery or facsimile transmission must be timely received by the Exchange Agent at the address set forth in the Letter of Transmittal. The method of notification is at the risk and election of the Holder. Any such notice of withdrawal must specify (i) the Holder named in the Letter of Transmittal as having tendered shares of Series A Preferred Stock to be withdrawn, (ii) the certificate numbers of such shares to be withdrawn, (iii) that such Holder is withdrawing his election to have such shares exchanged and (iv) the name of the registered Holder of such shares, and must be signed by the Holder in the same manner as the original signature on the Letter of Transmittal (including any required signature guarantees) or be accompanied by evidence satisfactory to the Company that the person withdrawing the tender has succeeded to the beneficial ownership of the shares of Series A Preferred Stock being withdrawn. The Exchange Agent will return the properly withdrawn shares of Series A Preferred Stock promptly following receipt of notice of withdrawal. All questions as to the validity of notice of withdrawal, including time of receipt, will be determined by the Company and the Trust, and such determination will be final and binding on all parties. Withdrawals of tenders of shares of Series A Preferred Stock may not be rescinded and any shares of Series A Preferred Stock withdrawn will thereafter be deemed not validly tendered for purposes of the Exchange Offer. Properly withdrawn shares of Series A Preferred Stock, however, may be retendered by following the procedures therefor described elsewhere herein at any time prior to the Expiration Date. See "--Procedures for Tendering."

Exchange Agent

         EquiServe Trust Company, N.A. has been appointed as the Exchange Agent for the Exchange Offer. Deliveries to the Exchange Agent should be as follows:

                                 EXCHANGE AGENT:
                          EquiServe Trust Company, N.A.

                                Facsimile Number:
                        (For Eligible Institutions Only)

                                 (781) 575-4826

By Hand or Overnight Courier:                                 By Mail:
                                                      (Registered or Certified
                                                        Mail Recommended)
By Hand:
--------
Securities Transfer & Reporting Services, Inc.     EquiServe Trust Company, N.A.
c/o EquiServe Limited Partnership                  Corporate Actions
100 Williams Street, Galleria                      P.O. Box 9573
New York, New York  10038                          Boston, MA  02205-9573

By Overnight Courier:
---------------------
EquiServe Trust Company, N.A.
Corporate Actions
40 Campanelli Drive
Braintree, MA  02184
                            Confirm Receipt of Notice
                      of Guaranteed Delivery by Telephone:
                                 (781) 575-4816
                        Fax Confirmation: (781) 575-4826

         The Company will pay the Exchange Agent fees for its services and will reimburse it for all of its reasonable and necessary out-of-pocket expenses in connection therewith. The Company also has agreed to indemnify the Exchange Agent for certain costs, expenses, losses or damages incurred or suffered by it or to which it may become subject as a result of acting as Exchange Agent. Requests for assistance or additional copies of this Prospectus and the Letter of Transmittal should be directed to the Exchange Agent at its address and telephone number as set forth above.

Trading of Common Stock, Trust Preferred Securities and Series A Preferred Stock

         There has not been any established trading market for Common Stock, Series A Preferred Stock or the Trust Preferred Securities. The Board believes that the exchange will help increase the trading market and liquidity of the Common Stock and establish a more representative market value for shares of Common Stock by increasing the number of shares of Common Stock outstanding and by breaking up units of Common Stock and Series A Preferred Stock; however, there can be no assurance in that regard or that an active trading market for Common Stock or the Trust Preferred Securities will develop or, if developed, be sustained in the future. Accordingly, no assurance can be given as to the liquidity of, or trading markets for, shares of Common Stock, the Trust Preferred Securities or Series A Preferred Stock.

         The shares of Series A Preferred Stock are freely tradeable unless held by affiliates of the Company. Holders of Series A Preferred Stock who do not tender their shares of Series A Preferred Stock in the Exchange Offer or whose shares of Series A Preferred Stock are not accepted for exchange will continue to hold such shares and will be entitled to all the rights and preferences, and will be subject to all of the limitations applicable thereto. See "Special Factors Related to the Exchange Offer--Consequences for Unexchanged Series A

Preferred Stock." The Series A Preferred Stock may be redeemed by the Company on any dividend payment date and the Company currently expects to exercise its optional redemption rights on any shares of Series A Preferred Stock that are not exchanged in the Exchange Offer. To the extent that shares of Series A Preferred Stock are tendered and accepted in the Exchange Offer, the liquidity and trading market for Series A Preferred Stock outstanding following the Exchange Offer, and the terms upon which such Series A Preferred Stock could be sold, could be adversely affected.

Transactions and Arrangements Concerning the Series A Preferred Stock in Connection with the Exchange Offer

         Except as described herein, there are no contracts, arrangements, understandings or relationships in connection with the Exchange Offer between the Company or any of its directors or executive officers, the Trust or any of its trustees, and any other person with respect to any securities of the Company or the Trust, including Series A Preferred Stock, Common Stock, the Trust Preferred Securities and the Junior Subordinated Debentures.

Fees and Expenses; Transfer Taxes

         The expenses of soliciting tenders of shares of Series A Preferred Stock will be borne by the Company. The principal solicitation is being made by mail; however, additional solicitation may be made by facsimile transmission, telephone or in person by directors, officers and regular employees of the Company (who will not be separately compensated for such services). The Company will pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of the Exchange Offer material to beneficial Holders, and in handling and forwarding tenders to the Exchange Agent.

                  The Company has not retained any dealer manager or similar agent in connection with the Exchange Offer and will not make any payments to brokers, dealers or others for soliciting tenders for the Exchange Offer.

                  The Company estimates that expenses of making the Exchange Offer, including the fees and expenses of the Exchange Agent (approximately $25,000), printing and mailing costs (approximately $10,000), filing fees (approximately $2,000), fees and expenses of its financial advisor (approximately ($30,000), legal fees (approximately $170,000) and accounting and tax advisory fees (approximately $63,000), will total approximately $300,000. Such expenses will be paid from the Company's general working capital.

         Holders are responsible for paying any transfer taxes in connection with the exchange. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to the tendering Holder.

                    SELECTED PRO FORMA FINANCIAL INFORMATION

                           SEA PINES ASSOCIATES, INC.
              PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)
                       FOR THE YEAR ENDED OCTOBER 31, 1999

         The Unaudited Pro Forma Condensed Consolidated Balance Sheet and Statement of Operations set forth below as of and for the year ended October 31, 1999 have been derived from the Company's historical consolidated financial statements for the year ended October 31, 1999 and give effect to the Exchange Offer as if it had occurred on November 1, 1998 for purposes of the pro forma Statement of Operations and as if it had occurred on October 31, 1999 for purposes of the pro forma Balance Sheet. For purposes of these pro forma financial statements, it has been assumed that either:

         1. All of the shares of Series A Preferred Stock are exchanged for the Trust Preferred Securities (see Example A); or

         2. All of the shares of Series A Preferred Stock are exchanged for Common Stock, at a 2.5 to 1 ratio (see Example B); or

         3. 50% of the outstanding shares of Series A Preferred Stock are exchanged for the Trust Preferred Securities and the remaining 50% of the outstanding shares of Series A Preferred Stock are exchanged for Common Stock, at a 2.5 to 1 ratio (see Example
                  C).

         The total number of shares of Series A Preferred Stock which may actually be tendered and exchanged and the percentage which may actually be exchanged for Common Stock or the Trust Preferred Securities may vary from the amounts assumed in these pro forma presentations.

         The Unaudited Pro Forma Condensed Consolidated Balance Sheets and Consolidated Statements of Operations are provided for comparative purposes and do not purport to be indicative of the results which actually would have been obtained if the Exchange Offer had been effected on the dates indicated or of the results which may be obtained in the future. The Unaudited Pro Forma Condensed Consolidated Balance Sheets and Consolidated Statements of Operations are qualified in their entirety by, and should be read in conjunction with, the Consolidated Financial Statements of the Company and related notes thereto, included elsewhere herein.

                           SEA PINES ASSOCIATES, INC.
            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                                   (UNAUDITED)
                       FOR THE YEAR ENDED OCTOBER 31, 1999

        EXAMPLE A - ASSUMING EXCHANGE FOR ALL TRUST PREFERRED SECURITIES

                                                                                        Pro Forma
                                                                      Historical        Adjustments        As Adjusted
                                                                      ----------        -----------        -----------
                                                                         (Dollars and Shares in thousands,
                                                                             Except per Share Amounts)
ASSETS
Current assets                                                           $ 5,827         $ (300)A             $4,640
                                                                                           (887)B
Notes receivable, less current portion                                     1,687                               1,687
Deferred income taxes                                                         83                                  83
Deferred loan fees, net                                                       36                                  36
Other assets, net                                                             78            300 A                378
Real estate assets                                                        34,963                              34,963
                                                                         -------          -----              -------
                               Total assets                              $42,674          $(887)             $41,787
                                                                         =======          =====              =======

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities                                                      $ 6,392                             $ 6,392

Long-term debt, less current portion                                      19,483                              19,483
Deferred revenue and other long-term liabilities                             905                                 905
Company-obligated redeemable preferred securities of a
 subsidiary trust holding solely the Junior Subordinated
 Debentures                                                                    0         $9,335 C              9,335
                                                                         -------          -----              -------
                              Total liabilities and shareholders' equity  26,780          9,335               36,115

SHAREHOLDERS' EQUITY:
   Series A cumulative preferred stock                                     7,218         (7,218)C                 --
   Series B junior cumulative preferred stock                                 --                                  --
   Common stock                                                            2,166                               2,166
   Retained earnings                                                       6,510           (887)B              3,506
                                                                                         (2,117)C
                                                                         -------          -----              -------
Total shareholders' equity                                                15,894        (10,222)               5,672
                                                                         -------          -----              -------
                             Total liabilities and                       $42,674       $   (887)             $41,787
                                                                         =======       ========              =======


BOOK VALUE PER SHARE
   Common stock  (D)                                                   $    3.56                            $   3.08
   Series A Preferred Stock  (E)                                       $    5.88                                  --

                           SEA PINES ASSOCIATES, INC.
             NOTES TO PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                             (Dollars in Thousands)

        EXAMPLE A - ASSUMING EXCHANGE FOR ALL TRUST PREFERRED SECURITIES


1.       Estimated Offering Costs

         A. The Company anticipates incurring certain costs in connection with the transaction. These costs, estimated to total $300, include legal fees, accounting and tax fees, investment banking fees and other costs and are included in other assets as deferred financing costs. The costs will be capitalized as deferred finance costs and amortized over the life of the Trust Preferred Securities, 30 years.

2.       Issuance of New Securities

         B. Reflects the payment of accrued but unpaid dividends on Series A Preferred Stock, due to such dividends being declared and paid one year in arrears.

         C. Reflects the issuance of $9,335 of 9.5% Trust Preferred Securities in exchange for the Series A Preferred Stock (1,228,350 shares). The $2,117 reflects the deemed dividend and equals the excess of the redemption value ($7.60 per share) over the book value for the 1,228,350 shares of Series A Preferred Stock.

3.       Book Value Per Share

         D. Calculated as total shareholders' equity less the liquidation preference of Series A Preferred Stock divided by the number of shares of Common Stock outstanding.

         E. Calculated as total Series A Preferred Stock book value divided by the number of shares of Series A Preferred Stock outstanding.

                           SEA PINES ASSOCIATES, INC.
            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                                   (UNAUDITED)
                       FOR THE YEAR ENDED OCTOBER 31, 1999

        EXAMPLE A - ASSUMING EXCHANGE FOR ALL TRUST PREFERRED SECURITIES

                                                                                        Pro Forma
                                                                     Historical         Adjustments        As Adjusted
                                                                     ----------         -----------        -----------
                                                                         (Dollars and Shares in thousands,
                                                                              Except per Share Amounts)

Revenues                                                                $46,414                             $46,414
Cost and expenses                                                        42,563            $ 10 A            42,573
                                                                         ------            ----              ------
Income from operations                                                    3,851              10               3,841

Other income (expense):
   Gain on sale of assets                                                   359                                 359
   Interest income                                                          164                                 164
   Interest expense                                                      (1,099)           (887)B            (1,986)
                                                                         ------            ----              ------
                                                                           (576)           (887)             (1,463)
                                                                         ------            ----              ------
Income before taxes                                                       3,275            (897)              2,378

Provision for income taxes                                                1,212            (332)C               880
                                                                         ------            ----              ------
Net income                                                                2,063            (565)              1,498

Preferred stock dividend requirements                                       887            (887)D                --
                                                                         ------            ----              ------
Net income attributable to common stock                                  $1,176            $322              $1,498
                                                                         ======            ====              ======

Weighted average shares outstanding                                       1,843                               1,843
                                                                         ======
=====
=
Earnings per share
    Basic                                                                 $0.64                              $ 0.81
                                                                          =====                              ======
    Diluted                                                               $0.64                              $ 0.81
                                                                          =====                              ======

                           SEA PINES ASSOCIATES, INC.
                    NOTES TO PRO FORMA CONDENSED CONSOLIDATED
                             STATEMENT OF OPERATIONS
                             (Dollars in Thousands)

        EXAMPLE A - ASSUMING EXCHANGE FOR ALL TRUST PREFERRED SECURITIES

1.       Estimated Offering Costs

The  Company  anticipates   incurring  certain  costs  in  connection  with  the
transaction.   These  costs,  estimated  to  total  $300,  include  legal  fees, accounting and tax fees, investment banking fees and other costs.

         A.       Reflects   amortization   expense  for  the   offering   costs
                  capitalized as deferred financing costs for the Trust Preferred Securities. These costs are amortized over the life of the Trust Preferred Securities, 30 years.

2.       Issuance of Trust Preferred Securities

         B. Increase in interest expense related to the new Junior Subordinated Debentures issued to the Trust bearing interest at 9.5% per annum.

         C. Reduction in provision for income taxes from the reduction in income before taxes, using a 37% effective tax rate.

         D. Elimination of the preferred stock dividend requirements due to the exchange of all of the Series A Preferred Stock.

3.       Non-recurring items

The following item will result from the transaction, if consummated, and be reflected in the Company's financial statements when consummated. It is excluded form the pro forma statement of operations due to its non-recurring nature:

         (i) deemed preferred stock dividend of $2,117. See adjustment D to the Example A Pro Forma Condensed Consolidated Balance Sheet.

                           SEA PINES ASSOCIATES, INC.
                 PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                                   (UNAUDITED)
                                OCTOBER 31, 1999

               EXAMPLE B - ASSUMING EXCHANGE FOR ALL COMMON STOCK


                                                                                      Pro Forma
                                                                     Historical      Adjustments        As Adjusted
                                                                     ----------      -----------        -----------
                                                                               (Dollars in Thousands
                                                                            except for per share data)

ASSETS
Current assets                                                          $5,827            $(300)A             $4,640
                                                                                           (887)B
Notes receivable, less current portion                                   1,687                                 1,687
Deferred income taxes                                                       83                                    83
Deferred loan fees, net                                                     36                                    36
Other assets, net                                                           78                                    78
Real estate assets                                                      34,963                                34,963
                                                                       -------          -------              -------

                           Total assets                                $42,674          $(1,187)             $41,487
                                                                       =======          =======              =======

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities                                                     $6,392                                $6,392

Long-term debt, less current portion                                    19,483                                19,483
Deferred revenue and other long-term liabilities                           905                                   905
                                                                        ------                                ------

                           Total liabilities                            26,780                                26,780

SHAREHOLDERS' EQUITY:
   Series A cumulative preferred stock                                   7,218          $(7,218)C                 --
   Series B junior cumulative preferred stock                               --                                    --
   Common stock                                                          2,166            9,335 C             11,501
   Retained earnings                                                     6,510             (300)A              3,206
                                                                                           (887)B
                                                                                         (2,117)C
                                                                       -------          -------              -------
                           Total shareholders' equity                   15,894           (1,187)             14,707
                                                                       -------          -------              -------
                 Total liabilities and shareholders' equity            $42,674          $(1,187)             $41,487
                                                                       =======          =======              =======

BOOK VALUE PER SHARE
   Common Stock (D)                                                    $  3.56                                $2.99
   Series A Preferred Stock (E)                                        $  5.88                                  --

                           SEA PINES ASSOCIATES, INC.
             NOTES TO PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                             (Dollars in Thousands)

               EXAMPLE B - ASSUMING EXCHANGE FOR ALL COMMON STOCK

1.       Estimated Offering Costs

         A. The Company anticipates incurring certain costs in connection with the transaction. These costs, estimated to total $300, include legal fees, accounting and tax fees, investment banking fees and other costs and will be expensed as costs of the Common Stock exchange transaction.

2.       Issuance of New Securities

         B. Reflects the payment of accrued but unpaid dividends on Series A Preferred Stock, due to such dividends being declared and paid one year in arrears.

         C. Reflects the issuance of 3,070,875 shares of Common Stock in exchange for Series A Preferred Stock (1,228,350 shares), using the 2.5 for 1 ratio. The $2,117 reflects the deemed dividend and equals the excess of the redemption value ($7.60 per share) over the book value for the 1,228,350 shares of Series A Preferred Stock.

3.       Book Value Per Share

         D. Calculated as total shareholders' equity less the liquidation preference of Series A Preferred Stock divided by the number of shares of Common Stock outstanding.

         E. Calculated as total Series A Preferred Stock book value divided by the number of shares of Series A Preferred Stock outstanding.

                           SEA PINES ASSOCIATES, INC.
            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                                   (UNAUDITED)
                       FOR THE YEAR ENDED OCTOBER 31, 1999

               EXAMPLE B - ASSUMING EXCHANGE FOR ALL COMMON STOCK

                                                                                     Pro Forma
                                                                     Historical     Adjustments        As Adjusted
                                                                     ----------     -----------        -----------
                                                                         (Dollars and Shares in thousands,
                                                                              Except per Share Amount)
Revenues                                                                $46,414                             $46,414
Cost and expenses                                                        42,563                              42,563
                                                                          ------         ------               ------
Income from operations                                                    3,851                               3,851

Other income (expense):
   Gain on sale of assets                                                   359                                 359
   Interest income                                                          164                                 164
   Interest expense                                                      (1,099)                             (1,099)
                                                                          ------         ------               ------
                                                                           (576)                               (576)
                                                                          ------         ------               ------
Income before taxes                                                       3,275                               3,275

Provision for income taxes                                                1,212                               1,212
                                                                          ------         ------               ------
Net income                                                                2,063                               2,063

Preferred stock dividend requirements                                       887          $ (887)A                --
                                                                          ------         ------               ------
Net income attributable to common stock                                   $1,176         $  887               $2,063
                                                                          ======         ======               ======

Weighted average shares outstanding                                        1,843          3,071 B              4,914
                                                                           =====          =====                =====
Earnings per share
    Basic                                                                  $0.64                               $0.42
                                                                           =====                               =====
    Diluted                                                                $0.64                               $0.42
                                                                           =====                               =====

                           SEA PINES ASSOCIATES, INC.
                    NOTES TO PRO FORMA CONDENSED CONSOLIDATED
                             STATEMENT OF OPERATIONS
                             (Dollars in Thousands)

               EXAMPLE B - ASSUMING EXCHANGE FOR ALL COMMON STOCK

1.       Issuance of Common Stock

         A. Elimination of the preferred stock dividend requirements due to the exchange of all of the Series A Preferred Stock for Common Stock.

         B. Reflects exchange of the outstanding Series A Preferred Stock (1,228,350 shares), for 3,070,875 shares of Common Stock, using the 2.5 for 1 ratio.

2.       Non-recurring items

The following items will result from the transaction, if consummated, and be reflected in the Company's financial statements when consummated. They are excluded form the pro forma statement of operations due to their non-recurring nature:

         (i)      deemed preferred stock dividend of $2,117.

         (ii) offering costs of $300. See adjustment A to the Example B Pro Forma Condensed Consolidated Balance Sheet.

                           SEA PINES ASSOCIATES, INC.
                 PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                                   (UNAUDITED)
                                OCTOBER 31, 1999

        EXAMPLE C - ASSUMING EXCHANGE 50% FOR TRUST PREFERRED SECURITIES
                            AND 50% FOR COMMON STOCK

                                                                                       Pro Forma
                                                                     Historical        Adjustments        As Adjusted
                                                                     ----------        -----------        -----------
                                                                                  (Dollars in Thousands
                                                                                except for per share data)
ASSETS
Current assets                                                          $5,827            $(300)A             $4,640
                                                                                           (887)B
Notes receivable, less current portion                                   1,687                                 1,687
Deferred income taxes                                                       83                                    83
Deferred loan fees, net                                                     36                                    36
Other assets, net                                                           78              150 A                228
Real estate assets                                                      34,963                                34,963
                                                                       -------          -------              -------

                           Total assets                                $42,674          $(1,037)             $41,637
                                                                       =======          =======              =======

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities                                                     $6,392                                $6,392

Long-term debt, less current portion                                    19,483                                19,483
Deferred revenue and other long-term liabilities                           905                                   905
Company-obligated redeemable preferred securities of a
 subsidiary trust holding solely the Junior Subordinated
 Debentures                                                              ---           $4,667 C                4,667
                                                                        ------         ------                 ------
                           Total liabilities                            26,780          4,667                 31,447

SHAREHOLDERS' EQUITY:
   Series A cumulative preferred stock                                   7,218         (3,609)C                   --
                                                                                       (3,609)D
   Series B junior cumulative preferred stock                               --                                    --
   Common stock                                                          2,166          4,668 D                6,834
   Retained earnings                                                     6,510           (150)A                3,356
                                                                                         (887)B
                                                                                       (2,117)E
                                                                        ------         ------                 ------
Total shareholders' equity                                              15,894         (5,704)                10,190
                                                                        ------         ------                 ------
                 Total liabilities and shareholders' equity            $42,674        $(1,037)               $41,637
                                                                       =======        =======                =======


BOOK VALUE PER SHARE
   Common Stock (F)                                                    $  3.56                                $3.02
   Series A Preferred Stock (G)                                        $  5.88                                  --

                           SEA PINES ASSOCIATES, INC.
             NOTES TO PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                             (Dollars in Thousands)

        EXAMPLE C - ASSUMING EXCHANGE 50% FOR TRUST PREFERRED SECURITIES
                            AND 50% FOR COMMON STOCK

1.       Estimated Offering Costs

The  Company  anticipates   incurring  certain  costs  in  connection  with  the
transaction.   These  costs,  estimated  to  total  $300,  include  legal  fees, accounting and tax fees, investment banking fees and other costs.

         A. Fifty percent of these costs are included in other assets as deferred financing costs and will be amortized over the life of the Trust Preferred Securities, 30 years. The remaining 50% of these costs are expensed as offering costs of the Common Stock exchange transaction.

2.       Issuance of New Securities

         B. Reflects the payment of accrued but unpaid dividends on Preferred Stock, due to such dividends being declared and paid one year in arrears.

         C.       Reflects  the  issuance  of  $4,668  of 9.5%  Trust  Preferred
                  Securities in exchange for 50% of Series A Preferred Stock (614,175 shares), using the 2.5 for 1 ratio. See E.

         D. Reflects the issuance of Common Stock in exchange for 50% of the Series A Preferred Stock (614,175 shares). See E.

         E. Reflects the deemed dividend from the exchange of the Series A Preferred Stock for the Trust Preferred Securities and Common Stock. The amount represents the excess of the redemption value ($7.60 per share) over the book value for the 1,228,350 shares of Series A Preferred Stock.

3.       Book Value Per Share

         F. Calculated as total shareholders' equity less the liquidation preference of Series A Preferred Stock divided by the number of shares of Common Stock outstanding.

         G. Calculated as total Series A Preferred Stock book value divided by the number of shares of Series A Preferred Stock outstanding.

                           SEA PINES ASSOCIATES, INC.
            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                                   (UNAUDITED)
                       FOR THE YEAR ENDED OCTOBER 31, 1999

        EXAMPLE C - ASSUMING EXCHANGE 50% FOR TRUST PREFERRED SECURITIES
                            AND 50% FOR COMMON STOCK

                                                                                        Pro Forma
                                                                      Historical       Adjustments        As Adjusted
                                                                      ----------       -----------        -----------
                                                                        (Dollars and Shares in thousands,
                                                                             Except per Share Amounts)
Revenues                                                                $46,414                             $46,414
Cost and expenses                                                        42,563              $5 A            42,568
                                                                        -------          ---------          -------
Income from operations                                                    3,851               5               3,846

Other income (expense):
   Gain on sale of assets                                                   359                                 359
   Interest income                                                          164                                 164
   Interest expense                                                      (1,099)           (443)B            (1,542)
                                                                        -------          ---------          -------
                                                                           (576)           (443)             (1,019)
                                                                        -------          ---------          -------
Income before taxes                                                       3,275            (448)              2,827

Provision for income taxes                                                1,212            (166)C             1,046
                                                                        -------          ---------          -------
Net income                                                                2,063            (282)              1,781

Preferred stock dividend requirements                                       887            (887)D                 0
                                                                        -------          ---------          -------
Net income attributable to common stock                                  $1,176            $605              $1,781
                                                                        =======          =========          =======
Weighted average shares outstanding                                       1,843           1,535 E             3,378
                                                                        =======          =========          =======
Earnings per share
    Basic                                                                 $0.64                                $0.53
                                                                        =======                             =======
    Diluted                                                               $0.64                                $0.53
                                                                        =======                             =======

                           SEA PINES ASSOCIATES, INC.
                    NOTES TO PRO FORMA CONDENSED CONSOLIDATED
                             STATEMENT OF OPERATIONS
                             (Dollars in Thousands)

        EXAMPLE C - ASSUMING EXCHANGE 50% FOR TRUST PREFERRED SECURITIES
                            AND 50% FOR COMMON STOCK

1.       Estimated Offering Costs

The  Company  anticipates   incurring  certain  costs  in  connection  with  the
transaction.   These  costs,  estimated  to  total  $300,  include  legal  fees, accounting and tax fees, investment banking fees and other costs.

         A. Reflects amortization expense for 50% of the offering costs capitalized as deferred financing costs for the Trust Preferred Securities. These costs are amortized over the life of the Trust Preferred Securities, 30 years.

2.       Issuance of Trust Preferred Securities

         B. Increase in interest expense related to the new Junior Subordinated Debentures issued to the Trust bearing interest at 9.5% per annum.

         C. Reduction in provision for income taxes from the reduction in income before taxes, using a 37% effective tax rate.

         D. Elimination of the preferred stock dividend requirements due to the exchange of all of the Series A Preferred Stock.

         E. Reflects exchange of 50% of the outstanding Series A Preferred Stock (614,175 shares), for 1,535,438 shares of Common Stock, using the 2.5 for 1 ratio.

3.       Non-recurring items

The following items will result from the transaction, if consummated, and be reflected in the Company's financial statements when consummated. They are excluded form the pro forma statement of operations due to their non-recurring nature:

         (i) deemed preferred stock dividend of $2,117. See adjustment E to the Example C Pro Forma Condensed Consolidated Balance Sheet.

         (ii) offering costs of $150 related to Common Stock. See adjustment A above.

                           DESCRIPTION OF COMMON STOCK

         Under the Company's Articles of Incorporation, as amended (the "Articles of Incorporation"), the Company is authorized to issue a maximum of 23,000,000 shares of common stock, without par value, of which 20,000,000 shares may be Common Stock, 1,000,000 shares may be nonvoting common stock and 2,000,000 shares may be special common stock. No shares of nonvoting or special common stock have ever been issued. As of December 21, 1999, 1,842,525 shares of Common Stock were outstanding.

         The following summary of the rights of holders of Common Stock does not purport to be complete and is subject in all respects to the applicable provisions of the South Carolina Corporate Code, the Articles of Incorporation and the Company's bylaws (the "Bylaws").

Certain Rights of Holders of Common Stock

Dividend Rights. Subject to the rights of the holders of any class of the Company's preferred stock, holders of Common Stock are entitled to receive on a pro rata basis with the holders of nonvoting common stock and special common stock to the extent specified by the Board such dividends as are declared on the common stock by the Board out of funds legally available therefor.

Voting Rights. Subject to the rights of the holders of any class of the Company's preferred stock and special common stock, and as required by law, all voting rights are vested in the holders of shares of Common Stock, each share being entitled to one vote on all matters presented for a vote. The holders of a majority of the shares of Common Stock entitled to vote constitute a quorum at any meeting of stockholders. Except as required by law or with respect to certain matters described below, the affirmative vote of a majority of shares of Common Stock entitled to vote thereon is required for approval of matters requiring shareholder approval. Holders of shares of Common Stock do not have cumulative voting rights, which means that holders of more than 50% of the shares of Common Stock voting for the election of directors can elect 100% of the directors standing for election, if they choose to do so, and the holders of the remaining shares voting for the election of directors will not be able to elect any person or persons to the Board. The Board is divided into three classes, and directors normally serve three-year staggered terms. One of the classes is presented for election at each annual meeting, so that the entire Board is never presented for election in any one year.

Liquidation Rights. Subject to the rights of the holders of any class of the Company's preferred stock, in the event of liquidation of the Company, holders of the Common Stock will share on a pro rata basis with the holders of nonvoting common stock and special common stock to the extent specified by the Board all remaining assets of the Company.

Preemptive Rights. No shareholder of the Company is entitled to any preemptive rights to subscribe for any securities that may be issued by the Company.

Transfer Agent. EquiServe Trust Company. N.A. is the transfer agent and registrar for shares of Common Stock. For information concerning stock transfers, Holders should contact the office of Secretary, Shareholder Services, Sea Pines Associates, Inc., Post Office Box 5965, Hilton Head Island, South Carolina 29938 (843) 842-1824.

Rights to Purchase Series B Preferred Stock

         In August 1993, the Board adopted a stockholder rights plan, as amended and restated as of July 20, 1999 (the "Rights Plan"), and declared a dividend of one right (a "Right" and collectively, the "Rights") for, and to be attached to, each outstanding share of Common Stock. The resolutions creating the Rights Plan provide that as long as the Rights are attached to shares of Common Stock, as provided in the "Rights Agreement" referred to below, one additional Right will be issued and delivered with each share of Common Stock that becomes outstanding after September 2, 1993. Each Right entitles the holder thereof to purchase one one-thousandth (1/1000th) of a share of preferred stock designated as Series B Junior Cumulative Preferred Stock ("Series B Preferred Stock"). The Rights will expire on August 23, 2003, unless redeemed earlier, and will not be exercisable or transferable separately from the shares of Common Stock until a person or group of affiliated or associated persons (an "Acquiror")has acquired beneficial ownership of 20% or more of the outstanding Common Stock or an Acquiror has been designated as an "Adverse Person." In the event that the Rights become exercisable, a Right will entitle the holder to receive shares of Common Stock having a value equal to twice the exercise price of the Right. If the Company is acquired in a merger or other business combination or in the event of the sale of 50% or more of the Company's assets or earning power, a Right will entitle the holder to receive shares of the surviving company's common stock having a market value equal to twice the exercise price of the Right. The Rights Plan is expected to have the effect of rendering certain changes of control of the Company more difficult.

         Pursuant to the Rights Plan, 3,000 shares of Series B Preferred Stock have been designated and reserved for issuance upon exercise of the Rights. An additional 17,000 shares of Series B Preferred Stock will be reserved for issuance in connection with the Exchange Offer.

         A description of the Rights and the Series B Preferred Stock is set forth in the First Amended and Restated Rights Agreement, dated August 23, 1993 and amended and restated as of July 20, 1999, between the Company and EquiServe Trust Company, N.A., as successor Rights Agent, and the Articles of Incorporation (the "Rights Agreement").

         In connection with the Exchange Offer, the Rights Agreement is being amended to provide that no one will become an Acquiror solely as a result of acquiring shares of Common Stock in the Exchange Offer.

Certain Provisions of the Articles of Incorporation and Bylaws

         The Articles of Incorporation and Bylaws contain certain provisions that may have the effect of rendering a change of control of the Company more difficult. The Board is divided into three classes, and normally directors serve three-year staggered terms. The vote of 80% of the outstanding Common Stock entitled to vote is required to remove a director without cause or for the stockholders to amend any bylaw relating to director removal. Such an 80% vote is also required for approval of a sale, merger or similar transaction or liquidation of the Company. The Articles of Incorporation also require such an 80% vote to amend the foregoing provision.

         Under the Articles of Incorporation, the Board is authorized to grant holders of Company debt voting rights in the event of any default in the obligations represented thereby. Such voting rights may include (except to the extent limited by South Carolina law) the right to elect and remove all directors, the exclusive right to approve any merger, acquisition, dissolution, consolidation, liquidation or sale, lease, exchange, transfer or other disposition of all or substantially all of the assets of the Company, the exclusive right to amend the Articles of Incorporation and Bylaws and such other voting rights as may be permitted under South Carolina law.

         The Bylaws require advance notice of, and specified information with respect to, nominations by stockholders of persons for election as directors and other business to be brought before a meeting by a stockholder.

         The Bylaws authorize the Company to redeem "control shares" acquired in a "control share acquisition" to the fullest extent permitted by South Carolina law upon appropriate resolution of the Board. Generally, control shares are shares of the Company having one-fifth or more of all voting power of the Company in an election of directors. A "control share acquisition" with certain exceptions means an acquisition of "control shares." Generally, control shares acquired in a control share acquisition have the same voting rights as they had prior to the acquisition only if the shareholders adopt a resolution approving such voting rights. Control shares may be redeemed by the Company for fair value if (i) no acquiring person statement has been filed within 60 days following the control share acquisition or (ii) such a statement is filed within such time period and the shareholders do not accord such shares full voting rights. In connection with the Exchange Offer, the Company has determined not to exercise any such redemption rights with respect to shares of Common Stock acquired in the Exchange Offer.

         As set forth below under "Description of Series A Preferred Stock," the Board has the authority, without further stockholder action, to provide for the issuance of preferred stock of the Company and to fix the terms thereof. The Board also has the authority to provide for the issuance of special common stock and to fix the terms thereof. Provisions which could render a change of control of the Company more difficult, such as extraordinary voting, dividend, redemption or conversion rights, could be included in the terms of any such preferred or special common stock.

                     DESCRIPTION OF SERIES A PREFERRED STOCK

General

         Under the Articles of Incorporation, the Board is authorized without further stockholder action to provide for the issuance of up to 5,000,000 shares of preferred stock, without par value, in one or more series, with such voting powers or without voting powers, and with such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions, as shall be set forth in the Articles of Incorporation or in resolutions providing for the issue therefor adopted by the Board. As of October 31, 1999, the Company has issued, pursuant to the Articles of Incorporation, 1,228,350 shares of preferred stock, all of which are shares of Series A Preferred Stock.

         The transfer agent and registrar for the Series A Preferred Stock is EquiServe Trust Company, N.A.

Dividends

         Holders are entitled to receive, when, as and if declared by the Board, out of funds legally available for payment, cash dividends at an annual rate of 72.2(cent) per share. Dividends on the Series A Preferred Stock first issued accrue daily, whether or not earned or declared, from the date which is 18 months after the date of issuance of such shares, and dividends on all shares of Series A Preferred Stock thereafter issued accrue daily, whether or not earned or declared, from the date following the last day of the period for which dividends have already been paid on outstanding Series A Preferred Stock. Such dividends are payable before any dividends shall be declared or paid upon or set apart for the Company's common stock, and are cumulative, so that if in any year or years dividends upon the outstanding Series A Preferred Stock at the rate of 72.2(cent) per share shall not have been paid or declared and set apart therefor, the amount of the deficiency shall be fully paid or declared and set apart for payment, but without interest, before any distribution, whether by way of dividend or otherwise, shall be declared or paid upon, or set apart for, the Company's common stock.

Liquidation Rights

         In the event of a voluntary or involuntary liquidation, dissolution or winding up of the Company, Holders shall be entitled to receive out of the assets of the Company, whether such assets are capital or surplus of any nature, an amount equal to $7.60 per share and, in addition to such amount, a further amount equal to the dividends unpaid and accumulated thereon, through and including the date of such distribution, whether or not earned or declared, and no more, before any payment shall be made or any assets distributed to the holders of common stock.

         If upon such liquidation, dissolution or winding up, whether voluntary or involuntary, the assets thus distributed among the Holders are insufficient to permit the payment to such Holders of the full preferential amounts, then the entire assets of the Company to be distributed shall be distributed ratably among the Holders and any other shares having an equal liquidation priority with Series A Preferred Stock. A consolidation or merger of the Company with or into any other corporation shall not be deemed to be a liquidation, dissolution or winding up.

Optional Redemption

         The Company, at the option of the Board, may from time to time redeem all or any part of the outstanding Series A Preferred Stock on any dividend date by paying in cash therefor $7.60 per share and, in addition to such amount, an amount in cash equal to all dividends on Series A Preferred Stock unpaid and accumulated as provided above, whether earned or declared or not, through and including the date fixed for redemption, such sum being hereinafter sometimes referred to as the redemption price. In the case of redemption of less than all of the outstanding shares of Series A Preferred Stock, the Company shall designate by lot, in such a manner as the Board may determine, the shares to be redeemed, or shall effect such redemption pro rata. Less than all of the shares of Series A Preferred Stock at any time outstanding may not be redeemed until all dividends accrued and in arrears upon all outstanding shares of Series A Preferred Stock shall have been paid for all past dividend periods, and until full dividends for the then current dividend period on all outstanding shares of Series A Preferred Stock, other than the shares to be redeemed, shall have been paid or declared and the full amount thereof set apart for payment.

         At least 30 days' prior written notice by mail, postage prepaid, shall be given to the Holders to be redeemed, such notice to be addressed to each such Holder's address as shown on the records of the Company. On or after the date fixed for redemption and stated in such notice, each Holder of shares called for redemption shall surrender his certificate evidencing such shares to the Company at the place designated in such notice and shall thereupon be entitled to receive payment of the redemption price. In case less than all the shares represented by any such surrendered certificate are redeemed, a new certificate shall be issued representing the unredeemed shares. If notice of redemption has been duly given, and on the date fixed for redemption the necessary funds are available, then notwithstanding that the certificates evidencing any shares of Series A Preferred Stock called for redemption have not been surrendered, as of the date fixed for redemption the dividends with respect to the shares called for redemption shall cease to accrue and all rights with respect to the shares called for redemption shall terminate, except the right of Holders to receive the redemption price without interest upon surrender of their certificates.

Voting Rights

         Holders have no voting rights except as set forth below or as otherwise from time to time required by law.

         If at any time dividends on the Series A Preferred Stock shall be in arrears in an amount equal to four years' dividends, the holders of Series A Preferred Stock as a class will be entitled to elect the smallest number of directors which will constitute a majority of the authorized number of directors, and the holders of Common Stock will be entitled to elect the remaining members of the Board. At such time as all dividends accrued on the outstanding Series A Preferred Stock have been paid or declared and set apart for payment, the rights of Holders to vote shall cease, subject to renewal from time to time upon the same terms and conditions.

         At any time after the voting power to elect a majority of the Board has become vested in the Holders, the Secretary may, and upon the written request of Holders of at least 10% of the outstanding Series A Preferred Stock addressed to the Secretary at the principal office of the Company shall, call a special meeting of Holders and the holders of Common Stock for the election of directors. If such meeting shall not be so called within 10 days after personal service of the request, or within 15 days after mailing of the same by registered mail, then the Holders of at least 10% of the Series A Preferred Stock then outstanding may designate in writing one of their number to call such meeting, and the person so designated may call such meeting, and for that purpose shall have access to the stock books of the Company. At any meeting so called or at any annual meeting held while the Holders have the voting power to elect a majority of the Board, the Holders of a majority of the then outstanding shares of Series A Preferred Stock present in person or by proxy shall be sufficient to constitute a quorum for the election of directors as herein provided. The terms of office of all persons who are directors of the Company at the time of such meeting shall terminate as of the date of such meeting.

         The staggered board of directors authorized by the Articles of Incorporation shall be suspended during the time Holders have the right to elect a majority of the directors pursuant to this provision. The persons so elected as directors by Holders, together with such persons, if any, as may be elected as directors by the holders of Common Stock, shall constitute the duly elected directors of the Company. All directors so elected shall serve until the next annual meeting or until their successors are elected and have qualified. If holders of Common Stock fail to elect the number of directors which they are entitled to elect at such meeting, additional directors may be appointed by the directors elected by Holders.

         Whenever Holders shall be divested of such voting power as provided in the Articles of Incorporation, the term of office of all persons who are directors of the Company at such time shall terminate upon the election of their successors by holders of Common Stock.

                          SEA PINES ASSOCIATES TRUST I

         The Trust was created under the Delaware Trust Act pursuant to (i) the Original Trust Agreement and (ii) the filing of a Certificate of Trust with the Secretary of State of Delaware on December 14, 1999. Such Original Trust Agreement will be amended and restated in its entirety as of the Expiration Date. The Company will initially acquire all of the Trust Common Securities, and the Trust will issue the Trust Preferred Securities to the Holders in the Exchange Offer.

         Immediately after consummation of the Exchange Offer, former Holders will own all of the issued and outstanding Trust Preferred Securities and the Company will own all of the issued and outstanding Trust Common Securities. The Trust Common Securities will have an aggregate Liquidation Amount equal to 3% of the total capital of the Trust. The Trust exists for the sole purposes and functions of (a) issuing the Trust Preferred Securities in exchange for shares of Series A Preferred Stock, (b) issuing Trust Common Securities for cash, (c) exchanging such shares of Series A Preferred Stock and the cash paid for the Trust Common Securities for the Company's Junior Subordinated Debentures having an aggregate principal amount equal to the aggregate Liquidation Amount of the Trust Securities issued, (d) holding such Junior Subordinated Debentures and (e) engaging in such other activities as are necessary and incidental thereto. The Company will pay all fees and expenses related to the Trust and the issuance of the Trust Securities.

         Pursuant to the Original Trust Agreement, the Trust currently has two trustees, the Delaware Trustee and an Administrative Trustee. When the Original Trust Agreement is amended and restated, a Property Trustee will, and one or more additional Administrative Trustees may, be named. The Property Trustee must be a person that is a national or state chartered bank and that has a combined capital and surplus of at least $50 million. First Union Trust Company, National Association, a national banking association ("First Union"), will be the Property Trustee until it resigns or is removed. Each Administrative Trustee must be a natural person who is at least 21 years of age or a legal entity that shall act through one or more persons authorized to bind that entity. Michael E. Lawrence, the Company's Chief Executive Officer, is the current Administrative Trustee and will continue to serve as such until he resigns or is removed. The Delaware Trustee must either be a natural person who is at least 21 years of age and a resident of Delaware or an entity that maintains its principal place of business in the state of Delaware. First Union is the current Delaware Trustee and will continue to serve as such until it resigns or is removed. Together the Property Trustee, the Delaware Trustee and the Administrative Trustee are referred to herein as the "Issuer Trustees." The Company, as the holder of the Trust Common Securities, will have the right to appoint or remove any Issuer Trustee.

         The Property Trustee will hold legal title to the Junior Subordinated Debentures for the benefit of the holders of the Trust Securities and will have the power to exercise all rights, powers and privileges as the holder of the Junior Subordinated Debentures under the Indenture. In addition, the Property Trustee will maintain exclusive control of a segregated non-interest bearing trust account (the "Payment Account") into which it will deposit all payments of funds received in respect of the Junior Subordinated Debentures for the benefit of the holders of the Trust Securities. The Property Trustee will make payments of Distributions and payments on liquidation, redemption and otherwise to the holders of the Trust Securities out of funds from the Payment Account. Trust and trustee expenses will not be paid from funds in the Payment Account, but will be paid by the Company pursuant to the Trust Agreement.

         First Union also will act as Debenture Trustee and as Guarantee Trustee. See "Description of the Junior Subordinated Debentures" and "Description of the Guarantee." The Company may in the future enter into other relationships with First Union or its affiliates.

         The business address of the Trust is c/o Sea Pines Associates Trust I, 32 Greenwood Drive, Hilton Head Island, South Carolina 29928, Attention: Michael
E. Lawrence, Administrative Trustee, and its telephone number at that address is
(843) 785-3333.

                  DESCRIPTION OF THE TRUST PREFERRED SECURITIES

         The Trust Preferred Securities represent preferred undivided beneficial interests in the assets of the Trust and the holders thereof will be entitled to a preference in certain circumstances with respect to distributions made pursuant to the Trust Agreement ("Distributions") and amounts payable on redemption or liquidation over the Trust Common Securities, as well as other benefits as described in the Trust Agreement.

         This description of certain provisions of the Trust Preferred Securities and the Trust Agreement, which summarizes the material terms thereof, does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Trust Agreement, including the definitions therein of certain terms, to which reference is hereby made. Wherever particular defined terms of the Trust Agreement are referred to herein, such defined terms are incorporated herein by reference.

Distributions

         Distributions on the Trust Preferred Securities will be payable at the annual rate of 9.5% (the "Distribution Rate") of the stated liquidation amount of $7.60 (the "Liquidation Amount"), except in an Extension Period during which time Distributions will accrue at an annual rate of 11.51% (plus interest on such unpaid Distributions as set forth herein). Distributions will accumulate from the date of original issuance which shall be the day immediately following the Expiration Date and, unless (and to the extent) the Company, as Depositor, exercises its right to defer the payment of interest on the Junior Subordinated Debentures as described below, such Distributions will be payable on a quarterly basis nine months in arrears on January 31, April 30, July 31 and October 31 of each year (each, a "Distribution Date"), commencing on January 31, 2001 (at which time Distributions accruing for the period between February 1, 2000 and April 30, 2000 shall be payable). Distributions on the Trust Preferred Securities with respect to a Distribution Date will be payable to the holders of record of the Trust Preferred Securities as they appear on the close of business on the fifteenth day next preceding the relevant Distribution Date. The amount of Distributions payable for any period will be computed on the basis of a 360-day year of twelve 30-day months and the actual number of days elapsed in a partial month period.

         In the event that any date on which Distributions are payable on the Trust Preferred Securities is not a Business Day (as defined herein), then payment of the Distributions payable on such date will be made on the next succeeding day that is a Business Day (and without any additional Distributions or other payment in respect of any such delay), except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on the date such payment was originally payable. As used herein, "Business Day" means a day other than (i) a Saturday or Sunday, (ii) a day on which banking institutions in The City of New York are authorized or required by law or executive order to remain closed or (iii) a day on which the corporate trust office of the Property Trustee or the Debenture Trustee is closed for business. Distributions in respect of the Trust Preferred Securities will be made pro rata with the Trust Common Securities except as described under "--Subordination of Trust Common Securities."

         The sole source of revenue of the Trust available for distribution to holders of the Trust Preferred Securities will be payments made under the Junior Subordinated Debentures. If the Company does not make interest payments on the Junior Subordinated Debentures, the Property Trustee will not have funds available to pay Distributions on the Trust Preferred Securities. The payment of Distributions (if and to the extent the Trust has funds legally available for the payment of such Distributions) is guaranteed by the Company on a limited basis as set forth under "Description of the Guarantee."

         So long as no Debenture Event of Default (as defined in "Description of the Junior Subordinated Debentures--Debenture Events of Default," below) has occurred and is continuing, the Company has the right under the Indenture to defer the payment of interest on the Junior Subordinated Debentures at any time or from time to time for an Extension Period of time not to exceed 20 consecutive quarterly periods, provided that no Extension Period may extend beyond January 31, 2030, which is the stated maturity date of the Junior Subordinated Debentures, or such date as may be shortened (not earlier than January 31, 2003) or extended (not later than the 49th anniversary of January 31, 2001) pursuant to the Indenture (the "Stated Maturity"). At the end of such Extension Period, the Company must pay all interest then accrued and unpaid on the Junior Subordinated Debentures (together with interest on such unpaid interest at the annual rate of 11.51%, compounded annually, from the relevant Interest Payment Date (as defined in "Description of the Junior Subordinated Debentures," below), to the extent permitted by applicable law ("Additional Interest")). Thereafter, the Company may elect to begin a new Extension Period. There is no limitation on the number of times that the Company may elect to begin an Extension Period. See "Description of the Junior Subordinated Debentures--Option to Defer Interest Payments" and "Certain Federal Income Tax Considerations--Interest Income and Original Issue Discount."

         As a consequence of any such deferral of interest payments by the Company, Distributions on the Trust Preferred Securities would also be deferred by the Trust and be subject to accumulation at an annual rate of 11.51%, compounded annually during any such Extension Period, and the Company will not be permitted, subject to certain exceptions, to declare or pay any cash distributions with respect to the Company's capital stock or debt securities that rank on a parity with or junior to the Junior Subordinated Debentures. See "Description of the Junior Subordinated Debentures--Restrictions on Certain Payments." Within five Business Days after the receipt of notice of the Company's exercise of its right to defer the payment of interest on the Junior Subordinated Debentures pursuant to the Indenture, the Administrative Trustee shall transmit, in the manner and to the extent provided in the Trust Agreement, notice of such exercise to the holders of the Trust Preferred Securities, unless such exercise shall have been revoked.

         The Company has no current intention of exercising its right to defer payments of interest by extending the interest payment period on the Junior Subordinated Debentures.

Redemption

         While  the  Trust  Preferred  Securities  are  outstanding,   upon  the
repayment or redemption, in whole or in part, of the Junior Subordinated Debentures, whether at Stated Maturity or upon earlier redemption as provided in the Indenture, the proceeds from such repayment or redemption shall be applied by the Property Trustee to redeem a Like Amount (as defined below) of the Trust Securities, at a redemption price equal to the aggregate Liquidation Amount of such Trust Preferred Securities plus accumulated and unpaid Distributions thereon (the "Redemption Price") to the date of redemption (the "Redemption Date"). If less than all of the Junior Subordinated Debentures are to be repaid or redeemed on a Redemption Date, then the proceeds from such repayment or redemption shall be allocated to the redemption pro rata of the Trust Preferred Securities and the Trust Common Securities based upon the relative Liquidation Amounts of such Trust Securities except as described under "--Subordination of Trust Common Securities." Redemptions of the Trust Preferred Securities shall be made at the Redemption Price on each Redemption Date, but only to the extent that the Trust has funds on hand available for the payment of the Redemption Price.

         The Company has the right to redeem the Junior Subordinated  Debentures
(i) on or after January 31, 2003, in whole at any time or in part from time to time or (ii) upon the occurrence and during the continuation of a Tax Event, at any time within 90 days following the occurrence and during the continuation of a Tax Event, in whole (but not in part). A redemption of the Junior Subordinated Debentures would cause a mandatory redemption of the Trust Securities. See "Description of the Junior Subordinated Debentures--Redemption."

          If a Tax Event has occurred and is continuing and the Company does not elect to either (i) redeem the Junior Subordinated Debentures and thereby cause a mandatory redemption of the Trust Preferred Securities or (ii) to dissolve the Trust and cause the Junior Subordinated Debentures to be distributed to holders of the Trust Securities in exchange therefor upon liquidation of the Trust as described in "--Dissolution and Liquidation; Distribution Upon Dissolution," below, such Trust Securities will remain outstanding and Additional Sums (as defined below) may be payable on the Junior Subordinated Debentures.

         "Additional Sums" means such additional sums as may be necessary in order that the amount of Distributions (including any hereinafter defined Additional Amounts) then due and payable by the Trust on the outstanding Trust Securities shall not be reduced as a result of any additional taxes, duties and other governmental charges to which the Trust has become subject as a result of a Tax Event.

         "Like Amount" means (i) with respect to a redemption of Trust Securities, Trust Securities having a Liquidation Amount equal to the principal amount of Junior Subordinated Debentures to be contemporaneously redeemed, the proceeds of which will be used to pay the Redemption Price of such Trust Securities, (ii) with respect to a distribution of Junior Subordinated Debentures to holders of Trust Securities in connection with a dissolution or liquidation of the Trust, Junior Subordinated Debentures having a principal amount equal to the Liquidation Amount of the Trust Securities in respect of which such distribution is made and (iii) with respect to any distribution of Additional Amounts to holders of Trust Securities, Junior Subordinated Debentures having a principal amount equal to the Liquidation Amount of the Trust Securities in respect of which such distribution is made.

         "Additional Amounts" means, with respect to Trust Securities of a given Liquidation Amount and/or a given period, the amount of Additional Interest paid by the Company on a Like Amount of Junior Subordinated Debentures for such period.

         Notice of redemption of the Trust Preferred Securities shall be mailed not less than 30 nor more than 60 days prior to the Redemption Date. If the Property Trustee gives a notice of redemption in respect of the Trust Preferred Securities, then, by 12:00 noon, New York City time, on the Redemption Date, to the extent funds are available, the Property Trustee will irrevocably deposit with the paying agent for the Trust Preferred Securities funds sufficient to pay the Redemption Price and will give such paying agent irrevocable instructions and authority to pay the Redemption Price to the holders thereof upon surrender of their certificates evidencing such Trust Preferred Securities. Notwithstanding the foregoing, Distributions payable on or prior to the Redemption Date for any Trust Preferred Securities called for redemption shall be payable to the holders of such Trust Preferred Securities on the relevant record dates for the related Distribution Dates. If notice of redemption shall have been given and funds deposited as required, then upon the date of such deposit, all rights of the holders of the Trust Preferred Securities so called for redemption will cease, except the right of the holders of such Trust Preferred Securities to receive the Redemption Price, but without interest on such Redemption Price, and such Trust Preferred Securities will cease to be outstanding.

         In the event that any Redemption Date with respect to such Trust Preferred Securities is not a Business Day, then payment of the Redemption Price payable on such Redemption Date will be made on the next succeeding day which is a Business Day (without any interest or other payment in respect of any such delay), except that, if such Business Day falls in the next calendar year, such payment will be made on the immediately preceding Business Day, in each case, with the same force and effect as if made on such date. In the event that payment of the Redemption Price in respect of the Trust Preferred Securities called for redemption is improperly withheld or refused and not paid either by the Trust or by the Company pursuant to the Guarantee as described under "Description of the Guarantee," Distributions on such Trust Preferred Securities will continue to accumulate at the then applicable interest rate (as described above under the caption "Distributions") from the Redemption Date originally established by the Trust for such Trust Preferred Securities to the date such Redemption Price is actually paid, in which case the actual payment date will be the Redemption Date for purposes of calculating the Redemption Price.

         If less than all of the outstanding Trust Securities subject to redemption are to be redeemed on a Redemption Date, then the aggregate Liquidation Amount of Trust Securities to be redeemed shall be allocated pro rata to the Trust Common Securities and the Trust Preferred Securities based upon the Liquidation Amount of such classes. The particular Trust Preferred Securities to be redeemed shall be selected on a pro rata basis not more than 60 days prior to the Redemption Date by the Property Trustee from the outstanding Trust Preferred Securities not previously called for redemption. The Property Trustee shall promptly notify the securities registrar in writing of the Trust Preferred Securities selected for redemption and, in the case of any Trust
Preferred Securities selected for partial redemption, the Liquidation Amount thereof to be redeemed.

         For all purposes of the Trust Agreement, unless the context otherwise requires, the provisions relating to the redemption of the Trust Preferred Securities shall relate, in the case of any Trust Preferred Securities redeemed or to be redeemed only in part, to the portion of the aggregate Liquidation Amount of the Trust Preferred Securities which has been or is to be redeemed.

Registrar and Transfer Agent

         The Property Trustee will initially act as registrar and transfer agent for the Trust Preferred Securities. Registration of transfers of the Trust Preferred Securities will be effected, subject to such reasonable regulations as the Property Trustee may prescribe, without charge by or on behalf of the Trust, but upon payment of any tax or other governmental charges that may be imposed in connection with any transfer or exchange. The registrar and transfer agent shall not be required (i) to issue, register the transfer of or exchange any Trust Preferred Security during a period beginning at the opening of business 15 days before the day of selection for redemption of such Trust Preferred Securities and ending at the close of business on the day of mailing of the notice of redemption or (ii) to register the transfer of or exchange any Trust Preferred Security so selected for redemption in whole or in part, except, in the case of any such Trust Preferred Security to be redeemed in part, any portion thereof not to be redeemed.

Subordination of Trust Common Securities

         Payment of Distributions (including any Additional Amounts) on, the Redemption Price of, and the Liquidation Distribution in respect of the Trust Securities, as applicable, shall be made, subject to allocation provisions relating to the proceeds of partial redemptions of Junior Subordinated Debentures described under the first paragraph under "Redemption" above, pro rata based on the Liquidation Amount of such Trust Securities. However, if an Event of Default (as defined below) resulting from a Debenture Event of Default attributable to the failure of the Company to pay interest on or principal of the Junior Subordinated Debentures on the date on which such payment is due and payable, shall have occurred and be continuing on any Distribution Date, Redemption Date or Liquidation Date, no payment of any Distribution (including any Additional Amounts) on, Redemption Price of, or Liquidation Distribution in respect of, any Trust Common Security, and no other payment on account of the redemption, liquidation or other acquisition of the Trust Common Securities, shall be made unless: (1) payment in full in cash of (a) all accumulated and unpaid Distributions (including any Additional Amounts) on all of the outstanding Trust Preferred Securities for all Distribution periods terminating on or prior thereto, or (b) in the case of payment of the Redemption Price, the full amount of such Redemption Price on all of the outstanding Trust Preferred Securities then called for redemption, or (c) in the case of payment of the Liquidation Distribution, the full amount of such Liquidation Distribution on all outstanding Trust Preferred Securities, shall have been made or provided for, and (2) all funds available to the Property Trustee shall first be applied to the payment in full in cash of all Distributions (including any Additional Amounts) on, or Redemption Price of, the Trust Preferred Securities then due and payable.

         In the case of any Event of Default resulting from a Debenture Event of Default, the Company as holder of the Trust Common Securities will have no right to act with respect to any such Event of Default under the Trust Agreement until the effect of all such Events of Default with respect to the Trust Preferred Securities have been cured, waived or otherwise eliminated. Until all such Events of Default with respect to the Trust Preferred Securities have been so cured, waived or otherwise eliminated, the Property Trustee shall act solely on behalf of the holders of the Trust Preferred Securities and not on behalf of the Company as holder of the Trust Common Securities, and only the holders of the Trust Preferred Securities will have the right to direct the Property Trustee to act on their behalf.

Dissolution and Liquidation; Distribution Upon Dissolution

         Pursuant to the Trust Agreement, the Trust shall dissolve on the first to occur of the following events: (i) certain events of bankruptcy, dissolution or liquidation of the Company; (ii) the written direction to the Property Trustee from the Company, as holder of all of the Trust Common Securities, at any time, to dissolve the Trust and to distribute the Junior Subordinated Debentures to the holders of the Trust Preferred Securities in exchange for the Trust Preferred Securities; (iii) the redemption of all of the outstanding Trust Preferred Securities in connection with a redemption of all of the Junior Subordinated Debentures; (iv) the entry of an order for the dissolution of the Trust by a court of competent jurisdiction; and (v) the expiration of the term of the Trust (collectively, the "Early Dissolution Events").

         Except as set forth in the following paragraph, if an Early Dissolution Event described in clauses (i), (ii), (iv) or (v) of the previous paragraph occurs, the Trust shall be liquidated by the Issuer Trustees as expeditiously as the Issuer Trustees determine to be possible by distributing, after satisfaction of liabilities to creditors of the Trust as provided by applicable law, to the holders of such Trust Securities in exchange therefor a Like Amount of the Junior Subordinated Debentures. Notice of liquidation shall be given by the Property Trustee not less than 30 nor more than 60 days prior to the liquidation to each holder of the Trust Securities at such holder's address as it appears in its register.

         Notwithstanding the preceding paragraph, if the distribution of the Junior Subordinated Debentures is determined by the Property Trustee not to be practical or if an Early Dissolution Event specified in clause (iii) of the first paragraph of this section occurs, the Trust Property (as defined below) shall be liquidated and the Issuer Trust shall be wound up by the Property Trustee in such a manner as the Property Trustee determines. In such event (other than an Early Dissolution Event as described in clause (iii) of the first paragraph of this section), the holders of the Trust Securities will be entitled to receive out of the assets of the Trust available for distribution to holders, after satisfaction of liabilities to creditors of the Trust as provided by applicable law, an amount equal to the Liquidation Distribution in respect thereof. If such Liquidation Distribution can be paid only in part because the Trust has insufficient assets available to pay in full the aggregate Liquidation Distribution, then the amounts payable directly by the Trust on the Trust Securities shall be paid on a pro rata basis (based upon Liquidation Amounts) except as provided under "--Subordination of Trust Common Securities."

         Except where an Early Dissolution Event described in clause (iii) of the first paragraph of this section occurs, in order to effect the distribution of the Junior Subordinated Debentures to the holders of the Trust Securities, the Property Trustee, either itself acting as exchange agent or through the appointment of a separate exchange agent, shall establish a record date for such distribution (which shall be not more than 30 days prior to the liquidation date) and, establish such procedures as it shall deem appropriate to effect the distribution of Junior Subordinated Debentures in exchange for the Trust Securities. After the liquidation date, (i) the Trust Securities will no longer be deemed to be outstanding under the Trust Agreement, (ii) certificates representing a Like Amount of Junior Subordinated Debentures will be issued to holders of the Trust Securities upon surrender of such Trust Securities to the exchange agent for exchange, (iii) any Trust Securities not so surrendered for exchange will be deemed to represent a Like Amount of the Junior Subordinated Debentures bearing accrued and unpaid interest in an amount equal to the accumulated and unpaid Distributions on such Trust Securities until such certificates are so surrendered (and until such certificates are so surrendered, no payments of interest or principal will be made to holders of the Trust Securities with respect to such Junior Subordinated Debentures) and (iv) all rights of holders of the Trust Securities will cease, except the right of such holders to receive the Junior Subordinated Debentures upon surrender of the Trust Securities. See "Description of the Junior Subordinated Debentures--Distribution of Junior Subordinated Debentures."

          Under current United States federal income tax law, a distribution of the Junior Subordinated Debentures in exchange for the Trust Preferred Securities should not be a taxable event to holders of the Trust Preferred Securities. Should there be a change in law, a change in legal interpretation, a Tax Event or other circumstances, however, the distribution of the Junior Subordinated Debentures could be a taxable event to holders of the Trust Preferred Securities. See "Certain Federal Income Tax Considerations--Receipt of Junior Subordinated Debentures or Cash Upon Liquidation of the Trust." If the Company elects neither to redeem the Junior Subordinated Debentures prior to their Stated Maturity nor to dissolve the Trust and distribute the Junior Subordinated Debentures to holders of the Trust Preferred Securities in exchange therefor, the Trust Preferred Securities will remain outstanding until the Stated Maturity of the Junior Subordinated Debentures.

         There can be no assurance as to the market prices for the Trust Preferred Securities or the Junior Subordinated Debentures that may be distributed in exchange for the Trust Preferred Securities if a dissolution and liquidation of the Trust were to occur.

Events of Default; Notice; Right to Direct Remedies

         Any one of the following events constitutes an "Event of Default" under the Trust Agreement (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

         (i) the occurrence of a Debenture Event of Default; or

         (ii) default by the Trust in the payment of any Distribution when it becomes due and payable and continuation of such default for a period of 30 days; or

         (iii) default by the Trust in the payment of any Redemption Price of any Trust Security when it becomes due and payable; or

         (iv) default in the performance, or breach, in any material respect, of any covenant or warranty of the Issuer Trustees in the Trust Agreement (other than those specified in clauses (ii) or (iii) above), and continuation of such default or breach for a period of 60 days after there has been given, by registered or certified mail, to the Issuer Trustees and the Company, as Depositor, by the holders of at least 25% in aggregate Liquidation Amount of the outstanding Trust Preferred Securities, a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a "Notice of Default" under the Trust Agreement; or

          (v) the occurrence of certain events of bankruptcy or insolvency with respect to the Property Trustee and the failure by the Company to appoint a successor Property Trustee within 90 days thereof.

          Within five Business Days after the occurrence of any Event of Default actually known to the Property Trustee, the Property Trustee shall transmit in the manner specified in the Trust Agreement notice of such Event of Default to the holders of the Trust Preferred Securities, the Administrative Trustee and the Company, as Depositor, unless such Event of Default shall have been cured or waived. The Property Trustee shall not be deemed to have knowledge of any Event of Default unless the Property Trustee shall have received written notice or a responsible officer of the Property Trustee charged with the administration of the Trust Agreement shall have obtained actual knowledge of such Event of Default.

          For so long as any Trust Preferred Securities remain outstanding, if, upon a Debenture Event of Default, the Debenture Trustee or the holders of not less than 25% in principal amount of the outstanding Junior Subordinated
Debentures fail to declare the principal of all of the Junior Subordinated Debentures to be immediately due and payable, the holders of at least 25% in Liquidation Amount of the Trust Preferred Securities then outstanding shall have the right to make such declaration by a notice in writing to the Property Trustee, the Company and the Debenture Trustee.

         At any time after a declaration of acceleration with respect to the Junior Subordinated Debentures has been made and before a judgment or decree for payment of the money due has been obtained by the Debenture Trustee as provided in the Indenture, if the Property Trustee fails to annul any such declaration and waive such default, the holders of a majority of the aggregate Liquidation Amount of the Trust Preferred Securities, by written notice to the Property Trustee, the Company, as Depositor, and the Debenture Trustee, may rescind and annul such declaration and its consequences if (i) the Company, as Depositor, has paid or deposited with the Debenture Trustee a sum sufficient to pay (a) all overdue installments of interest on all of the Junior Subordinated Debentures,
(b)  any  accrued  Additional   Interest  on  all  of  the  Junior  Subordinated
Debentures, (c) the principal of any Junior Subordinated Debentures that have become due otherwise than by such declaration of acceleration and interest and Additional Interest thereon at the rate borne by the Junior Subordinated Debentures and (d) all sums paid or advanced by the Debenture Trustee under the Indenture and the reasonable compensation, expenses, disbursements and advances of the Debenture Trustee and the Property Trustee, their agents and counsel; and
(ii) all Events of Default with respect to the Junior Subordinated Debentures, other than the non-payment of the principal of the Junior Subordinated Debentures that has become due solely by such acceleration, have been cured or waived as provided in the Indenture.

         The holders of a majority of the aggregate Liquidation Amount of the Trust Preferred Securities may, on behalf of the holders of all the Trust Preferred Securities, waive any past default under the Indenture as to the Junior Subordinated Debentures, except a default in the payment of principal or interest (unless such default has been cured and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration has been deposited with the Debenture Trustee) or a default in respect of a covenant or provision that under the Indenture cannot be modified or amended without the consent of the holder of each outstanding Junior Subordinated Debenture. No such rescission shall affect any subsequent default or impair any right consequent upon such default.

         For so long as any Trust Preferred Securities remain outstanding, to the fullest extent permitted by law and subject to the terms of the Trust Agreement and the Indenture, upon a Debenture Event of Default attributable to the failure of the Company to pay interest on or principal of the Junior Subordinated Debentures on the date on which such payment is due and payable, any holder of the Trust Preferred Securities shall have the right to institute a Direct Action against the Company. Except as set forth in this paragraph and the previous three paragraphs, and except as otherwise provided in the Indenture, the holders of the Trust Preferred Securities shall have no right to exercise directly any right or remedy available to the holders of, or in respect of, the Junior Subordinated Debentures.

         Subject to the limitations described in the previous four paragraphs, the holders of a majority of the aggregate Liquidation Amount of the Trust Preferred Securities may, on behalf of the holders of all the Trust Preferred Securities, waive any past default or Event of Default and its consequences. Upon such waiver, any such default or Event of Default shall cease to exist and any default or Event of Default arising therefrom shall be deemed to have been cured for every purpose of the Trust Agreement, but no such waiver shall extend to any subsequent or other default or Event of Default or impair any right consequent upon such default.

         So long as any Junior Subordinated Debentures are held by the Property Trustee, the Property Trustee shall not (i) direct the time, method and place of conducting any proceeding for any remedy available to the Debenture Trustee, or execute any trust or power conferred on the Property Trustee with respect to such Junior Subordinated Debentures, (ii) waive any past default that is waivable under the Indenture, (iii) exercise any right to rescind or annul a declaration that the principal of all the Junior Subordinated Debentures shall be due and payable or (iv) consent to any amendment, modification or termination of the Indenture or such Junior Subordinated Debentures, where such consent shall be required, without, in each case, obtaining the prior approval of the holders of a majority of the aggregate Liquidation Amount of all outstanding
Trust Preferred Securities; provided, however, that where a consent under the Indenture would require the consent of each holder of Junior Subordinated
Debentures affected thereby, no such consent shall be given by the Property Trustee without the prior consent of each holder of the Trust Preferred Securities. The Property Trustee shall not revoke any action previously authorized or approved by a vote of the holders of the Trust Preferred
Securities except by subsequent vote of the holders of the Trust Preferred Securities. The Property Trustee shall notify each holder of the Trust Preferred Securities of any notice of default with respect to the Junior Subordinated Debentures. In addition to obtaining the foregoing approvals of the holders of the Trust Preferred Securities, prior to taking any of the foregoing actions, the Property Trustee shall, at the expense of the Company, as Depositor, obtain an opinion of counsel experienced in such matters to the effect that such action shall not cause the Trust to be taxable as a corporation for United States federal income tax purposes or classified as other than a grantor trust for United States federal income tax purposes.

Mergers, Consolidations, Amalgamations or Replacements of the Trust

         The Trust may not merge with or into, consolidate, amalgamate or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to any corporation or other body, except as described below or as described in "--Dissolution and Liquidation; Distribution Upon Dissolution." The Trust may, at the request of the holders of the Trust Common Securities, with the consent of the Administrative Trustee, merge with or into, consolidate, amalgamate or be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to a trust organized as such under the laws of any state; provided, that (i) such successor entity either (a) expressly assumes all of the obligations of the Trust with respect to the Trust Preferred Securities or (b) substitutes for the Trust Preferred Securities other securities having substantially the same terms as the Trust Preferred Securities (the "Successor Securities") so long as the Successor Securities have the same priority as the Trust Preferred Securities with respect to distributions and payments upon liquidation, redemption and otherwise, (ii) a trustee of such successor entity possessing the same powers and duties as the Property Trustee is appointed by the Company, as Depositor, to hold the Junior Subordinated Debentures, (iii) such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not cause the Trust Preferred Securities (including any Successor Securities) to be downgraded by any nationally recognized statistical rating organization which assigns ratings to the Trust
Preferred Securities, (iv) such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the Trust Preferred Securities (including any Successor Securities) in any material respect, (v) such successor entity has a purpose substantially identical to that of the Trust, (vi) prior to such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease, the Company, as Depositor, has received an opinion of counsel to the effect that (a) such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the Trust Preferred Securities (including any Successor Securities) in any material respect and (b) following such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease, neither the Trust nor such successor entity will be required to register as an investment company under the Investment Company Act of 1940, as amended (the "Investment Company Act"), and (vii) the Company, as Depositor, or any permitted transferee owns all of the trust common securities of such successor entity and guarantees the obligations of such successor entity under the Successor Securities at least to the extent provided by the Guarantee.

         Notwithstanding the foregoing, the Trust shall not, except with the consent of holders of all of the Trust Preferred Securities, consolidate, amalgamate, merge with or into, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to any other entity or permit any other entity to consolidate, amalgamate, merge with or into, or replace it if such consolidation, amalgamation, merger, replacement, conveyance, transfer or lease would cause the Trust or the successor entity to be classified as a business entity taxable as a corporation or classified as other than a grantor trust for United States federal income tax purposes.

Resignation and Removal of Issuer Trustees; Appointment of Successors

         No resignation or removal of any Issuer Trustee (the "Relevant Trustee") and no appointment of a successor Issuer Trustee pursuant to the Trust Agreement shall become effective until the acceptance of appointment by the successor Issuer Trustee in accordance with the applicable requirements of the Trust Agreement.

         Subject to the immediately preceding paragraph, the Relevant Trustee may resign at any time by giving written notice thereof to the holders of the Trust Securities. If an instrument of acceptance by the successor Trustee shall not have been delivered to the Relevant Trustee within 30 days after the giving of such notice of resignation, the Relevant Trustee may petition, at the expense of the Trust, any court of competent jurisdiction for the appointment of a successor Relevant Trustee.

         Unless a Debenture Event of Default shall have occurred and be continuing, any Issuer Trustee may be removed at any time by act of the holders of the Trust Common Securities. If a Debenture Event of Default shall have occurred and be continuing, the Property Trustee or the Delaware Trustee, or both of them, may be removed at such time by act of the holders of a majority of the aggregate Liquidation Amount of the Trust Preferred Securities. An Administrative Trustee may be removed by the holders of the Trust Common Securities at any time. In no event will the holders of the Trust Preferred Securities have a right to vote to appoint, remove or replace an Administrative Trustee.

Co-trustees and Separate Property Trustee

         Unless an Event of Default shall have occurred and be continuing, at any time or from time to time, for the purpose of meeting the legal requirements of any jurisdiction in which any part of the Trust Property (as defined below) may at the time be located, the Company, as Depositor, and the Administrative Trustee shall have power to appoint one or more persons approved by the Property Trustee to act either as a co-trustee, jointly with the Property Trustee, of all or any part of the Trust Property, or to the extent required by law, as separate trustee of any such property, in either case with such powers as may be provided in the instrument of appointment, and to vest in such person or persons (as defined below) in such capacity any property, title, right or power deemed necessary or desirable, subject to the provisions of the Trust Agreement. In case a Debenture Event of Default has occurred and is continuing, the Property Trustee alone shall have the power to make such appointment.

         "Trust Property" means (i) the Junior Subordinated Debentures, (ii) any cash on deposit in, or owing to, the "Payment Account" created under the Trust Agreement and (iii) all proceeds and rights in respect of the foregoing and any other property or assets held by the Property Trustee pursuant to the trusts of the Trust Agreement.

Merger or Consolidation of Issuer Trustees

         Any person into which the Property Trustee, the Delaware Trustee or any Administrative Trustee that is not a natural person may be merged or converted or with which it may be consolidated, or any person resulting from any merger, conversion or consolidation to which such Relevant Trustee shall be a party, or any person succeeding to all or substantially all the corporate trust business of such Relevant Trustee, shall be the successor of such Relevant Trustee under the Trust Agreement, provided such person shall be otherwise qualified and eligible.

         A "person," as used herein, means any individual, corporation, estate, partnership, joint venture, association, joint stock company, company, limited liability company, trust, unincorporated association, government or any agency or political subdivision thereof or any other entity of whatever nature.

Responsibilities of the Property Trustee

         The Property Trustee, before the occurrence of an Event of Default and after the curing of all Events of Default that may have occurred, undertakes to perform only such duties as are specifically set forth in the Trust Agreement and, after an Event of Default has occurred which has not been cured or waived, must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the Property Trustee is under no obligation to exercise any of the powers vested in it by the Trust Agreement at the request or direction of any holder of the Trust Preferred Securities unless it is offered reasonable security or indemnity against the costs, expenses and liabilities that might be incurred thereby; provided that, such right to indemnity shall in no event relieve the Property Trustee upon the occurrence of an Event of Default of its obligation to exercise the rights and powers vested in it by the Trust Agreement. If no Event of Default has occurred and is continuing and the Property Trustee (a) is required to decide between alternative causes of action,
(b) is required to construe ambiguous provisions in the Trust Agreement or (c) is unsure of the application of any provision of the Trust Agreement, and the matter is not one on which holders of the Trust Preferred Securities are entitled under the Trust Agreement to vote, then the Property Trustee shall take such action as is directed by the Company and if not so directed, shall take such action as it deems advisable and in the best interests of the holders of the Trust Securities and will have no liability except for its own bad faith, gross negligence or willful misconduct.

Amendment of Trust Agreement

         The Trust Agreement may be amended from time to time by the Administrative Trustee and the holders of all of the Trust Common Securities, without the consent of any holder of the Trust Preferred Securities, (i) to cure any ambiguity, correct or supplement any provisions in the Trust Agreement that may be inconsistent with any other provision, or to make any other provisions with respect to matters or questions arising under the Trust Agreement, which shall not be inconsistent with the other provisions of the Trust Agreement, (ii) to modify, eliminate or add to any provisions of the Trust Agreement to such extent as shall be necessary to ensure that the Trust will be classified for United States federal income tax purposes as a grantor trust or as other than a business entity taxable as a corporation at all times that any Trust Securities are outstanding or to ensure that the Trust will not be required to register as an "investment company" under the Investment Company Act or (iii) to permit the qualification of the Trust Agreement under any federal statute now or hereafter in effect or any state "Blue Sky" law if the Company, as Depositor, so directs; provided, however, that in the case of either clause (i) or (ii), such action shall not adversely affect in any material respect the interests of any holder of the Trust Preferred Securities, and any such amendments of such Trust Agreement shall become effective when notice thereof is given to the holders of the Trust Securities.

         The Trust Agreement may be amended by the Issuer Trustees and the Company with (i) the consent of the holders of a majority of the aggregate Liquidation Amount of the outstanding Trust Securities and (ii) receipt by the Issuer Trustees of an opinion of counsel to the effect that such amendment or the exercise of any power granted to the Issuer Trustees in accordance with such amendment will not cause the Trust to be taxable as a corporation or classified as other than a grantor trust for United States federal income tax purposes or affect the Trust's exemption from status as an "investment company" under the Investment Company Act; provided that without the consent of each affected holder of Trust Securities, the Trust Agreement may not be amended to (i) change the amount or timing of any Distribution on the Trust Securities or otherwise adversely affect the amount of any Distribution required to be made in respect of the Trust Securities as of a specified date or (ii) restrict the right of a holder of Trust Securities to institute suit for the enforcement of any such payment on or after such date.

         Any required approval of holders of the Trust Preferred Securities may be given at a meeting of holders of the Trust Preferred Securities convened for such purpose or pursuant to written consent. The Property Trustee will cause a notice of any meeting at which holders of the Trust Preferred Securities are entitled to vote to be given to each holder of record of the Trust Preferred Securities in the manner set forth in the Trust Agreement.

         No vote or consent of the holders of the Trust Preferred Securities will be required for the Trust to redeem and cancel the Trust Preferred Securities in accordance with the Trust Agreement.

Governing Law

         The Trust Agreement will be governed by and construed in accordance with the laws of the State of Delaware.

Miscellaneous

         The Property Trustee and the Administrative Trustee are authorized and directed to conduct the affairs of, and to operate, the Trust in such a way that the Trust will not be deemed to be an "investment company" required to be registered under the Investment Company Act and will not be taxable as a corporation or as other than a grantor trust for United States federal income tax purposes and so that the Junior Subordinated Debentures will be treated as indebtedness of the Company for United States federal income tax purposes. In this connection, the Administrative Trustee, the Property Trustee and the holders of a majority of the aggregate Liquidation Amount of the Trust Common Securities are authorized to take any action, not inconsistent with applicable law, the certificate of trust of the Trust or the Trust Agreement, that the Administrative Trustee, the Property Trustee or such holders of the Trust Common Securities determine in their discretion to be necessary or desirable for such purposes, as long as such action does not materially adversely affect the interests of the holders of the Trust Preferred Securities.

         First Union will initially serve as paying agent under the Trust Agreement with respect to the Trust Preferred Securities. Any paying agent with respect to the Trust Preferred Securities shall be permitted to resign as paying agent upon 30 days written notice to the Administrative Trustee and the Property Trustee. In the event that First Union shall no longer be the paying agent, the Administrative Trustee shall appoint a successor (which shall be a bank or trust company) to act as paying agent.

          Holders of the Trust Preferred Securities have no preemptive or similar rights.

         The Trust Agreement provides that each holder of the Trust Preferred Securities, by acceptance thereof, agrees to the provisions of the Trust Agreement and the Guarantee, including the subordination provisions thereof, and the Indenture.

                DESCRIPTION OF THE JUNIOR SUBORDINATED DEBENTURES

         The Junior Subordinated Debentures are to be issued under the Indenture. This summary of certain terms and provisions of the Junior Subordinated Debentures and the Indenture, which summarizes the material provisions thereof, does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Indenture. Whenever particular defined terms of the Indenture are referred to herein, such defined terms are incorporated herein by reference.

General

         The Indenture permits the issuance from time to time of debt securities thereunder in addition to the Junior Subordinated Debentures ("Additional Junior Subordinated Debt Securities" which, together with the Junior Subordinated Debentures, will be referred to herein as the "Junior Subordinated Debt Securities"), and the Junior Subordinated Debentures will rank on a parity with such Additional Junior Subordinated Debt Securities, all of which will be unsecured and subordinate and junior in right of payment to the extent and in the manner set forth in the Indenture to all Senior Debt (as defined below) of the Company. The Indenture does not limit the incurrence or issuance of other secured or unsecured debt of the Company, including Senior Debt, but excluding the Junior Subordinated Debt Securities, whether under the Indenture, or any other indenture that the Company may enter into in the future or otherwise. See "--Subordination." The Company expects from time to time to incur additional indebtedness constituting Senior Debt.

         Concurrently with the issuance of the Trust Preferred Securities in exchange for shares of Series A Preferred Stock, the Trust will exchange the shares of Series A Preferred Stock together with the consideration paid by the Company for the Trust Common Securities, for the Junior Subordinated Debentures. The Junior Subordinated Debentures will be issued in an aggregate principal amount equal to the aggregate Liquidation Amount of the Trust Preferred Securities plus the aggregate Liquidation Amount of the Trust Common Securities. The Junior Subordinated Debentures will mature on January 31, 2030 and will bear interest from the date of issuance, which shall be the day immediately following the Expiration Date, at the annual rate of 9.5% of the principal amount thereof (except in an Extension Period during which time the Junior Subordinated Debentures will bear interest at an annual rate of 11.51% plus additional interest as set forth in "--Option to Defer Interest Payments" below). Interest shall be payable on a quarterly basis nine months in arrears on January 31, April 30, July 31 and October 31 of each year (each, an "Interest Payment Date"), commencing January 31, 2001 (at which time interest accruing for the period between February 1, 2000 and April 30, 2000 shall be payable), to the person in whose name each Junior Subordinated Debenture is registered, subject to certain exceptions, at the close of business on the date that is 15 days preceding such Interest Payment Date. It is anticipated that, until the liquidation, if any, of the Trust, the Junior Subordinated Debentures will be held in the name of the Property Trustee in trust for the benefit of the Trust and the holders of the Trust Securities. The amount of interest payable for any period will be computed on the basis of a 360-day year of twelve 30-day months. In the event that any date on which interest is payable on the Junior
Subordinated Debentures is not a Business Day, then payment of the interest payable on such date will be made on the next succeeding day that is a Business Day (without any interest or other payment in respect of any such delay), except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on the date such payment was originally payable. Accrued interest that is not paid on the applicable Interest Payment Date will bear Additional Interest. See "Description of the Trust Preferred Securities--Distributions." The term "interest" as used herein shall include quarterly interest payments, interest on quarterly interest payments not paid on the applicable Interest Payment Date and Additional Sums, as applicable.

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Redemption

         The Company has the right to redeem the Junior Subordinated  Debentures
(i) on or after January 31, 2003, in whole at any time or in part from time to time or (ii) upon the occurrence and during the continuation of a Tax Event, at any time within 90 days following the occurrence and during the continuation of a Tax Event, in whole (but not in part). A redemption of the Junior Subordinated Debentures would cause a mandatory redemption of the Trust Securities.

          Junior Subordinated Debentures in denominations larger than $7.60 may be redeemed in part but only in integral multiples of $7.60. The Redemption Price for any Junior Subordinated Debentures so redeemed shall equal any accrued and unpaid interest (including Additional Interest) thereon to the Redemption Date, plus 100% of the principal amount thereof.

         Notice of any redemption will be mailed at least 45 days but not more than 75 days before the Redemption Date to each holder of the Junior Subordinated Debentures to be redeemed at its registered address. Unless the Company defaults in payment of the Redemption Price, on and after the Redemption Date interest shall cease to accrue on such Junior Subordinated Debentures or portions thereof called for redemption.

         "Tax Event" means the receipt by a business trust of an opinion of counsel experienced in such matters to the effect that, as a result of any amendment to, or change (including any announced proposed change) in, the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein, or as a result of any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or which pronouncement or decision is announced on or after the date of issuance of the trust preferred securities of such business trust, there is more than an insubstantial risk that (i) such business trust is, or will be within 90 days of the delivery of such opinion of counsel, subject to United States federal income tax with respect to income received or accrued on the corresponding series of Junior Subordinated Debt Securities issued by the Company to such business trust, (ii) interest payable by the Company on such corresponding series of Junior Subordinated Debt Securities is not, or within 90 days of the delivery of such opinion of counsel will not be, deductible by the Company, in whole or in part, for United States federal income tax purposes or (iii) such business trust is, or will be within 90 days of the delivery of such opinion of counsel, subject to more than a de minimis amount of other taxes, duties or other governmental charges.

Denominations, Registration and Transfer

         The Junior Subordinated Debentures will be issuable only in registered form without coupons in denominations of $7.60 and any integral multiple thereof. Junior Subordinated Debentures will be exchangeable for other Junior Subordinated Debentures of any authorized denominations, of like tenor and aggregate principal amount, upon surrender of the Junior Subordinated Debentures, to be exchanged at the offices or agencies of the Company designated for that purpose.

          Junior Subordinated Debentures may be presented for exchange as provided above and may be presented for registration of transfer (with the form of transfer endorsed thereon, or a satisfactory written instrument of transfer, duly executed) at the offices or agencies of the Company designated for such purpose without service charge and upon payment of any taxes and other governmental charges as described in the Indenture. The Company will appoint the Debenture Trustee as securities registrar under the Indenture.

         Neither the Company nor the Debenture Trustee shall be required to (i) issue, register the transfer of or exchange Junior Subordinated Debentures during the period beginning at the opening of business 15 days before the day of selection for redemption of the Junior Subordinated Debentures and ending at the close of business on the day of mailing of the relevant notice of redemption or
(ii) register the transfer of or exchange any Junior Subordinated Debentures so selected for redemption, in whole or in part, except, in the case of any Junior Subordinated Debentures being redeemed in part, any portion thereof not to be redeemed.

Option to Defer Interest Payments

         So long as no Debenture Event of Default has occurred and is continuing, the Company has the right under the Indenture at any time or from time to time during the term of the Junior Subordinated Debentures to defer payment of interest on the Junior Subordinated Debentures for an Extension Period not exceeding 20 consecutive quarterly periods; provided that no Extension Period may extend beyond the Stated Maturity of the Junior Subordinated Debentures. During an Extension Period, interest will continue to accrue and holders of the Junior Subordinated Debentures (or holders of the Trust Preferred Securities while the Trust Preferred Securities are outstanding) will be required to accrue interest income for United States federal income tax purposes. See "--Restrictions on Certain Payments" and "Certain Federal Income Tax Considerations--Interest Income and Original Issue Discount."

         During any such Extension Period, the Company will not be permitted, subject to certain exceptions, to declare or pay any cash distributions with respect to the Company's capital stock or debt securities that rank on a parity with or junior to the Junior Subordinated Debentures as described under "--Restrictions on Certain Payments." Prior to the termination of any such Extension Period, the Company may further defer the payment of interest on the Junior Subordinated Debentures, provided that no Extension Period may exceed 20 consecutive quarterly periods or extend beyond the Stated Maturity of the Junior Subordinated Debentures or end on a date other than an Interest Payment Date. At the end of such Extension Period, the Company must pay to the holders of the Junior Subordinated Debentures Additional Interest and the Trust must pay to the holders of the Trust Preferred Securities accumulated Distributions. See
"Description of the Trust Preferred Securities--Distributions." Upon the termination of any such Extension Period and the payment of all interest then accrued and unpaid and any Additional Interest then due on the Interest Payment Date, the Junior Subordinated Debentures will thereafter bear interest at the initial rate of 9.5% per annum (unless the Company elects to begin a new Extension Period). The Company may elect to begin a new Extension Period subject to the above conditions. No interest or Additional Interest shall be due and payable during an Extension Period, except at the end thereof.

         The Company must give the holders of the Junior Subordinated Debentures and the Debenture Trustee notice of its election to begin such Extension Period at least one Business Day prior to the next succeeding Interest Payment Date, or with respect to the Junior Subordinated Debentures issued to the Trust so long as such Junior Subordinated Debentures are held by the Trust, at least one Business Day prior to the earlier of (i) the next succeeding date on which Distributions on the Trust Preferred Securities would be payable but for such deferral and (ii) the date on which the Trust is required to give notice to any securities exchange or other applicable self-regulatory organization or to holders of the Trust Preferred Securities of the applicable record date or the date such Distribution is payable. The Debenture Trustee shall give notice of the Company's election to begin a new Extension Period to the holders of the Junior Subordinated Debentures. There is no limitation on the number of times that the Company may elect to begin an Extension Period.

 Additional Sums

         If the Trust is required to pay any additional taxes, duties or other governmental charges as a result of a Tax Event, the Company will pay as Additional Sums on the Junior Subordinated Debentures such amounts as shall be required so that the Distributions payable by the Trust shall not be reduced as a result of any such additional taxes, duties or other governmental charges.

Restrictions on Certain Payments

         The Company will covenant as to the Junior Subordinated Debentures that it will not (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of the Company's capital stock or (ii) make any payment of principal of or interest or premium, if any, on or repay, repurchase or redeem any debt securities of the Company (including other Junior Subordinated Debt Securities) that rank pari passu in all respects with or junior in interest to the Junior Subordinated Debentures (other than (a) repurchases, redemptions or other acquisitions of shares of capital stock of the Company in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of one or more employees, officers, directors or consultants, in connection with a dividend reinvestment or stockholder stock purchase plan or in connection with the issuance of capital stock of the Company (or securities convertible into or exercisable for such capital stock) as consideration in an acquisition transaction entered into prior to the applicable Extension Period, (b) as a result of an exchange or conversion of any class or series of the Company's capital stock (or any capital stock of a subsidiary of the Company) for any class or series of the Company's capital stock, or of any class or series of the Company's indebtedness for any class or series of the Company's capital stock,
(c) the purchase of fractional interests in shares of the Company's capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged, (d) any declaration of a dividend in connection with any rights plan (as defined below) or the issuance of rights, stock or other property under any rights plan, or the redemption or repurchase of rights pursuant thereto or (e) any dividend in the form of stock, warrants, options or other rights where the dividend stock or the stock issuable upon exercise of such warrants, options or other rights is the same stock as that on which the dividend is being paid or ranks pari passu with or junior to such stock), if at such time (1) there shall have occurred any event of which the Company has actual knowledge that with the giving of notice or the lapse of time, or both, would constitute an Event of Default with respect to the Junior Subordinated Debentures and in respect of which the Company shall not have taken reasonable steps to cure, (2) such Junior Subordinated Debentures are held by the Trust and the Company shall be in default with respect to its payment of any obligations under the Guarantee or (3) the Company shall have given notice of its election to begin an Extension Period as provided in the Indenture with respect to the Junior Subordinated Debentures and shall not have rescinded such notice, or such Extension Period, or any extension thereof, shall be continuing.

         A "rights plan" means a plan of the Company, including the Rights Plan, providing for the issuance to all holders of Common Stock of rights entitling the holders thereof to subscribe for or purchase shares of any class or series of capital stock of the Company which rights (i) are deemed to be transferred with such shares of Common Stock and (ii) are also issued in respect of future issuances of such Common Stock, in each case until the occurrences of a specified event or events.

 Subordination

         The Junior Subordinated Debt Securities will be subordinate in right of payment, to the extent set forth in the Indenture, to all Senior Debt of the Company. As of October 31, 1999, the Company had approximately $19,883,000 of Senior Debt. If the Company defaults in the payment of any principal, premium, if any, or interest, if any, or any other amount payable on any Senior Debt when the same becomes due and payable, whether at maturity or at a date fixed for redemption or by declaration of acceleration or otherwise, then, unless and until such default has been cured or waived or has ceased to exist or all Senior Debt of the Company has been paid, no direct or indirect payment (in cash, property, securities, by set-off or otherwise) may be made or agreed to be made on the Junior Subordinated Debt Securities or in respect of any redemption, repayment, retirement, purchase or other acquisition of any of the Junior Subordinated Debt Securities.

         "Senior Debt" means (i) Senior Indebtedness (but excluding trade accounts payable and accrued liabilities arising in the ordinary course of business) and (ii) the Allocable Amounts of Senior Subordinated Indebtedness.

         "Senior Indebtedness" means any obligation of the Company to its creditors, whether now outstanding or subsequently incurred, other than any obligation as to which, in the instrument creating or evidencing the obligation or pursuant to which the obligation is outstanding, it is provided that such obligation is not Senior Indebtedness. Senior Indebtedness does not include Senior Subordinated Indebtedness or the Junior Subordinated Debt Securities.

         "Senior Subordinated Indebtedness" means any obligation of the Company to its creditors, whether now outstanding or subsequently incurred, where the instrument creating or evidencing the obligation or pursuant to which the obligation is outstanding, provides that it is subordinate and junior in right of payment to Senior Indebtedness.

         "Allocable Amounts," when used with respect to any Senior Subordinated Indebtedness means the amounts necessary to pay all principal of (and premium, if any) and interest, if any, on such Senior Subordinated Indebtedness in full less, if applicable, any portion of such amounts which would have been paid to, and retained by, the holders of such Senior Subordinated Indebtedness (whether such payments are received by the holders of such Senior Subordinated Indebtedness (1) from the Company or any other obligor thereon or (2) from any holders of, or trustee in respect of, other indebtedness that is subordinate and junior pursuant to provisions of such indebtedness that direct amounts received on account of such indebtedness to be paid over to the holders of such Senior Subordinated Indebtedness) but for the fact that such Senior Subordinated Indebtedness is subordinate or junior in right of payment to trade accounts payable or accrued liabilities arising in the ordinary course of business.

         In the event of (i) any insolvency, bankruptcy, receivership, liquidation, reorganization, readjustment, composition or other similar proceeding relating to the Company, its creditors or its property, (ii) any proceeding for the liquidation, dissolution or other winding up of the Company, voluntary or involuntary, whether or not involving insolvency or bankruptcy proceedings, (iii) any assignment by the Company for the benefit of creditors or
(iv) any other marshalling of the assets of the Company, all Senior Debt (including any interest thereon accruing after the commencement of any such proceedings) of the Company shall first be paid in full before any payment or distribution, whether in cash, securities or other property, shall be made on account of the Junior Subordinated Debt Securities. In such event, any payment or distribution on account of the Junior Subordinated Debt Securities, whether in cash, securities or other property, that would otherwise (but for the subordination provisions) be payable or deliverable in respect of the Junior Subordinated Debt Securities of any series will be paid or delivered directly to the holders of Senior Debt of the Company in accordance with the priorities then existing among such holders until all Senior Debt of the Company (including any interest thereon accruing after the commencement of any such proceedings) has been paid in full; provided, however, that any payment or distribution of "other property" shall not include securities of the Company or any other corporation provided for by a plan of reorganization or readjustment if the payment of such securities is subordinate, at least to the extent provided in these subordination provisions with respect to the indebtedness evidenced by the Junior Subordinated Debt Securities, (1) to all Senior Debt of the Company at the time outstanding and (2) to any securities issued in respect thereof under any such plan of reorganization or readjustment.

         In the event of any such proceeding, after payment in full of all sums owing with respect to Senior Debt of the Company, the holders of Junior Subordinated Debt Securities, together with the holders of any obligations of the Company ranking on a parity with the Junior Subordinated Debt Securities (which for this purpose only shall include the Allocable Amounts of Senior Subordinated Indebtedness), will be entitled to be paid from the remaining assets of the Company the amounts at the time due and owing on the Junior Subordinated Debt Securities and such other obligations before any payment or other distribution, whether in cash, property or otherwise, will be made on account of any capital stock or obligations of the Company ranking junior to the Junior Subordinated Debt Securities and such other obligations. If any payment or distribution by the Company on account of any character or any security, whether in cash, securities or "other property" (subject to the proviso contained in last sentence of the previous paragraph), shall be received by the Debenture Trustee or any holder of any Junior Subordinated Debt Security in contravention of any of the terms of the Indenture and before all the Senior Debt of the Company has been paid in full, such payment or distribution or security will be received in trust for the benefit of, and must be paid over or delivered and transferred to, the holders of the Senior Debt of the Company at the time outstanding in accordance with the priorities then existing among such holders for application to the payment of all Senior Debt of the Company remaining unpaid to the extent necessary to pay all such Senior Debt of the Company in full. By reason of such subordination, in the event of the insolvency of the Company, holders of Senior Debt of the Company may receive more, ratably, and holders of the Junior Subordinated Debt Securities may receive less, ratably, than the other creditors of the Company. Such subordination will not prevent the occurrence of any Debenture Event of Default.

Distribution of Junior Subordinated Debentures

         As described under "Description of the Trust Preferred Securities--Dissolution and Liquidation; Distribution Upon Dissolution," under certain circumstances involving the termination of the Trust, Junior Subordinated Debentures may be distributed to the holders of the Trust Preferred Securities in exchange therefor in a Like Amount upon liquidation of the Trust after satisfaction of liabilities to creditors of the Trust as provided by applicable law. There can be no assurance as to the market price of any Junior Subordinated Debentures that may be distributed to the holders of the Trust Preferred Securities.

Debenture Events of Default

         The Indenture provides that any one or more of the following described events with respect to a series of Junior Subordinated Debt Securities, including the Junior Subordinated Debentures, that has occurred and is continuing constitutes a "Debenture Event of Default" with respect to such series of Junior Subordinated Debt Securities:

                  (i)  default in the  payment of any  interest  upon any Junior
         Subordinated Debt Security of that series, including any Additional Interest in respect thereof, when it becomes due and payable, and continuance of such default for a period of 30 days (subject to the deferral of any due date in the case of an Extension Period); or

                  (ii) default in the payment of the principal of any Junior Subordinated Debt Security of that series at its maturity; or

                  (iii)  failure on the part of the  Company  duly to observe or perform any other of the covenants or agreements on the part of the Company in the Junior Subordinated Debt Securities of that series or in the Indenture for a period of 90 days after the date on which written notice of such failure, requiring the Company to remedy the same, shall have been given to the Company by the Trustee by registered or certified  mail or to the  Company  and the  Debenture  Trustee  by the holders of at least 25% in aggregate principal amount of the outstanding Junior Subordinated Debt Securities of that series; or

                  (iv) the entry of a decree or order by a court having jurisdiction in the premises adjudging the Company a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization of the Company under Title 11 of the United States Code or any successor statute, as amended (the "Bankruptcy Code"), or any other similar applicable federal or state law, which decree or order shall have continued undischarged and unstayed for a period of 60 days; or the entry of a decree or order of a court having jurisdiction in the premises for the appointment of a receiver or liquidator or trustee or assignee in bankruptcy or insolvency of the Company or of its property, or for the winding-up or liquidation of its affairs, which decree or order shall have continued undischarged and unstayed for a period of 60 days; or

                  (v) the commencement by the Company of voluntary proceedings to be adjudicated a bankrupt, or consent by the Company to the filing of a bankruptcy proceeding against it, or the filing by the Company of a petition or answer or consent seeking reorganization under the Bankruptcy Code or any other similar federal or state law, or consent by the Company to the filing of any such petition, or the consent by the Company to the appointment of a receiver or liquidator or trustee or assignee in bankruptcy or insolvency of it or of its property, or the making by the Company of an assignment for the benefit of creditors, or the admission by the Company in writing of its inability to pay its debts generally as they become due; or

                  (vi) any other event of default provided with respect to Junior Subordinated Debt Securities of that series.

         If a Debenture Event of Default (other than a Debenture Event of Default specified in clauses (iv) or (v) of the immediately preceding paragraph) with respect to Junior Subordinated Debt Securities of any series at the time outstanding occurs and is continuing, then and in every such case the Debenture Trustee or the holders of not less than 25% in aggregate principal amount of the outstanding Junior Subordinated Debt Securities of that series may declare the principal amount (or, such portion of the principal amount as may be specified in the terms of that series) of all the Junior Subordinated Debt Securities of that series to be due and payable immediately, by a notice in writing to the Company (and to the Debenture Trustee if given by holders), provided that, in the case of the Junior Subordinated Debt Securities of a series issued to a business trust, if, upon a Debenture Event of Default, the Debenture Trustee or the holders of not less than 25% in principal amount of the outstanding Junior Subordinated Debt Securities of such series fail to declare the principal of all the outstanding Junior Subordinated Debt Securities of such series to be immediately due and payable, the holders of at least 25% in aggregate Liquidation Amount of the related series of trust preferred securities then outstanding shall have the right to make such declaration by a notice in writing to the Company and the Debenture Trustee; and upon any such declaration such principal amount (or specified portion thereof) of and the accrued interest (including any Additional Interest) on all the Junior Subordinated Debt
Securities of such series shall become immediately due and payable. If a Debenture Event of Default specified in clauses (iv) or (v) of the immediately preceding paragraph with respect to Junior Subordinated Debt Securities of any series at the time outstanding occurs, the principal amount of all the Junior Subordinated Debt Securities of such series (or such portion of the principal amount of such Junior Subordinated Debt Securities as may be specified by the terms of that series) shall automatically, and without any declaration or other action on the part of the Debenture Trustee or any holder, become immediately due and payable.

          At any time after such a declaration of acceleration with respect to Junior Subordinated Debt Securities of any series has been made and before a judgment or decree for payment of the money due has been obtained by the Debenture Trustee as in the Indenture provided, the holders of a majority in aggregate principal amount of the outstanding Junior Subordinated Debt Securities of that series, by written notice to the Company and the Debenture Trustee, may rescind and annul such declaration and its consequences if (i) the Company has paid or deposited with the Debenture Trustee a sum sufficient to pay
(a) all overdue installments of interest on all Junior Subordinated Debt Securities of such series, (b) any accrued Additional Interest on all Junior Subordinated Debt Securities of such series, (c) the principal of any Junior Subordinated Debt Securities of such series that have become due otherwise than by such declaration of acceleration and interest and Additional Interest thereon at the rate borne by such series of Junior Subordinated Debt Securities and (d) all sums paid or advanced by the Debenture Trustee under the Indenture and the reasonable compensation, expenses, disbursements and advances of the Debenture Trustee, its agents and counsel and (ii) all Debenture Events of Default with respect to the Junior Subordinated Debt Securities of that series, other than the non-payment of the principal of the Junior Subordinated Debt Securities of that series that has become due solely by such acceleration, have been cured or waived as provided in the Indenture.

         In the case of Junior Subordinated Debt Securities of a series initially issued to a business trust, if the holders of such Junior Subordinated Debt Securities fail to annul such declaration and waive such default, the holders of a majority in aggregate liquidation amount of the related series of trust preferred securities then outstanding shall also have the right to rescind and annul such declaration and its consequences by written notice to the Company and the Debenture Trustee, subject to the satisfaction of the conditions set forth in clauses (i) and (ii) of the immediately preceding paragraph. No such rescission shall affect any subsequent default or impair any right consequent thereon.

          Within 90 days after actual knowledge by a responsible officer of the Debenture Trustee of the occurrence of any default under the Indenture with respect to the Junior Subordinated Debt Securities of any series, the Debenture Trustee shall transmit by mail to all holders of Junior Subordinated Debt Securities of such series, as their names and addresses appear in the register, notice of such default, unless such default shall have been cured or waived; provided, however, that, except in the case of a default in the payment of the principal of or interest (including any Additional Interest) on any Junior Subordinated Debt Security of such series, the Debenture Trustee shall be protected in withholding such notice if and so long as the board of directors, the executive committee or a trust committee of directors and/or responsible officers of the Debenture Trustee in good faith determines that the withholding of such notice is in the interests of the holders of Junior Subordinated Debt Securities of such series; and provided, further, that, in the case of any covenant default, no such notice to holders of Junior Subordinated Debt Securities of such series shall be given until at least 30 days after the occurrence thereof. For the purpose of this paragraph, the term "default" means any event that is, or after notice or lapse of time or both would become, a Debenture Event of Default with respect to Junior Subordinated Debt Securities of such series.

Enforcement of Certain Rights by Holders of Trust Preferred Securities

         The holders of a majority in aggregate principal amount of the Junior Subordinated Debentures have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Debenture Trustee or exercising any trust or power conferred upon the Debenture Trustee under the Indenture. If a Debenture Event of Default has occurred and is continuing and such event is attributable to the failure of the Company to pay interest or principal on the Junior Subordinated Debentures on the date such interest or principal (or, in the case of redemption, the Redemption Date) is due and payable, a holder of the Trust Preferred Securities may institute a Direct Action against the Company under the Indenture. The Company may not amend the Indenture to remove the foregoing right to bring a Direct Action without the prior written consent of the holders of all of the Trust Preferred Securities outstanding. If the right to bring a Direct Action is removed, the Trust may become subject to the reporting obligations under the Exchange Act. The Company shall have the right under the Indenture to set off any payment made to such holder of Trust Preferred Securities by the Company in connection with a Direct Action.

         The holders of the Trust Preferred Securities will not be able to exercise directly any remedies other than those set forth in the preceding paragraph available to the holders of the Junior Subordinated Debentures unless there shall have been an Event of Default under the Trust Agreement. See "Description of the Trust Preferred Securities--Events of Default; Notice; Right to Direct Remedies."

Consolidation, Merger, Sale of Assets and Other Transactions

         The Indenture provides that the Company shall not consolidate with or merge into any other person or convey, transfer or lease its properties and assets substantially as an entirety to any person, and no person shall consolidate with or merge into the Company or convey, transfer or lease its properties and assets substantially as an entirety to the Company unless: (i) if the Company consolidates with or merges into another person or conveys, transfers or leases its properties and assets substantially as an entirety to any person, the successor person is organized under the laws of the United States or any state or territory thereof or the District of Columbia and such successor person expressly assumes the Company's obligations on the Junior Subordinated Debt Securities issued under the Indenture, (ii) immediately after giving effect thereto, no Debenture Event of Default, and no event which, after notice or lapse of time or both, would become a Debenture Event of Default, shall have occurred and be continuing and (iii) certain other conditions as prescribed by the Indenture are met.

         The general provisions of the Indenture do not afford holders of the Junior Subordinated Debentures protection in the event of a highly leveraged or other transaction involving the Company that may adversely affect holders of the Junior Subordinated Debentures.

Resignation and Removal of Debenture Trustee; Appointment of a Successor

         The Debenture Trustee may resign at any time with respect to the Junior Subordinated Debentures by giving written notice thereof to the Company. If an instrument of acceptance by a successor Debenture Trustee shall not have been delivered to the Debenture Trustee within 30 days after the giving of such notice of resignation, the resigning Debenture Trustee may petition any court of competent jurisdiction for the appointment of a successor Debenture Trustee with respect to the Junior Subordinated Debentures.

         The Debenture Trustee may be removed at any time with respect to the Junior Subordinated Debentures by the holders of a majority in aggregate principal amount of the Junior Subordinated Debentures delivered to the Debenture Trustee and to the Company. In addition, if at any time (i) the Debenture Trustee shall cease to meet the eligibility requirements under the Indenture and shall fail to resign after written request therefor by the Company or by any holder or (ii) the Debenture Trustee shall become incapable of acting or shall be adjudged a bankrupt or insolvent or a receiver of the Debenture Trustee or of its property shall be appointed or any public officer shall take charge or control of the Debenture Trustee or of its property or affairs for the purpose of rehabilitation, conversation or liquidation, then, in any such case,
(A) the Company may remove the Debenture Trustee with respect to the Junior Subordinated Debt Securities of all series issued under the Indenture or (B) subject to the provisions of the Indenture requiring the holder to undertake to pay certain related costs, any holder who has been a bona fide holder of a Junior Subordinated Debenture for at least six months may, on behalf of such holder and all others similarly situated, petition any court of competent jurisdiction for the removal of the Debenture Trustee with respect to the Junior Subordinated Debt Securities of all series issued under the Indenture and the appointment of a successor Debenture Trustee.

         If the Debenture Trustee shall resign, be removed or become incapable of acting, of if a vacancy shall occur in the office of the Debenture Trustee for any cause with respect to the Junior Subordinated Debt Securities of one or more series, the Company shall promptly appoint a successor Debenture Trustee with respect to the Junior Subordinated Debt Securities of that or those series. If, within one year after such resignation, removal or incapability, or the occurrence of such vacancy, a successor Debenture Trustee with respect to the Junior Subordinated Debt Securities of any series shall be appointed by act of the holders of a majority in aggregate principal amount of the outstanding Junior Subordinated Debt Securities of such series delivered to the Company and the retiring Debenture Trustee, the successor Debenture Trustee so appointed shall, forthwith upon its acceptance of such appointment, become the successor Debenture Trustee with respect to the Junior Subordinated Debt Securities of such series and supersede the successor Debenture Trustee appointed by the Company. If no successor Debenture Trustee with respect to the Junior Subordinated Debt Securities of any series shall have been so appointed by the Company or the holders and accepted appointment in the manner as in the Indenture provided, any holder who has been a bona fide holder of a Junior Subordinated Debt Security of such series for at least six months may, subject to the provisions of the Indenture requiring the holder to undertake to pay certain related costs, on behalf of such holder and all others similarly situated, petition any court of competent jurisdiction for the appointment of a successor Debenture Trustee with respect to the Junior Subordinated Debt Securities of such series.

Merger or Consolidation of Debenture Trustee

         Any corporation into which the Debenture Trustee may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Debenture Trustee shall be a party, or any corporation succeeding to all or substantially all of the corporate trust business of the Debenture Trustee, shall be the successor of the Debenture Trustee under the Indenture, provided such corporation shall be otherwise qualified and eligible under the Indenture, without the execution or filing of any paper or any further act on the part of any of the parties to the Indenture.

Modification of Indenture

         From time to time the Company and the Debenture Trustee may, without the consent of the holders of the Junior Subordinated Debt Securities, amend, modify or supplement the Indenture for specified purposes, including, (i) to evidence the succession of another person to the Company and the assumption by the successor of the covenants of the Company contained in the Indenture and the Junior Subordinated Debt Securities; (ii) to convey, transfer, assign, mortgage or pledge any property to or with the Debenture Trustee or surrender any right or power of the Company contained in the Indenture; (iii) to provide for the issuance of and establish the form or terms of any Junior Subordinated Debt Securities; (iv) to add to the covenants of the Company for the benefit of the holders of all or any series of Junior Subordinated Debt Securities (and if such covenants are to be for the benefit of less than all series of Junior Subordinated Debt Securities, stating that such covenants are expressly being included solely for the benefit of the series specified) or to surrender any right or power conferred upon the Company; (v) to add any additional Debenture Events of Default for the benefit of the holders of all or any series of Junior Subordinated Debt Securities (and if such additional Debenture Events of Default are to be for the benefit of less than all series of Junior Subordinated Debt Securities, stating that such additional Debenture Events of Default are expressly being included solely for the benefit of the series specified); (vi) to change or eliminate all of the provisions of the Indenture (provided that any such change or elimination shall (a) become effective only when there is no Junior Subordinated Debt Security outstanding of any series created prior to the execution of such supplemental indenture that is entitled to the benefit of such position or (b) not apply to any outstanding Junior Subordinated Debt Securities; (vii) to cure any ambiguity, to correct or supplement any provision of the Indenture that may be defective or inconsistent with any other provision therein, or to make provisions with respect to questions arising under the Indenture provided that such action does not adversely affect the interest of the holders of any series of Junior Subordinated Debt Securities in any material respect or, in the case of any Junior Subordinated Debt Securities held by a trust, the holders of the trust preferred securities issued by such trust;
(viii) to evidence and provide for the acceptance of appointment by a successor Debenture Trustee or to provide for the administration of the trusts created under the Indenture by more than one trustee; (ix) to comply with the requirements of the Commission in order to permit the qualification of the Indenture under any federal law as now or hereafter in effect or any state "Blue Sky" law if the Company so directs; or (x) to increase the maximum principal amount permitted to be outstanding under the Indenture; provided, however, that the Debenture Trustee shall receive an opinion of counsel that no qualification of an indenture shall be required under the Trust Indenture Act by reason of such increase with respect to any Junior Subordinated Debt Securities outstanding under the Indenture or that any such qualification shall have been effected.

         The Indenture contains additional provisions permitting the Company and the Debenture Trustee, with the consent of the holders of not less than a majority in aggregate principal amount of each outstanding series of Junior Subordinated Debt Securities affected, to modify the Indenture for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of modifying in any manner the rights of the holders of the Junior Subordinated Debt Securities of such series; provided, that no such modification may, without the consent of the holder of each outstanding Junior Subordinated Debt Security of each series so affected:

                  (i) change the stated maturity of the principal of, or any installment of interest (including any Additional Interest) on, any Junior Subordinated Debt Security, or reduce the principal amount thereof or the rate of interest thereon payable upon the redemption thereof, or change the place of payment where, or the coin or currency in which, any Junior Subordinated Debt Security or interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the stated maturity thereof (or, in the case of redemption, on or after the redemption date);

                  (ii) reduce the percentage in aggregate principal amount of the outstanding Junior Subordinated Debt Securities of any series, the consent of whose holders is required for any such supplemental indenture, or the consent of whose holders is required for any waiver (of compliance with certain provisions of the Indenture or certain defaults thereunder and their consequences) provided for in the Indenture; or

                  (iii) modify any of the provisions of the Indenture described in this paragraph or certain other provisions of the Indenture relating to waivers subject to the approval of a requisite principal amount of Junior Subordinated Debt Securities, except to increase any such percentage or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the holder of each Junior Subordinated Debt Security affected thereby;

provided, further, that, in the case of any Junior Subordinated Debt Securities of a series held by a trust, so long as any trust preferred securities issued in connection therewith remain outstanding, (a) no such amendment shall be made that adversely affects the holders of such trust preferred securities in any material respect, and no termination of the Indenture shall occur, and no waiver of any Debenture Event of Default or compliance with any covenant under the Indenture shall be effective, without the prior consent of the holders of at least a majority of the aggregate liquidation amount of such trust preferred securities then outstanding unless and until the principal of the Junior Subordinated Debt Securities of such series and all accrued and unpaid interest (including any Additional Interest) thereon have been paid in full and (b) no amendment shall be made to the provisions of the Indenture that would impair the rights of the holders of trust preferred securities issued by a trust without the prior consent of the holders of each of such trust preferred securities then outstanding unless and until the principal of the Junior Subordinated Debt Securities of such series and all accrued and (subject to the provisions of the Indenture permitting the deferral of interest) unpaid interest (including any Additional Interest) thereon have been paid in full.

         A supplemental indenture that changes or eliminates any covenant or other provision of the Indenture that has expressly been included solely for the benefit of one or more particular series of Junior Subordinated Debt Securities or any trust preferred securities issued in connection therewith by a trust that holds the Junior Subordinated Debt Securities of any series, or that modifies the rights of the holders of Junior Subordinated Debt Securities of such series or holders of such trust preferred securities with respect to such covenant or other provision, shall be deemed not to affect the rights under the Indenture of the holders of Junior Subordinated Debt Securities of any other series or holders of trust preferred securities issued in connection therewith.

Satisfaction and Discharge

         The Indenture provides that when, among other things, all Junior Subordinated Debt Securities not previously delivered to the Debenture Trustee for cancellation (i) have become due and payable, (ii) will become due and payable at their stated maturity within one year of the date of the deposit referred to herein or (iii) are to be called for redemption within one year under arrangements satisfactory to the Debenture Trustee for the giving of notice of redemption thereof, and the Company deposits or causes to be deposited with the Debenture Trustee funds, in trust, for the purpose and in an amount in the currency or currencies in which the Junior Subordinated Debt Securities are payable sufficient to pay and discharge the entire indebtedness on the Junior Subordinated Debt Securities not previously delivered to the Debenture Trustee for cancellation, for the principal and interest (including any Additional Interest) to the date of the deposit or to the stated maturity or redemption date, as the case may be, then the Indenture will cease to be of further effect (except as to the Company's obligations to pay all other sums due pursuant to the Indenture and to provide the officers' certificates and opinions of counsel described therein) and the Company will be deemed to have satisfied and discharged the Indenture.

Responsibilities of the Debenture Trustee

         The Debenture Trustee is under no obligation to exercise any of the powers vested in it by the Indenture at the request of any holder of Junior Subordinated Debentures, unless offered reasonable security or indemnity by such holder against the costs, expenses and liabilities which might be incurred thereby. The Debenture Trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the Debenture Trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.

Continued Ownership of Trust Common Securities

         The Company will covenant,  as to the Junior  Subordinated  Debentures,
(i) to maintain, directly or indirectly, 100% ownership of the Trust Common Securities provided that certain successors are permitted pursuant to the Indenture to succeed to the Company's ownership of the Trust Common Securities,
(ii) not to voluntarily terminate, wind-up or liquidate the Trust, except (a) in connection with a distribution of Junior Subordinated Debentures to the holders of the Trust Preferred Securities in exchange therefor upon liquidation of the Trust or (b) in connection with certain mergers, consolidations or amalgamations permitted by the Trust Agreement and (iii) to use its reasonable efforts, consistent with the terms and provisions of the Trust Agreement, to cause the Trust to continue not to be taxable as a corporation for United States federal income tax purposes.

Governing Law

         The Indenture and the Junior Subordinated Debt Securities will be governed by and construed in accordance with the laws of the State of South Carolina.

Miscellaneous

         The Company is required to file annually with the Debenture Trustee a certificate as to whether or not the Company is in compliance with all of the covenants and conditions applicable to it under the Indenture.

                          DESCRIPTION OF THE GUARANTEE

          The Guarantee will be executed and delivered between the Company and the Guarantee Trustee for the benefit of the holders from time to time of the Trust Preferred Securities, concurrently with the issuance of the Trust Preferred Securities. This summary of certain provisions of the Guarantee, which summarizes the material terms thereof, does not purport to be complete and is subject to, and qualified in its entirety by reference to, all of the provisions of the Guarantee.

General

         Pursuant to the Guarantee, the Company will irrevocably agree to pay in full on a subordinated basis, the Guarantee Payments to the holders of the Trust Preferred Securities (without duplication of amounts theretofore paid by or on behalf of the Trust), as and when due, regardless of any defense, right of set-off or counterclaim that the Trust may have or assert other than the defense of payment. The following payments or distributions, without duplication, with respect to the Trust Preferred Securities, to the extent not paid by or on behalf of the Trust (the "Guarantee Payments"), will be subject to the
Guarantee: (i) any accumulated and unpaid Distributions required to be paid on the Trust Preferred Securities, to the extent that the Trust has funds on hand available therefor at such time, (ii) the Redemption Price with respect to any Trust Preferred Securities called for redemption, to the extent that the Trust has funds on hand available therefor at such time or (iii) upon a voluntary or involuntary dissolution, winding-up or liquidation of the Trust(other than in connection with the distribution of the Junior Subordinated Debentures to the holders of the Trust Preferred Securities), the lesser of (a) the Liquidation Distribution to the extent that the Trust shall have funds on hand available therefor at such time or (b) the amount of assets of the Trust remaining available for distribution to holders of Trust Preferred Securities on liquidation of the Trust.

         The Company's obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by the Company to the holders of the applicable Trust Preferred Securities or by causing the Trust to pay such amounts to such holders.

         The Company has, through the Guarantee, the Trust Agreement, the Junior Subordinated Debentures and the Indenture, taken together, fully, irrevocably and unconditionally guaranteed all of the Trust's obligations under the Trust Preferred Securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes such guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of the Trust's obligations under the Trust Preferred Securities. See "Relationship Among the Trust Preferred Securities, the Junior Subordinated Debentures and the Guarantee."

Status of the Guarantee

         The Guarantee will constitute an unsecured obligation of the Company and will rank subordinate and junior in right of payment to all Senior Debt of the Company in the same manner as the Junior Subordinated Debentures.

         The Guarantee will constitute a guarantee of payment and not of collection (i.e., the guaranteed party may institute a legal proceeding directly against the Company to enforce its rights under the Guarantee without first instituting a legal proceeding against any other person or entity). The Guarantee will be held for the benefit of the holders of the Trust Preferred Securities. The Guarantee will not be discharged except by payment of the Guarantee Payments in full to the extent not paid by the Trust or upon distribution to the holders of the Trust Preferred Securities of the Junior Subordinated Debentures. The Guarantee places no limitation on the amount of additional Senior Debt that may be incurred by the Company. The Company expects from time to time to incur additional indebtedness constituting Senior Debt.

Amendments and Assignment

         Except with respect to any changes which do not adversely affect the rights of holders of the related Trust Preferred Securities in any material respect (in which case no vote will be required), the Guarantee may not be amended without the prior approval (given in the manner set forth in the Trust Agreement) of the holders of a majority of the aggregate Liquidation Amount of the outstanding Trust Preferred Securities. All guarantees and agreements contained in the Guarantee shall bind the successors, assigns, receivers, trustees and representatives of the Company and shall inure to the benefit of the holders of the Trust Preferred Securities then outstanding.

Events of Default; Control of Remedies

         An event of default under the Guarantee will occur upon the failure of the Company to perform any of its payment obligations thereunder or to perform any non-payment obligations if such non-payment default remains unremedied for 30 days.

          The holders of a majority in Liquidation Amount of the Trust Preferred Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee in respect to the Guarantee or exercising any trust power conferred upon the Guarantee Trustee under the Guarantee. Any holder of the Trust Preferred Securities may institute a legal proceeding directly against the Company to enforce its rights under the Guarantee without first instituting a legal proceeding against the Trust, the Guarantee Trustee or any other person.

Termination of the Guarantee

         The Guarantee will terminate and be of no further force and effect upon
(i) full payment of the Redemption Price of the outstanding Trust Preferred Securities, (ii) full payment of the amounts payable upon liquidation of the Trust or (iii) distribution of the Junior Subordinated Debentures to the holders of the Trust Preferred Securities in exchange for such Trust Preferred Securities. The Guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of the Trust Preferred Securities must restore payment of any sums paid under the Trust Preferred Securities or the Guarantee.

Responsibilities of the Guarantee Trustee

         The Guarantee Trustee, other than during the occurrence and continuance of a default by the Company in performance of the Guarantee, undertakes to perform only such duties as are specifically set forth in the Guarantee and, after default with respect to the Guarantee, must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the Guarantee Trustee is under no obligation to exercise any of the powers vested in it by the Guarantee at the request of any holder of any Trust Preferred Securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby; provided, however, that such right to indemnity shall in no event relieve the Guarantee Trustee, upon the occurrence of an event of default under the Guarantee, of its obligation to exercise the rights and powers vested in it by the Guarantee Agreement.

Governing Law

         The Guarantee will be governed by and construed in accordance with the laws of the State of South Carolina.

Miscellaneous

         The Company, as guarantor, is required to file annually with the Guarantee Trustee a certificate as to whether or not the Company is in compliance with all the conditions and covenants applicable to it under the Guarantee.

   RELATIONSHIP AMONG THE TRUST PREFERRED SECURITIES, THE JUNIOR SUBORDINATED
                          DEBENTURES AND THE GUARANTEE

Full and Unconditional Guarantee

         Pursuant to the Guarantee, payments of Distributions and other amounts due on the Trust Preferred Securities (to the extent the Trust has funds available for the payment of such Distributions) are irrevocably guaranteed by the Company as and to the extent set forth under "Description of the Guarantee," above. Taken together, the Company's obligations under the Junior Subordinated Debentures, the Indenture, the Trust Agreement and the Guarantee provide, in the aggregate, a full, irrevocable and unconditional guarantee of payments of Distributions and other amounts due on the Trust Preferred Securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes such guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of the Trust's obligations under the Trust Preferred Securities. If and to the extent that the Company does not make payments due on the Junior Subordinated Debentures, the Trust will not pay Distributions or other amounts due on the Trust Preferred Securities. The Guarantee does not cover payment of Distributions when the Trust does not have sufficient funds to pay such Distributions. In such event, the remedy of a holder of Trust Preferred Securities is to institute a Direct Action against the Company. The obligations of the Company under the Guarantee and the Junior Subordinated Debentures are subordinate and junior in right of payment to all Senior Debt of the Company.

Sufficiency of Payments

         As long as payments of interest and other payments are made when due on the Junior Subordinated Debentures, such payments will be sufficient to cover Distributions and other payments due on the Trust Preferred Securities, primarily because (i) the aggregate principal amount of the Junior Subordinated Debentures will be equal to the sum of the aggregate stated Liquidation Amount of the Trust Securities; (ii) the interest rate and interest and other payment dates on the Junior Subordinated Debentures will match the Distribution rate and Distribution and other payment dates for the Trust Securities; (iii) the Company shall pay for all and any costs, expenses and liabilities of the Trust except the Trust's obligations to holders of the Trust Preferred Securities under the Trust Preferred Securities; and (iv) the Trust Agreement provides that the Trust will not engage in any activity that is not consistent with the limited purposes of the Trust.

         Notwithstanding anything to the contrary in the Indenture, the Company has the right to set off any payment it is otherwise required to make thereunder with and to the extent the Company has theretofore made, or is concurrently on the date of such payment making, a payment under the Guarantee.

Enforcement Rights of Holders of Trust Preferred Securities

         A holder of any Trust Preferred Security may institute a legal proceeding directly against the Company to enforce its rights under the Guarantee without first instituting a legal proceeding against the Guarantee Trustee, the Trust or any other person or entity.

         A default or event of default under any Senior Debt of the Company would not constitute an Event of Default or Debenture Event of Default. However, in the event of payment defaults under, or acceleration of, Senior Debt of the Company, the subordination provisions of the Indenture provide that no payments may be made in respect of the Junior Subordinated Debentures until such Senior Debt has been paid in full or any payment default thereunder has been cured or waived. Failure to make required payments on the Junior Subordinated Debentures (absent a deferral of interest on the Junior Subordinated Debentures as permitted under the Indenture) would constitute a Debenture Event of Default.

Limited Purpose of Trust

         The Trust exists for the sole purposes and functions of (a) issuing the Trust Preferred Securities in exchange for shares of Series A Preferred Stock,
(b) issuing Trust Common Securities for cash, (c) exchanging such shares of Series A Preferred Stock and the cash paid for the Trust Common Securities for the Company's Junior Subordinated Debentures having an aggregate principal amount equal to the aggregate liquidation amount of the Trust Securities issued,
(d) holding such Junior Subordinated Debentures and (e) engaging in such other activities as are necessary and incidental thereto. A principal difference between the rights of a holder of a Trust Preferred Security and a holder of a Junior Subordinated Debenture is that a holder of a Junior Subordinated Debenture is entitled to receive from the Company the principal amount of and interest accrued on the Junior Subordinated Debentures held, while a holder of Trust Preferred Securities is entitled to receive Distributions from the Trust (or from the Company under the Guarantee) if and to the extent the Trust has funds available for the payment of such Distributions.

Rights Upon Dissolution

         Upon any voluntary or involuntary dissolution, winding-up or liquidation of the Trust involving the liquidation of the Junior Subordinated Debentures, after satisfaction of liabilities to creditors of the Trust as provided by applicable law, the holders of the Trust Preferred Securities will be entitled to receive, out of the assets held by the Trust, the Liquidation Distribution in cash. See "Description of the Trust Preferred Securities--Dissolution and Liquidation; Distribution Upon Dissolution." Upon any voluntary or involuntary liquidation or bankruptcy of the Company, the Property Trustee, as holder of the Junior Subordinated Debentures would be an unsecured creditor of the Company subordinated in right of payment to all Senior Debt as set forth in the Indenture, but entitled to receive payment in full of principal and interest, before any stockholders of the Company receive payments or distributions. Since the Company is the guarantor under the Guarantee, the positions of a holder of such Trust Preferred Securities and a holder of such Junior Subordinated Debentures relative to other creditors and to stockholders of the Company in the event of liquidation or bankruptcy of the Company are expected to be substantially the same.

                    CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

General

         In the opinion of McNair Law Firm, P.A., special tax counsel to the Company and the Trust, the following are the material United States federal income tax consequences to the Holders of the acquisition by exchange, ownership and disposition of shares of Common Stock and the Trust Preferred Securities. Unless otherwise stated, this summary deals only with shares of Common Stock and the Trust Preferred Securities held as capital assets by persons who exchange shares of Series A Preferred Stock. It does not deal with special classes of holders such as banks, thrifts, real estate investment trusts, regulated investment companies, insurance companies, dealers in securities or currencies, tax-exempt investors, foreign governments or with persons that hold shares of Common Stock, the Trust Preferred Securities or Series A Preferred Stock as a position in a "straddle," as part of a "synthetic security" or "hedge," as part of a "conversion transaction" or other integrated investment, or as other than a capital asset. This summary also does not address the tax consequences to persons that have a functional currency other than the U.S. Dollar or the tax consequences to stockholders, partners or beneficiaries of a holder of shares of Common Stock or the Trust Preferred Securities. Further, it does not include any description of any alternative minimum tax consequences or the tax laws of any state, local or foreign government that may be applicable to persons holding shares of Common Stock or the Trust Preferred Securities or to a Holder's decision to exchange shares of Series A Preferred Stock for shares of Common Stock or the Trust Preferred Securities. This summary is based on the Code, Treasury regulations thereunder and administrative and judicial interpretations thereof, in effect as of the date hereof, all of which are subject to change, possibly on a retroactive basis.

         Because the extent to which the Holders will participate in the Exchange Offer cannot be predicted, this discussion is qualified as to certain matters, as set forth below. Holders should also note that counsel's opinions are not binding on the Internal Revenue Service (the "Service") or the courts and that the Company and the Trust have not sought, and do not intend to seek, a ruling from the Service as to the United States federal income tax consequences of the Exchange Offer.

         ALL HOLDERS ARE ADVISED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE UNITED STATES FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF AN EXCHANGE OF SHARES OF SERIES A PREFERRED STOCK FOR SHARES OF COMMON STOCK OR THE TRUST PREFERRED SECURITIES AND THE OWNERSHIP, CONVERSION AND DISPOSITION OF SHARES OF COMMON STOCK AND THE TRUST PREFERRED SECURITIES RECEIVED IN THE EXCHANGE OFFER IN LIGHT OF THEIR OWN PARTICULAR CIRCUMSTANCES.

Federal Income Tax Treatment of the Exchange

         The exchange should more likely than not be viewed for federal income tax purposes as a "recapitalization" of the Company within the meaning of
Section 368(a)(1)(E) of the Code and should be regarded as an isolated transaction that is not part of a plan to increase periodically the proportionate interest of any stockholder in the assets or earnings and profits of the Company. However, the federal income tax treatment and the gain recognized, if any, by a Holder will vary depending upon whether a Holder exchanges Series A Preferred Stock (1) solely for Common Stock; (2) solely for the Trust Preferred Securities; or (3) for a combination of Common Stock and the Trust Preferred Securities. The federal income tax consequences of each of these alternatives is discussed below.

         Gain, loss and tax basis, determined as described below, must be calculated separately for each block of Series A Preferred Stock (i.e., Series A Preferred Stock acquired at the same time in a single transaction) held by a Holder.

         In addition, corporate Holders should also refer to the discussion below entitled "Corporate Stockholders" for special rules concerning the taxation of dividends received by corporations.

         If the exchange is not treated as a "recapitalization" for United States federal income tax purposes, then the distribution of the Trust Preferred Securities and, to the extent that the distribution of shares of Common Stock is disproportionate among the Holders (or could be disproportionate as a result of the Exchange Offer), the distribution of such shares of Common Stock, would be governed by Section 301 of the Code. Pursuant to Section 301, a Holder (i) will not recognize any loss on the exchange, (ii) will recognize dividend income (rather than capital gain) in an amount equal to the FMV of the Common Stock, the FMV of the Trust Preferred Securities and any cash in lieu of a fractional share of Common Stock received in the exchange (without regard to the Holder's basis in the shares of Series A Preferred Stock surrendered in the exchange), to the extent of the Holder's proportionate share of the Company's current or accumulated earnings and profits.

                  The following discussion assumes that the exchange will be treated as a recapitalization for federal income tax purposes.

Exchange of Series A Preferred Stock Solely for Common Stock

         The exchange of Series A Preferred Stock solely for shares of Common Stock will not be a taxable exchange for United States federal income tax purposes. The exchanging Holder's tax basis in the shares of Common Stock received in the exchange will equal such Holder's basis in the Series A Preferred Stock surrendered and the holding period for such Common Stock will be the same as for the surrendered Series A Preferred Stock.

         A Holder that receives Common Stock in the Exchange Offer may receive cash in lieu of a fractional share of the Common Stock. Such Holder will be treated as having received such fractional share and then as having exchanged such fractional share for cash in a redemption subject to Section 302 of the Code, discussed below.

Exchange of Series A Preferred Stock Solely for Trust Preferred Securities

         The exchange of shares of Series A Preferred Stock solely for the Trust Preferred Securities will be a taxable event. If, with respect to a particular Holder, the exchange satisfies one of the tests of Section 302 of the Code described below, it will be treated as a transaction in which capital gain or loss is recognized, rather than as a dividend. The tests under Section 302 of the Code are applied on a stockholder-by-stockholder basis. Therefore, whether an exchange will be treated as a transaction in which capital gain or loss is recognized or as a dividend with respect to a particular Holder will depend on that Holder's particular facts and circumstances. If the exchange of shares of Series A Preferred Stock for Trust Preferred Securities is treated as a transaction in which capital gain or loss is recognized with respect to a particular Holder, the capital gain or loss will be based on the difference between (a) the FMV of the Trust Preferred Securities received in the exchange and (b) the Holder's adjusted tax basis in the shares of Series A Preferred Stock surrendered therefor. Any capital gain or loss will be long-term capital gain or loss if the shares of Series A Preferred Stock surrendered in the exchange were held by the Holder for more than one year.

         Pursuant to Section 302 of the Code, an exchange will be treated as a transaction in which gain or loss is recognized if, after giving effect to the constructive ownership rules of Section 318 of the Code, the exchange (i) represents a "complete termination" of the exchanging Holder's stock interest in the Company, (ii) is "substantially disproportionate" with respect to the exchanging Holder or (iii) is "not essentially equivalent to a dividend" with respect to the exchanging Holder, all within the meaning of Section 302(b) of the Code.

         The Exchange Offer will result in a complete termination of the Holder's interest if, after the exchange, the Holder's stock interest in the Company is completely terminated. In order for a Holder's interest to be completely terminated, a Holder would be required to dispose of all such Holder's Series A Preferred Stock and the Holder's Common Stock, including stock deemed to be owned by such Holder pursuant to the applicable constructive ownership rules of Section 318 of the Code. Unless a Holder owns no Common Stock or such Holder were to dispose of such Holder's Common Stock prior to exchanging such Holder's Series A Preferred Stock for the Trust Preferred Securities, it is unlikely that the exchange will satisfy the "complete termination" test of
Section 302 of the Code.

         Alternatively, the exchange may be substantially disproportionate with respect to such Holder, and qualify for sale or exchange (rather then dividend) treatment. Among other requirements, in order for the exchange to be substantially disproportionate, a Holder's percentage ownership in the amount of outstanding Common Stock immediately after the exchange must be less than 80% of such Holder's percentage ownership of the amount of Common Stock outstanding immediately prior to the exchange. Because the determination of a Holder's percentage ownership is dependent upon the actions of other shareholders in the Company, it is not possible to predict with any certainty whether any Holder's interest before the Exchange Offer will be considered to be "substantially disproportionate" (within the meaning of Section 302 of the Code) to such Holder's interest in the Company after the Exchange Offer.

         An exchange will be "not essentially equivalent to a dividend" as to a particular Holder if it results in a "meaningful reduction" in such Holder's interest in the Company (after application of the constructive ownership rules of Section 318 of the Code). In general, there are no fixed rules for determining whether a "meaningful reduction" has occurred. However, based upon published rulings of the Service, the exchange will be treated as a transaction in which gain or loss is recognized if the Holder's stock ownership is minimal, the Holder exercises no control over the affairs of the Company and the Holder's percentage equity interest in the Company is reduced in the recapitalization to any extent.

         EACH HOLDER SHOULD CONSULT HIS OR HER OWN TAX ADVISOR AS TO HIS OR HER ABILITY IN LIGHT OF HIS OR HER OWN PARTICULAR CIRCUMSTANCES TO SATISFY ANY OF THE FOREGOING TESTS, POSSIBLY BY DISPOSING OF A PORTION OF HIS OR HER STOCK INTEREST IN THE COMPANY CONTEMPORANEOUSLY, AND AS PART OF AN INTEGRATED PLAN, WITH THE EXCHANGE OF SHARES OF SERIES A PREFERRED STOCK FOR SHARES OF COMMON STOCK OR THE TRUST PREFERRED SECURITIES.

         If the exchange of Series A Preferred Stock has the effect of a dividend distribution as to a Holder, the gain recognized by such Holder will be taxed as ordinary dividend income to the extent of the Holder's ratable share of the Company's current or accumulated earnings and profits.

         The exchanging Holder's tax basis in any Trust Preferred Securities received in the exchange will equal the FMV of the Trust Preferred Securities at the time of the exchange and the holding period for the Trust Preferred
Securities will begin on the day after the day on which the Trust Preferred Securities are acquired by the exchanging Holder.

Exchange of Series A Preferred Stock for Common Stock and Trust Preferred Securities

         The exchange of shares of Series A Preferred Stock for a combination of Common Stock and Trust Preferred Securities will be a taxable event. The gain or loss realized on such exchange will be based on the difference, if any, between
(i) the sum of (x) the FMV of the Common Stock, and (y) the FMV of the Trust Preferred Securities; and (ii) such Holder's tax basis in the Series A Preferred Stock exchanged immediately before the exchange. Gain realized by a Holder would be recognized only to the extent of the FMV of the Trust Preferred Securities received by the Holder. Any gain realized in excess of the FMV of the Trust Preferred Securities received by an exchanging Holder and any loss realized by a Holder would not be recognized.

         If, with respect to a particular Holder, the exchange satisfies one of the tests of Section 302 of the Code described above, the gain recognized will be treated as a transaction in which capital gain or loss is recognized, rather than as a dividend. Any capital gain or loss will be long-term capital gain or loss if the shares of Series A Preferred Stock surrendered in the exchange were held by the Holder for more than one year.

         If the gain recognized is treated as a dividend with respect to a particular exchanging Holder under Section 302 of the Code, such Holder will recognize dividend income (rather than capital gain) in an amount equal to the amount of the gain recognized to the extent of such Holder's proportionate share of the Company's current or accumulated earnings and profits.

         A Holder receiving Common Stock in the Exchange Offer may receive cash in lieu of a fractional share. Such Holder will be treated as having received such fractional share and then as having exchanged such fractional share for cash in a redemption subject to Section 302 of the Code (discussed above).

         A Holder will have a tax basis in any shares of Common Stock received in the exchange equal to the Holder's tax basis in the shares of Series A Preferred Stock immediately prior to the exchange, increased by the amount of any income recognized by the Holder and decreased by the FMV of the Trust Preferred Securities received. The holding period of the shares of Common Stock received in the Exchange Offer will include the holding period of the shares of Series A Preferred Stock exchanged.

         The exchanging Holder's tax basis in any Trust Preferred Securities received in the exchange will equal the FMV of the Trust Preferred Securities at the time of the exchange and the holding period for the Trust Preferred
Securities will begin on the day after the day on which the Trust Preferred Securities are acquired by the exchanging Holder.

Corporate Stockholders

         If the exchange of Series A Preferred Stock is treated to any extent as a dividend distribution as to a corporate stockholder, the amount of the distribution that is taxable as a dividend should generally be eligible for the 70% dividends received deduction, subject to the limitations in Sections 246, 246A and 1059 of the Code, discussed below. Where the dividends received deduction is available, a portion of the amount deducted may have to be included by a corporation (because it is reflected in adjusted current earnings) in computing its alternative minimum taxable income for the purposes of ascertaining its possible liability for alternative minimum tax.

         The amount, if any, of the distribution that is taxable as a dividend to a corporate Holder may be an "extraordinary dividend" as defined in Section 1059 of the Code. Pursuant to that provision, if a corporate stockholder receives an extraordinary dividend with respect to any stock that has been held for two years or less on the "dividend announcement date," the nontaxed portion of the dividend (generally the portion eligible for the dividends received deduction) would reduce its tax basis with respect to such stock at the time of any disposition thereof, thereby increasing the taxable gain recognized on such disposition. If the nontaxed portion exceeds the corporate Holder's tax basis in such stock, the corporate Holder must treat any such excess as additional gain upon any disposition of such stock. Special Tax Counsel is aware of no direct authority concerning the proper application of Section 1059 of the Code to an extraordinary dividend arising from a "recapitalization" within the meaning of
Section 368(a)(1)(E) of the Code. If the exchange is treated as a disposition of stock with respect to which an extraordinary dividend has been paid, the nontaxed portion of the dividend will reduce the corporate Holder's basis in the shares of Series A Preferred Stock as of the date of the exchange, and any excess of the nontaxed portion of the dividend over the corporate Holder's basis in the shares of Series A Preferred Stock could be recognized as of that date. If the exchange is not considered to be such a disposition, then the nontaxed portion of the dividend will reduce the Holder's basis in the shares of Common
Stock received in the exchange, and any gain attributable to such basis reduction (and any excess of the nontaxed portion of the extraordinary dividend over the corporate Holder's basis in such stock) would be recognized only upon a disposition of the shares of Common Stock. Corporate stockholders are strongly urged to consult their tax advisors concerning the application of Section 1059 of the Code to any dividend income recognized as a result of the exchange.

         Under Section 246A of the Code, to the extent that a corporation incurs indebtedness directly attributable to an investment in portfolio stock in another company (which would include Series A Preferred Stock), the dividends received deduction will be reduced by a percentage equal, in general, to the average amount of such indebtedness that is outstanding during a base period of not more than one year before the exchange divided by the total adjusted tax basis in the investment. Under no circumstances, however, will the reduction in the dividends received deduction exceed the amount of the interest deduction allocable to the dividend. In addition, under Section 246(c) of the Code, the dividends received deduction will be unavailable with respect to dividends on shares of Series A Preferred Stock held by the recipient for 45 days or less.

Federal Income Tax Treatment of Accrued But Unpaid Dividends

         The Company intends to pay Holders that exchange shares of Series A Preferred Stock the accrued and unpaid dividends with respect to the shares exchanged. Each Holder receiving such payments will recognize dividend income in an amount equal to the cash received as such payments are made with respect to the shares of Series A Preferred Stock tendered in the Exchange Offer. With respect to a corporate stockholder the amount of these cash payments should be eligible for the 70% dividends received deduction, subject to the limitations in sections 246, 246A and 1050 of the Code, discussed above. Where the dividends received deduction is available, a portion of the amount deducted may have to be included by a corporation (because it is reflected in adjusted current earnings) in computing its alternative minimum taxable income for the purposes of ascertaining its possible liability for alternative minimum tax.

Classification of the Junior Subordinated Debentures

         It is Special Tax Counsel's opinion that, although the matter is not free from doubt, the Junior Subordinated Debentures will be classified for United States federal income tax purposes as indebtedness of the Company under current law. By accepting a Trust Preferred Security, each holder covenants to treat the Junior Subordinated Debentures as indebtedness and the Trust Preferred Securities as evidence of an indirect beneficial ownership in the Junior Subordinated Debentures. No assurance can be given, however, that the classification of the Junior Subordinated Debentures as indebtedness will not be challenged by the Service. The remainder of this discussion assumes that the Junior Subordinated Debentures will be classified for United States federal income tax purposes as indebtedness of the Company.

Classification of the Trust

         It is Special Tax Counsel's opinion that the Trust will be classified for United States federal income tax purposes as a grantor trust and not as a business entity taxable as a corporation. Accordingly, for United States federal income tax purposes, each holder of the Trust Preferred Securities will be considered the owner of an undivided interest in the Junior Subordinated Debentures, and pursuant to the agreement to treat the Junior Subordinated Debentures as indebtedness, each holder will be required to include in his, her or its gross income interest received or accrued with respect to his, her or its allocable share of the Junior Subordinated Debentures.

Interest Income and Original Issue Discount

         Each holder of the Trust Preferred Securities will be required to include in his, her or its gross income such person's pro rata share of the interest income paid or accrued with respect to the Junior Subordinated Debentures. If the Company exercises its option to defer payments of interest the OID rules described below would apply. Corporate holders of the Trust Preferred Securities will not be entitled to a dividends received deduction with respect to any income recognized with respect to the Trust Preferred Securities.

         Under current law, the Company's option to defer payments of interest by extending interest payment periods for up to 20 consecutive quarters could cause the Junior Subordinated Debentures to be issued with OID. OID must be included in income by all holders as it accrues economically on a daily basis, without regard to when it is paid in cash or whether a particular holder generally uses the cash method of accounting. However, United States federal income tax regulations provide that "remote" contingencies are ignored in determining whether a debt instrument is issued with OID.

         The Company believes that the likelihood of its exercising its option to defer payments of interest is "remote." Thus, in the opinion of Special Tax Counsel, the Junior Subordinated Debentures will not include OID under the regulations, and holders of the Trust Preferred Securities should recognize interest income under their own methods of accounting (e.g., cash or accrual) instead of under the daily economic accrual rules for OID instruments.

         Under the regulations, however, if the Company exercises its right to defer payments of interest, the Junior Subordinated Debentures will become OID instruments, and all holders of the Trust Preferred Securities will be required to accrue interest on a daily basis during the interest deferral period even though the Company will not pay the interest in cash until the end of the interest deferral period, and even if some holders generally use the cash method of accounting. A holder who disposes of the Trust Preferred Securities during an interest deferral period may suffer a loss because the market value of the Trust Preferred Securities will likely fall if the Company exercises its option to defer payments of interest on the Junior Subordinated Debentures. Furthermore, the market value of the Trust Preferred Securities may not reflect the accumulated distributions that will be paid at the end of the interest deferral period, and a holder who sells the Trust Preferred Securities during the interest deferral period will not receive from the Company any cash related to the interest income the holder accrued and included in taxable income under the OID rules (because that cash will be paid to the holder of record at the end of the interest deferral period).

         If the Junior Subordinated Debentures become OID instruments (i.e., if the Company ever exercises its right to defer payments of interest), the Junior Subordinated Debentures will be taxed as OID instruments for as long as they remain outstanding. Thus, even after the end of the interest deferral period, all holders will be required to continue accruing interest on the Junior
Subordinated Debentures on a daily basis, regardless of their method of accounting. Under the OID rules, a holder would accrue an amount of interest income each year that approximates the stated interest payments called for under the terms of the Junior Subordinated Debentures, and actual cash payments of interest on the Junior Subordinated Debentures would not be reported separately as taxable income.

         The regulations have not yet been addressed in any rulings or other interpretations by the Service, and it is possible that the Service could take a position contrary to Special Tax Counsel's interpretation.

Receipt of Junior Subordinated Debentures or Cash Upon Liquidation of the Trust

         Under   certain   circumstances,   as   described   under  the  caption
"Description of the Trust Preferred Securities--Dissolution and Liquidation; Distributions Upon Dissolution," the Junior Subordinated Debentures may be distributed to holders in exchange for the Trust Preferred Securities and in liquidation of the Trust. This distribution cannot occur without an opinion of an independent tax counsel to the effect that the distribution will not result in recognition of gain or loss to each holder. If the exchange is a non-taxable event, each holder would receive an aggregate tax basis in the Junior Subordinated Debentures equal to the holder's aggregate tax basis in the Trust Preferred Securities. A holder's holding period in the Junior Subordinated Debentures received in liquidation of the Trust would include the period during which the Trust Preferred Securities were held by the holder. However, the tax-free treatment of the distribution may be adversely affected as a result of a change in law. For example, if a Tax Event results in the Trust being treated as a business entity taxable as a corporation, then a holder would recognize gain or loss upon receipt of the Junior Subordinated Debentures as if it had sold the exchanged Trust Preferred Securities for cash. See "--Sale or Redemption of Trust Preferred Securities."

         Under certain circumstances described herein (see "Description of the Trust Preferred Securities"), the Junior Subordinated Debentures may be redeemed for cash and the proceeds of the redemption distributed to holders in redemption of the Trust Preferred Securities. Under current law, such a redemption would, for United States federal income tax purposes, constitute a taxable disposition of the redeemed Trust Preferred Securities and a holder would recognize gain or loss as if it had sold the redeemed Trust Preferred Securities for cash. See "--Sale or Redemption of Trust Preferred Securities."

Sale or Redemption of Trust Preferred Securities

         A holder that sells or redeems Trust Preferred Securities will recognize gain or loss equal to the difference between such holder's adjusted tax basis in the Trust Preferred Securities sold and the amount realized on such sale or redemption. Assuming that the Company does not defer payment of interest on the Junior Subordinated Debentures, a holder's adjusted tax basis in the Trust Preferred Securities will be the FMV of those securities on the date of the exchange of shares of Series A Preferred Stock for the Trust Preferred Securities. Subject to the discussion below regarding accrued and unpaid interest, such gain or loss generally will be a capital gain or loss and generally will be a long-term capital gain or loss if the Trust Preferred Securities have been held for more than one year.

         The Trust Preferred Securities may trade at a price that does not fully reflect the value of the accrued and unpaid interest with respect to the underlying Junior Subordinated Debentures. Should the Company exercise its right to defer payments of interest, a holder who disposes of such holder's Trust Preferred Securities between record dates for payments of distributions thereon will be required to include accrued and unpaid interest on the Junior Subordinated Debentures through the date of disposition in income as ordinary income, and to add such amount to its adjusted tax basis in its allocable share of the underlying Junior Subordinated Debentures deemed disposed. To the extent the selling price is less than the holder's adjusted tax basis, a holder will recognize a capital loss. Subject to certain limited exceptions, capital losses cannot be applied to off-set ordinary income for United States federal income tax purposes.

Sale of Common Stock

         A Holder that sells Common Stock received in the Exchange Offer will recognize gain or loss equal to the difference between its adjusted tax basis in the Common Stock sold and the amount realized on such sale. Generally such gain or loss will be capital gain or loss. Whether the capital gain or loss is long term will be determined by the holding period for such Common Stock. A Holder's adjusted tax basis in such Common Stock and the holding period for such Common Stock will be determined, in part by reference to the Holder's basis and holding period in the Series A Preferred Stock exchanged for such Common Stock. See "--Exchange of Series A Preferred Stock Solely for Common Stock" and "Exchange of Series A Preferred Stock for Common Stock and Trust Preferred Securities," above, for a specific description of the determination of basis and holding periods for Common Stock received in the Exchange Offer.

Information Reporting to Holders

         The Trust will be obligated to report annually to holders of the Trust Preferred Securities the interest received or accrued related to the Junior Subordinated Debentures for the year. The Trust currently intends to report such information on Form 1099 on or before January 31 following each calendar year. Under current law, holders of the Trust Preferred Securities who hold as nominees for beneficial holders will not have any obligation to report information regarding the beneficial holders to the Trust. The Trust, moreover, will not have any obligation to report to beneficial holders who are not also registered holders. Thus, beneficial holders of the Trust Preferred Securities who hold their Trust Preferred Securities through nominees will receive Forms 1099 reflecting the income on their Trust Preferred Securities from such nominee holders rather than from the Trust.

Backup Withholding

         Payments made on, and proceeds from the sale of, the Trust Preferred Securities or the Junior Subordinated Debentures distributed to holders of the Trust Preferred Securities may be subject to a "backup" withholding tax of 31% unless the holder complies with certain identification requirements. Any withheld amounts will be allowed as a refund or credit against the holder's United States federal income tax provided the required information is provided to the Service.

Proposed Tax Legislation

         From time to time legislation has been proposed that, among other things, would (1) treat as equity for United States federal income tax purposes certain debt instruments with a maximum term of more than 20 years; and (2) disallow interest deductions for certain debt instruments or defer interest deductions on certain debt instruments issued with OID. If legislation were enacted that adversely affected the tax treatment of the Junior Subordinated Debentures, there could be a distribution of the Junior Subordinated Debentures to Holders of the Trust Preferred Securities or, in certain circumstances, the redemption of the Junior Subordinated Debentures by the Company and the distribution by the Trust of the resulting cash. See "Description of the Trust Preferred Securities--Redemption."

                                  LEGAL MATTERS

         Certain matters relating to the validity of the Trust Preferred Securities offered hereby will be passed upon for the Company and the Trust by Richards, Layton & Finger, Wilmington, Delaware, and certain matters relating to the validity of the Junior Subordinated Debentures, the Guarantee and the Common Stock will be passed upon for the Company by McNair Law Firm, P.A., Columbia, South Carolina. Certain tax matters will be passed upon for the Company by McNair Law Firm, P.A., Columbia, South Carolina, Special Tax Counsel.

                                     EXPERTS

         The consolidated financial statements of Sea Pines Associates, Inc. and its subsidiaries at October 31, 1999 and 1998, and for each of the three fiscal years in the period ended October 31, 1999, contained herein have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.


                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
                                                                                                     Page
                                                                                                     ----
Report of Independent Auditors...................................................................    F-2
Consolidated Balance Sheets as of October 31, 1998 and 1999......................................    F-3
Consolidated Statements of Operations for the years ended October 31, 1997,
   1998 and 1999.................................................................................    F-5
Consolidated Statements of Shareholders' Equity for the years ended
   October 31, 1997, 1998 and 1999...............................................................    F-6
Consolidated Statements of Cash Flows for the years ended
   October 31, 1997, 1998 and 1999...............................................................    F-7
Notes to Consolidated Financial Statements.......................................................    F-9

                         Report of Independent Auditors

Board of Directors and Shareholders of Sea Pines Associates, Inc.

 We have audited the accompanying consolidated balance sheets of Sea Pines Associates, Inc. (the "Company") as of October 31, 1999 and 1998, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the three years in the period ended October 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

 We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

 In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Sea Pines Associates, Inc. at October 31, 1999 and 1998, and the results of its operations and its cash flows for each of the three years in the period ended October 31, 1999 in conformity with generally accepted accounting principles.

                                                             s/Ernst & Young LLP

 Atlanta, Georgia
 November 19, 1999

                           Sea Pines Associates, Inc.

                           Consolidated Balance Sheets

                                                            October 31
                                                          1999      1998
                                                          ----      ----
                                                    (In Thousands of Dollars)
Assets
Current assets:
  Cash and cash equivalents
       Unrestricted                                    $   662   $   591
       Restricted                                        2,380     2,008
                                                       -------   -------
                                                         3,042     2,599
  Accounts receivable, less allowance for
    doubtful accounts of $41 and $50 at
    October 31, 1999 and 1998, respectively              1,189     1,027

  Current portion of notes receivable                      373       441
  Income tax refund receivable                             346      --
  Inventories                                              737       653
  Prepaid expenses                                         140       132
                                                       -------   -------
Total current assets                                     5,827     4,852

Notes receivable, less current portion                   1,687     1,767
Deferred income taxes                                       83       316
Deferred loan fees, net                                     36        70
Other assets, net                                           78        82
                                                       -------   -------
                                                         1,884     2,235
Real estate assets
  Construction in progress                               6,575     1,135
  Operating properties, net                             23,765    22,680
  Properties held for future development                 4,623     7,023
                                                       -------   -------
                                                        34,963    30,838
                                                       -------   -------
Total assets                                           $42,674   $37,925
                                                       =======   =======


See accompanying notes.

                           Sea Pines Associates, Inc.

                           Consolidated Balance Sheets

                                                            October 31
                                                          1999      1998
                                                          ----      ----
                                                      (In Thousands of Dollars)
Liabilities and shareholders' equity
Current liabilities:
  Accounts payable and accrued expenses                $ 3,300   $ 2,469
  Advance deposits                                       2,155     1,946
  Income taxes payable                                    --         113
  Current portion of deferred revenue and other
    liabilities                                            537       623
  Current portion of long-term debt                        400       367
                                                       -------   -------
Total current liabilities                                6,392     5,518

Long-term debt, less current portion                    19,483    16,792
Deferred revenue and other long-term liabilities           905       897
                                                       -------   -------
Total liabilities                                       26,780    23,207

Commitments and contingencies

Shareholders' equity:
  Series A cumulative preferred stock, no par value,
     2,000,000 shares authorized; 1,228,350 shares
     issued and outstanding (liquidation preference
     $9,335,460)                                         7,218     7,218

  Series B junior cumulative preferred stock, no par
     value, 3,000 shares authorized, none issued
     or outstanding                                       ---       ---

  Common stock, 23,000,000 shares authorized, no par
     value, 1,842,525 shares issued and outstanding      2,166     2,166

  Retained earnings                                      6,510     5,334
                                                       -------   -------
Total shareholders' equity                              15,894    14,718
                                                       -------   -------
Total liabilities and shareholders' equity             $42,674   $37,925
                                                       =======   =======

See accompanying notes.

                           Sea Pines Associates, Inc.

                      Consolidated Statements of Operations

                                                       Year ended October 31
                                                    1999        1998        1997
                                                    ----        ----        ----
                                                      (In Thousands of Dollars,
                                                       Except Per Share Amounts)
Revenues, other than healthcare                  $ 46,414    $ 38,506    $ 35,896

Cost and expenses, other than healthcare:
   Cost of revenues                                34,185      27,068      24,752
   Sales and marketing expenses                     1,957       1,290       1,376
   General and administrative expenses              5,114       4,579       4,475
   Depreciation and amortization                    1,307       1,408       1,586
                                                   ------      ------      ------
                                                   42,563      34,345      32,189
                                                   ------      ------      ------

Income from operations, other than healthcare       3,851       4,161       3,707

Healthcare income (expense)
   Revenue                                           --          --           345
   Cost of revenues                                  --          --          (989)
                                                   ------      ------      ------
                                                     --          --          (644)
                                                   ------      ------      ------

Income from operations                              3,851       4,161       3,063

Other income (expense):
   Gain on sale or disposal of asset, net             359        --          --
   Interest income                                    164         154         325
   Interest expense, net of amounts capitalized:
     Healthcare                                      --          --          (381)
     Resort                                        (1,099)     (1,345)     (1,476)
   Equity in loss and write down of investment
     in and advances to TidePointe Partners          --          --        (2,658)
   Gain on sale of healthcare business and assets    --           179         846
                                                   ------      ------      ------
                                                     (576)     (1,012)     (3,344)
                                                   ------      ------      ------
Income (loss) before income taxes                   3,275       3,149        (281)

Provision for (benefit from) income taxes           1,212       1,099        (215)
                                                   ------      ------      ------
Net income (loss)                                   2,063       2,050         (66)

Preferred stock dividend requirements                 887         887         887
                                                   ------      ------      ------

Net income (loss) attributable to common stock   $  1,176    $  1,163    $   (953)
                                                 ========    ========    ========
Per share of common stock
   Net income (loss)                             $   0.64    $   0.63    $  (0.52)
                                                 ========    ========    ========

See accompanying notes.

                           Sea Pines Associates, Inc.

                 Consolidated Statements of Shareholders' Equity

                                           Series A
                                        Preferred Stock          Common Stock          Retained
                                      Shares      Amount      Shares      Amount       Earnings         Total
                                      ------      ------      ------      ------       --------         -----
                                                         (In Thousands of Dollars)

Balance at October 31, 1996           1,228      $7,218       1,843      $2,166         $5,124         $14,508
   Net loss                              --        --            --         --             (66)            (66)
   Declaration of preferred stock
   dividend of $0.722 per share                                                           (887)           (887)
                                      -----      ------       -----      ------         ------         -------
Balance at October 31, 1997           1,228       7,218       1,843       2,166          4,171          13,555
   Net income                            --          --          --          --          2,050           2,050
   Declaration of preferred stock
   dividend of $0.722 per share                                                           (887)           (887)
                                      -----      ------       -----      ------         ------         -------
Balance at October 31, 1998           1,228       7,218       1,843       2,166          5,334          14,718
   Net income                            --          --          --          --          2,063           2,063
   Declaration of preferred stock
   dividend of $0.722 per share                                                           (887)           (887)
                                      -----      ------       -----      ------         ------         -------
Balance at October 31, 1999           1,228      $7,218       1,843      $2,166         $6,510         $15,894
                                      =====      ======       =====      ======         ======         =======


See accompanying notes.

                           Sea Pines Associates, Inc.

                      Consolidated Statements of Cash Flows

                                                                           Year ended October 31
                                                                   1999           1998           1997
                                                                   ----           ----           ----
                                                                        (In Thousands of Dollars)
Operating activities
Net income (loss)                                                $2,063         $2,050       $    (66)
Adjustments to reconcile net income (loss) to net cash
  provided by operating activities:
     Depreciation and amortization                                1,307          1,408          1,586
     Allowance for doubtful accounts                                 (9)           (23)            46
     Deferred income taxes                                          233            489         (1,217)
     Gain on sale and disposal of asset                            (359)            --           (170)
     Equity in loss and write down of investment in and
       advances to TidePointe Partners                              --              --          2,658
     Changes in assets and liabilities:
        Restricted cash                                            (372)           (43)          (769)
        Accounts and notes receivable                                (5)            49           (317)
        Inventories                                                 (84)           (36)            16
        Prepaid expenses                                             (8)           108             53
        Deferred loan fees                                           34            (70)           (41)
        Accounts payable and accrued expenses                       831            659           (227)
        Deferred revenue                                              8            119            564
        Advance deposits                                            209             66            657
        Income taxes payable                                       (113)           (53)            24
        Income tax refund receivable                               (346)            --             --
        Current portion of deferred revenue                         (86)           184             68
                                                                 ------         ------         ------
Net cash provided by operating activities                         3,303          4,907          2,965

Investing activities
Proceeds from sale of assets                                        754             --            529
Capital expenditures and property acquisitions                   (5,823)        (1,617)        (1,378)
Increase in note receivable and accrued interest from
 TidePointe Partners                                                --              --           (155)
                                                                 ------         ------         ------
Net cash used in investing activities                            (5,069)        (1,617)        (1,004)

                           Sea Pines Associates, Inc.


                                                                          Year ended October 31
                                                                   1999           1998           1997
                                                                   ----           ----           ----
                                                                       (In Thousands of Dollars)

Financing activities
Reductions to line of credit with bank                              --             (467)         (308)
Additions to long-term debt                                       3,091              --            --
Principal repayments of debt                                       (367)         (1,560)         (783)
Dividends paid                                                     (887)           (887)         (887)
                                                                  -----          ------        ------
Net cash provided by (used in) financing activities               1,837          (2,914)       (1,978)
                                                                  -----          ------        ------

Net increase (decrease) in unrestricted cash and cash
 equivalents                                                         71             376           (17)
Unrestricted cash and cash equivalents at beginning of year         591             215           232
                                                                  -----          ------        ------
Unrestricted cash and cash equivalents at end of year           $   662          $  591       $   215
                                                                  =====          ======        ======



See accompanying notes.

                           Sea Pines Associates, Inc.

                   Notes to Consolidated Financial Statements

                         October 31, 1999, 1998 and 1997


1. Description of Business and Summary of Significant Accounting Policies

Sea Pines Associates, Inc. ("SPA" or the "Company") was incorporated in South Carolina on May 4, 1987. The Company was principally organized to acquire, own and operate certain resort assets in Sea Pines Plantation on Hilton Head Island, South Carolina.

The wholly-owned subsidiaries of the Company are Sea Pines Company, Inc. ("SPCI"), Sea Pines Real Estate Company ("SPREC"), Sea Pines/TidePointe, Inc., Sea Pines Senior Living Center, Inc. ("SPSLC") and Fifth Golf Course Club, Inc.

SPCI is a full-service resort, which provides guests with the use of three golf courses, tennis facility, various other recreational facilities, home and villa rental management, and food-and-beverage services. SPREC provides real estate brokerage services for buyers and sellers of real estate in the Hilton Head Island, South Carolina area (see Note 13 for business segment information). Sea Pines/TidePointe, Inc. was formed to invest in a general partnership, TidePointe Partners, which was formed to develop a continuing care retirement community (see Note 8). Sea Pines/TidePointe, Inc. is now dormant. SPSLC was established to construct a healthcare facility within the TidePointe community (see Note 8). SPSLC is also now dormant. Fifth Golf Course Club, Inc. owns certain acreage which could be used for outdoor recreational activities.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All intercompany accounts and transactions have been eliminated.

The Company accounted for its general partner interest in the TidePointe Partners Partnership (see Note 8) using the equity method of accounting.

Statements of Cash Flows

For purposes of the statements of cash flows, the Company considers all short-term investments with maturities of 90 days or less at the time of purchase to be cash equivalents.

Revenue Recognition

Revenues and expenses from resort operations are recognized as goods are sold and services are provided. Real estate brokerage revenues are recognized upon closing of the sale. Advance deposits are required for certain resort reservations, but in general the Company's accounts receivable are unsecured.

Sales of new Country Club memberships and commissions on sales of reissued memberships are recognized as income pursuant to the terms of an agreement with the Club, which rotates sales of new and reissued memberships between the Company and the Club according to a pre-set schedule. At the members' request, such sales and resales are financed by the Company over periods of one to seven years under interest-bearing notes. Payments to the Club on resales are made as the Company collects from the members.

1. Description of Business and Summary of Significant Accounting Policies
                                                                     (continued)

Revenues from long-term service contracts are recognized during the periods in which the services are provided.

Cost of Revenues

Cost of revenues includes payments to home and villa owners, real estate sales commissions, cost of inventories sold, credit-card commissions and costs incurred to operate and maintain operating properties.

Concentration of Credit Risk

The Company maintains substantially all of its cash with one financial institution. Account balances greater than $100,000 are not federally insured and are subject to an accounting loss if the financial institution fails. Management believes such risk is minimal based on the current financial condition of the financial institution.

Cash Held in Escrow

Cash includes cash held in escrow pending real estate closings, advance deposits for home and villa rentals, and rental receipts to be paid to home and villa owners.

Inventories

Inventories are valued at the lower of cost (first-in, first-out method) or market.

Real Estate Assets

Real estate assets are recorded at cost less any impairment losses. The costs of new development, additions and improvements which substantially extend the useful lives of assets are capitalized. Capitalized costs include costs of construction, property taxes, interest and miscellaneous expenses incurred during the construction period. Capitalized construction period interest totalled approximately $129,000, $0 and $6,000 in 1999, 1998 and 1997,
respectively. Repairs and maintenance costs are expensed as incurred.

The Company provides depreciation for financial reporting purposes when the asset is placed in operation using straight-line and certain accelerated methods over the estimated useful lives of the assets, which range from five to 39 years.

Other Assets

Intangible assets are amortized using the straight line method over ten years. Deferred loan fees are amortized over the lives of the corresponding debt.

Impairment of Long-Lived Assets

An impairment loss is recognized whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company considers historical performances and future estimated results in its evaluation of potential impairment and then compares the carrying amount of the asset to the estimated future cash flows expected to result from the use of the asset. If the carrying amount of the asset exceeds the estimated expected future cash flows, the Company measures the amount of the impairment by comparing the amount of the asset to its fair value.

Financial Instruments

The Company accounts for its interest rate swap by recording differences in interest on the notational amount up to the amount of debt outstanding as interest expense. Differences in fair value related to the

 1. Description of Business and Summary of Significant Accounting Policies
                                                                     (continued)

excess of the notional amount over the debt outstanding are recorded in the balance sheet and as current period expense. Such excess fair value fluctuations were not material at October 31, 1999 and October 31, 1998.

Income Taxes

The Company accounts for income taxes using the liability method, which requires recognition of deferred tax liabilities and assets based on temporary differences between the financial statement and tax bases of assets and liabilities using current statutory tax rates. A valuation allowance is established against net deferred tax assets if, based upon the available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

Income (Loss) Per Share

Income (loss) per share of common stock is calculated by dividing net income or loss after preferred stock dividend requirements by the weighted average number of outstanding shares of common stock. Furthermore, basic and diluted earnings per share are identical for all periods presented. Potentially dilutive securities consist of additional shares of common stock issuable when the stock rights become exercisable. These contingently issuable shares have not been included in basic or diluted earnings per share as the stock rights are not yet exercisable. (See Note 7.)

New Accounting Standards

The Financial Accounting Standards Board issued Statement No. 133, Accounting for Derivative Instruments and Hedging Activities, which the Company will be required to adopt, effective November 1, 2000. Statement 133 requires the recognition of all derivatives on the balance sheet at fair value. Derivatives that are not hedges must be adjusted to fair value through income. If the derivatives are hedges, depending on the nature of the hedge, changes in the fair value of derivatives will either be offset against the change in fair value of the hedged assets, liabilities or firm commitments through earnings or recognized in other comprehensive income until the hedged item is recognized in earnings. The effective portion of a derivative's change in fair value will be immediately recognized in earnings.

Currently, the Company has entered into an interest rate swap agreement as described in Note 5, which would be subject to the new Statement.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Reclassifications

Certain amounts in the prior years financial statements have been reclassified to conform to the current year presentation.

2. Statements of Cash Flows

Supplemental disclosure of cash flows information follows (in thousands of dollars):

                                                                   Year ended October 31
                                                          1999              1998             1997
                                                          ----              ----             ----
Cash paid during the year for:
   Interest, net of amounts capitalized                  $1,022            $1,352             $1,452
   Income taxes                                           1,438               662                965

3. Inventories

Inventories consist of the following (in thousands of dollars):

                                                                 October 31
                                                           1999             1998
                                                           ----             ----
Merchandise                                               $628              $580
Supplies, parts and accessories                             37                35
Food and beverages                                          44                10
Other                                                       28                28
                                                          ----              ----
                                                          $737              $653
                                                          ====              ====
4. Real Estate Assets

Construction in progress of $6,575,000 and $1,135,000 at October 31, 1999 and 1998, consists primarily of costs related to the Inn and Conference Center in 1999, and renovations on existing properties in 1998.

Operating properties consist of the following (in thousands of dollars):

                                                                 October 31
                                                           1999              1998
                                                           ----              ----

Land and improvements                                     $19,047           $20,140
Buildings                                                   8,466             7,103
Machinery and equipment                                     7,308             6,399
Property held under capital leases                             --               251
                                                          -------           -------
                                                           34,821            33,893
Less accumulated depreciation                             (11,056)          (11,213)
                                                          -------           -------
                                                          $23,765           $22,680
                                                          =======           =======

Properties held for future development of $4,623,000 and $7,023,000 at October 31, 1999 and 1998, respectively, consist primarily of land and certain future development rights. The decrease relates to amounts transferred to construction in progress

5. Long-Term Debt and Line of Credit Agreements

Long-term debt consists of the following (in thousands of dollars):

                                                                                     October 31
                                                                                1999             1998
                                                                                ----             ----

Term note payable to bank, bearing interest at various London Interbank        $18,133          $17,159
 Offered Rates (LIBOR) (5.41% at October 31, 1999), plus 1.25% to
 1.5% collateralized by substantially all assets of the Company.
 Principal is payable monthly from May through October each year in amounts ranging from $66,602 in 2000 to $220,979 in 2008. Interest is payable monthly. The note matures November 1, 2008.

$15 million revolving line of credit to bank pre-approved for use in             1,750              --
 construction of the Company's inn and conference center, bearing interest at various London Interbank Offered Rats (LIBOR) (5.41% at
 October 31, 1999), plus 1.25% to 1.5% collateralized by substantially all assets of the Company. Interest is payable monthly. The line matures October 31, 2003.
                                                                               -------          -------
                                                                                19,883           17,159
Less current portion of long-term debt                                            (400)            (367)
                                                                               -------          -------
Total long-term debt                                                           $19,483          $16,792
                                                                               =======          =======


Scheduled maturities of long-term debt as of October 31, 1999 are as follows (in thousands of dollars):

          Year ending October 31
                  2000                       $   400
                  2001                           733
                  2002                           796
                  2003                           868
                  2004                           946
               Thereafter                     16,140
                                             -------
               Total                         $19,883
                                             =======

The loan agreements contain provisions and covenants which impose certain restrictions on the use of the Company's assets. The more significant of these restrictions include limitations as to new indebtedness, the sale or disposal of certain assets, capital contributions and investments, and new lines of business.

The Company has an interest rate swap agreement, which effectively fixes the interest rate on an $18 million notional principal amount under the term note described above at 5.24% plus a credit margin ranging from 1.25% to 1.5% for a period ending November 10, 2005. The lender has the option of calling the swap agreement on November 10, 2003.

In addition, the Company maintains a $2,500,000 seasonal line of credit (the "Seasonal Line") with the same bank. Interest is payable monthly at LIBOR plus 1.5% and the Seasonal Line expires October 31, 2003. Borrowings under the Seasonal Line are also collateralized by substantially all of the assets of the Company. There was no outstanding balance as of October 31, 1999.

6. Income Taxes

The provision (benefit) for income taxes consists of the following (in thousands of dollars):

                                        Year ended October 31
                                      1999      1998       1997
                                      ----      ----       ----
Current taxes:
   Federal                         $   839   $   506    $   856
   State                               140       104        146
                                   -------   -------    -------
                                       979       610      1,002

Deferred income taxes (benefit):
   Federal                             202       423     (1,053)
   State                                31        66       (164)
                                   -------   -------    -------
                                       233       489     (1,217)
                                   -------   -------    -------
                                   $ 1,212   $ 1,099    $  (215)
                                   =======   =======    =======


The reconciliation between actual income tax expense (benefit) and the amount calculated by applying the federal statutory rates to income (loss) before income taxes follows (in thousands of dollars):

                                                           Year ended October 31
                                                         1999       1998       1997
                                                         ----       ----       ----
Tax at statutory federal income tax rates             $ 1,113    $ 1,071    $   (95)
State income taxes, net of
     federal income tax benefit                           108        116       --
Decrease in valuation allowance                          (168)       (80)      (121)
Charitable contribution expiration                        140       --         --
Other                                                      19         (8)         1
                                                      -------    -------    -------
                                                      $ 1,212    $ 1,099    $  (215)
                                                      =======    =======    =======

The tax effects of the types of temporary differences and carryovers, which give rise to deferred income tax assets (liabilities) at October 31, 1999, 1998 and 1997, are as follows (in thousands of dollars):
                                                      October 31
                                               1999       1998       1997
                                               ----       ----       ----
Deferred revenue:
  Country club membership sales             $    38    $    43    $    48
  Health care transfer                         --         --           67
Charitable contribution carryover              --          235        295
License and fee income                          200        200       --
Reserve for investment in and advances to
 TidePointe Partners                           --         --          805
Accrued liabilities                             167        141        110
Other assets                                     15         19         26
                                            -------    -------    -------
   Gross deferred income tax assets             420        638      1,351
Less:  Valuation allowance                      (23)      (191)      (271)
                                            -------    -------    -------
   Deferred income tax assets                   397        447      1,080
                                            -------    -------    -------
Depreciation                                   (231)       (78)       (91)
Equity loss from TidePointe Partners           --         --          (97)
Other liabilities                               (83)       (53)       (87)
                                            -------    -------    -------
   Gross deferred income tax liabilities       (314)      (131)      (275)
                                            -------    -------    -------
Net deferred income tax assets              $    83    $   316    $   805
                                            =======    =======    =======

These net amounts are included in the consolidated balance sheets as noncurrent assets.

7. Shareholders' Equity

The Company's capital stock generally trades in units, each consisting of 500 preferred shares and 750 voting common shares. The preferred and common shares were issued on December 22, 1987.

Preferred Stock

Of the 5,000,000 authorized shares of preferred stock, 2,000,000 shares are designated as Series A cumulative preferred stock and 3,000 shares are designated as Series B cumulative preferred stock. The Board of Directors has the authority to approve the issuance amount, rights and powers of an additional 2,997,000 shares of non-Series A preferred stock except that such rights and powers shall not be superior to those of the Series A cumulative preferred shares.

The Series A cumulative preferred shares provide for a cumulative dividend of $0.722 per share per annum, payable in arrears as declared by the Board of Directors. These shares have a liquidation value of $7.60 per share plus accumulated but unpaid dividends. If four or more years of dividends are in arrears, the Series A cumulative preferred shareholders shall be entitled to elect a majority of the Board of Directors of the Company. All or any part of such shares may be redeemed at the option of the Company at liquidation value. As of October 31, 1999, all preferred stock dividends through October 31, 1998 have been declared and paid.

The Series B Junior cumulative preferred shares are subject to the prior and superior rights of the holders of the Series A and all other classes of preferred shares. These Series B shares provide for a cumulative dividend of the greater of $0.25 per share or an amount as adjusted for the Antidilution Number (initially 1,000). Each share of the Series B also entitles the holder to the number of votes equal to the Antidilution Number. Generally, the Series B and common shareholders shall vote together as one class on all matters submitted to a vote. The Series B shares have a liquidation value of $100 per share, plus dividends thereon. The Series B shares are not redeemable. No shares of the Series B junior cumulative preferred stock have been issued (see Stock Purchase Rights Plan).

Common Stock

Of the 23,000,000 authorized shares of common stock, 2,000,000 shares are designated as special common stock and 1,000,000 are designated as nonvoting common stock. All other shares are voting. The 1,842,525 shares of common stock outstanding are all voting common stock.

Each share of common stock (regardless of class) shall participate on an equal and pro rata basis in all dividends and other distributions, including liquidation, subject to the rights of the preferred shareholders.

Holders of shares of voting common stock shall be entitled to one vote per share. Holders of special common shares (if issued) shall have such voting rights as specified by the Board of Directors, except that such rights shall not be superior to the voting common stock.

In September 1999, the Board of Directors of the Company approved in concept a plan to offer the holders of the Company's preferred stock the right to exchange some or all of their Preferred Stock shares for either shares of common stock or a new financial instrument, Trust Preferred Securities. The exchange offer is expected to be made in December 1999, with holders required to elect by January 31, 2000.

Stock Purchase Rights Plan

On August 23, 1993 the Company's Board of Directors approved a Stock Purchase Rights Plan ("Plan") and declared a dividend distribution of one right ("Right") for each share of the Company's outstanding common stock. Each Right entitles a shareholder to purchase one one-thousandth of a share of Series B junior cumulative preferred stock at a price of $50 per Right, subject to adjustment.

The Rights become exercisable after any person or group of affiliated or associated persons (an "Acquirer") acquires 20% percent or more of the Company's outstanding common stock or commences a tender offer that would result in the Acquirer owning 20% or more of the Company's outstanding common stock or an Acquirer has been designated an Adverse Person, as such term is defined in the Plan. In the event the Rights become exercisable, a Right will entitle the holder to receive shares of the Company's common stock having a value equal to twice the exercise price of the Right. In the event that the Company is acquired in a merger or other business combination or sale of 50% or more of its assets or earning power, a Right will entitle the holder to receive shares of the surviving company's common stock having a market value equal to twice the exercise price of the Right. The Board of Directors has the flexibility to lower the 20% threshold to not less than 10% under certain circumstances.

In general, the Rights may be redeemed by the Company at $.01 per Right at anytime before certain events occur. One Right is attached to and trades with each share of common stock. The Rights will not trade separately unless they become exercisable. All Rights expire on August 23, 2003.

8. TidePointe Partners

In 1994, a subsidiary of the Company entered into a general partnership, TidePointe Partners (the Partnership), with Providers Enterprises, Inc., for the purpose of constructing, developing and operating a continuing care retirement community on Hilton Head Island, South Carolina, to be known as TidePointe.

The Company contributed $850,000 of certain predevelopment costs for a 17.5% interest in the Partnership, and the other partner made an initial cash contribution of $6,000,000 for an 82.5% interest in the Partnership.

The Partnership developed phase one of the TidePointe community. The community also included an assisted living and skilled nursing healthcare facility, which a subsidiary of the Company developed and operated until July 31, 1997, when the Partnership purchased the facility. Due to the Company's partial ownership of the Partnership, $179,375 of the gain on this sale was not recognized in 1997 but was recorded as deferred gain at the time of the 1997 sale. As of October 31, 1997, the Company had loaned the Partnership $1,505,000, which accrued interest at prime plus two percent (totaling $344,000 at October 31, 1997).

In December 1997, the Company learned that its partner had financial difficulties. Based on this information, the significant uncertainties created by the majority partner's financial problems and the significant losses incurred in the 1997 results of operations of the TidePointe project, the Company recorded a writedown representing all of its remaining investment in and advances to TidePointe Partners, which when combined with its equity share of the fiscal 1997 TidePointe Partners' operating loss, totaled $2,658,000.

During 1998, the Partnership explored its options and on June 30, 1998, TidePointe Partners closed on the sale of all of the TidePointe project assets to CC-Hilton Head, Inc., (an affiliate of Classic Residences by Hyatt) for a sales price of $23,200,000. At closing, the Company received no cash funds or other consideration and released its mortgage on the TidePointe property, which secured its investments and loans to the project. The Company has no ownership interest in CC-Hilton Head, Inc. and no longer has any ownership interest in the TidePointe community. TidePointe Partners, the Partnership, has wound-up its affairs and has been liquidated.

Due to the sale of all of the Partnership's assets, which included the healthcare facility, the Company recognized the remaining gain of $179,375 in June 1998. The Company has also entered into a 26-year license and use agreement with CC-Hilton Head, Inc. for the use of the Company's logo, trade name, a non-compete agreement and other services and amenity use in connection with the TidePointe community.

               Year ending October 31
                       2000                 $ 524,199
                       2001                   493,066
                       2002                   316,112
                       2003                   283,394
                       2004                   115,642
                       Thereafter             750,350
                                           ----------
                                           $2,482,763
                                           ==========

Under this agreement, the Company will receive fixed annual license fees, ranging from $125,000 to $325,000 and totaling $4,125,000 over the 26-year term. Approximately $200,000 and $67,000 of license fee income has been recognized by the Company in fiscal year 1999 and 1998, respectively.

9. Commitments

Rent expense aggregated $694,591, $554,077 and $585,000 f or the years ended
October 31, 1999, 1998 and 1997, respectively. Operating leases relate primarily to office space and equipment. Minimum annual rental commitments remaining at October 31, 1999, under noncancelable operating leases with original terms of at least one year are as follows (in thousands of dollars):

In 1993, the Company made a commitment to donate approximately 404 acres of the wildlife preserve to a not-for-profit organization on Hilton Head Island, South Carolina. As of October 31, 1999 approximately 90 of the 404 acres have been donated and title transferred. The remaining 314 acres have been leased to the same not-for-profit organization for a nominal amount.

In 1999, the Company entered into a $12,539,000 construction contract for the construction of the Inn and Conference Center and the renovation of the Company's tennis facility. As of October 31, 1999, $1,220,406 has been paid under this contract. Total construction costs of these facilities are estimated at $17,230,000.

10. Contingencies

The Company has reached a written settlement agreement with the plaintiffs that filed a lawsuit against the Company relating to the construction of a new conference center in the Harbour Town area. The settlement agreement requires the plaintiffs to dismiss their appeal and agree to be bound by the trial court's order of March 4, 1998 if the Company proceeds with the construction of a 60-room inn adjacent to the conference center site and meets certain construction time lines. The Company also paid $15,000 to the plaintiffs for legal fees incurred in the appeal. Construction of both the conference center and the inn began in the third quarter of 1999 and both facilities are expected to be completed and operational before the end of fiscal year 2000.

The Company also signed a written settlement agreement with the plaintiffs in a lawsuit filed by thirteen condominium rental companies and two individuals relating to an alleged tying arrangement regarding access to the Company's pools and parking facilities. The plaintiffs have dismissed all claims against the Company and conveyed by quit-claim deeds any interest they have in all of the properties involved in the lawsuit. The Company is required to allow access to the Company's swimming pools under certain conditions to guests of the plaintiffs.

The Company is a defendant in a lawsuit relating to a contractual relationship related to its investment in TidePointe Partners. The plaintiff alleges breach of contract and seeks unspecified damages. The Company has answered the suit and filed a counterclaim for unspecified damages. The Company intends to defend its position vigorously and pursue its counterclaim against the plaintiff. However, neither the Company nor its legal counsel can form an opinion as to the outcome of this matter at this time.

The Company is a defendant in a lawsuit relating to title of real and personal property. The Plaintiff alleges ownership of certain parcels of real property and various personal property. The parties have been involved in extensive settlement discussions and are proceeding with the work required to document a possible settlement of all issues. The potential settlement, as currently being discussed, will have no material effect on the Company's assets or operations. If no settlement is reached, the case will proceed to trial in early 2000. Neither the Company nor its legal counsel can form an opinion as to the possible outcome of a trial at this time.

The Company is subject to other claims and suits in the ordinary course of business. In management's opinion, such currently pending claims and suits against the Company will not, in the aggregate, have a material adverse effect on the Company.

11. Employee Savings Plan

Effective January 1, 1989, the Company adopted a 401(k) defined contribution plan for all eligible employees with a minimum of six months of service and who meet certain age requirements, as defined. The Company matches 50% of the first 6% of the participants' compensation. The Company's contributions to the plan were $126,000, $119,000 and $106,000 for the years ended October 31, 1999, 1998 and 1997, respectively.

12. Financial Instruments

The carrying amounts of cash and cash equivalents, trade receivables, notes receivable, other current assets, accounts payable, line of credit with bank, long-term debt and accruals meeting the definition of financial instruments approximate their fair values, as of October 31, 1999 and 1998. As of October 31, 1999 and 1998, the estimated fair value of the interest rate swap agreement was $681,000 and negative $411,000, respectively. Fair value of the interest rate swap was determined through a combination of management estimates and information obtained from third parties using market data such as bid/ask spreads, available on the last day of the business year.

13. Business Segment Information

The Company had two reportable business segments for the year ended October 31, 1999, and prior to that the Company had three operating segments. The Company's reportable segments are organized by the type of operations and for the year ended October 31, 1999, included: (1) resort activities, including home and villa management operations, golf course operations, food and beverage operations, and various other recreational activities; and (2) real estate brokerage for buyers and sellers of real estate in the Hilton Head, South Carolina, area. Additionally, prior to the year ended October 31, 1999, the Company had a third reportable segment, which included all activities related to the Company's investment in TidePointe Partners and the related healthcare operations. During 1998, the Company sold its investment in TidePointe Partners and therefore this is not a reportable segment for the year ended October 31, 1999.

The Company evaluates performance and allocates resources based on earnings before interest, depreciation and other non-cash items. The accounting policies of the reportable segment are the same as those described in the summary of significant accounting policies (Note 1). All intercompany transactions between segments have been eliminated upon consolidation.

Segment information as of and for the years ended October 31, 1999, 1998 and 1997 are as follows: (Dollars in Thousands)

                                                Year ended October 31
                                             1999       1998        1997
                                             ----       ----        ----
Revenues:
   Resort                                $ 28,941   $ 26,554    $ 26,322
   Real estate brokerage                   17,473     11,952       9,574
    TidePointe Partners and healthcare
       operations                            --         --           345
                                         --------   --------    --------
                                         $ 46,414   $ 38,506    $ 36,241
                                         ========   ========    ========

Interest expense:
   Resort                                $  1,099   $  1,345    $  1,476
   TidePointe Partners and healthcare
      operations                             --         --           381
                                         --------   --------    --------
                                         $  1,099   $  1,345    $  1,857
                                         ========   ========    ========

Depreciation and amortization expense:
   Resort                                $  1,263   $  1,378    $  1,411
   Real estate brokerage                       44         30         175
                                         --------   --------    --------
                                         $  1,307   $  1,408    $  1,586
                                         ========   ========    ========

Segment income before income taxes:
   Resort                                $  1,368   $  1,511    $  1,660
   Real estate brokerage                    1,907      1,459         896
    TidePointe Partners and healthcare
      operations                             --          179      (2,837)
                                         --------   --------    --------
                                         $  3,275   $  3,149    $   (281)
                                         ========   ========    ========

Identifiable assets:
     Resort                              $ 40,218   $ 35,769    $ 35,933
     Real estate brokerage                  2,456      2,156       1,881
                                         --------   --------    --------
                                         $ 42,674   $ 37,925    $ 37,814
                                         ========   ========    ========

                                    Smith Capital, Inc.
                                    200 Hargett Court
                                    Charlotte, North Carolina 28211

Tel: 704 362 1563                                              Fax: 704 364 3451


The Board of Directors
Sea Pines Associates, Inc.,
32 Greenwood Drive
Hilton Head Island, South Carolina 29938
December 21, 1999

Gentlemen:

Sea Pines Associates, Inc., a South Carolina corporation (the "Company") and Seas Pines Associates Trust 1, a Delaware statutory business trust (the "Trust"), are offering, upon the terms and subject to the conditions set forth in a Prospectus (the "Prospectus") dated December 21,1999 and the accompanying Letter of Transmittal to exchange ( the "Exchange Offer") shares of Company voting common stock, without par value (the "Common Stock"), or 9.5% Trust Preferred Securities (the "Trust Preferred Securities") of the Trust for up to all of the outstanding shares of Series A Cumulative Preferred Stock (the "Series A Preferred Stock") of the Company. The Company will own all of the common securities of the Trust (the "Trust Common Securities") and, together with the Trust Preferred Securities, ( the "Trust Securities"). The Trust Securities will represent undivided beneficial interests in the assets of the Trust.

The Exchange Offer will be effected on the basis of (A) two and one half shares of Common Stock or (B) one Trust Preferred Security( the "Exchange Ratio") for
(C) each share of Series A Preferred Stock validly tendered and accepted for exchange in the Exchange Offer. A holder of Series A Preferred Stock ("Holder") may exchange all of his or her Series A Preferred Stock for shares of Common Stock or exchange all for Trust Preferred Securities or exchange some for Common Stock and some for Trust Preferred Securities. The Trust Preferred Securities have a liquidation amount of $7.60 per security. The current redemption price for a share of Series A Preferred Stock is $7.60. Dividends that have accrued but have not been paid on the shares of Series A Preferred Stock exchanged in the offering through the expiration date of the Exchange Offer, will be a debt of the Company and will be paid to the persons exchanging such shares on the same dates as they would have been paid to such persons had they not exchanged such shares.

You have requested our opinion as to the fairness, from a financial point of view of the Exchange Ratio, to the holders of the Company's Common Stock and Series A Preferred Stock.

Smith Capital, Inc., is a North Carolina based corporation primarily engaged in:
(1) performing valuations of and valuations related to closely held and publicly traded companies; and (2) providing financial advice related to mergers, acquisitions and divestitures of closely held and publicly traded companies.

In arriving at our opinion set forth below, we have conducted discussions with members of senior management of the Company concerning the Company's business and prospects, have reviewed certain publicly available business and financial information and have considered certain other information prepared or provided to us in connection with the Exchange Offer, including, among other things, the following:

1) Audited financial statements for the Company for the years ended October 31, 1996 through 1999;

2)    The Exchange Offering Prospectus dated December 21, 1999;

3) Detailed Income Reports on a consolidated and unconsolidated basis for the years ended October 31, 1997, 1998, and 1999 and estimated 2000;

4)    Company prepared Strategic Initiative 2000-2005;

5)    Form 10K for the fiscal year 1998;

6) Certain publicly available financial information concerning publicly traded companies which Smith Capital deemed relevant to its analysis;

7) Such financial studies, analyses, inquiries and other matters as we deemed relevant.

Smith Capital, Inc., relied without independent verification upon the accuracy and completeness of all the financial and other information reviewed by it for purposes of its opinion. In that regard Smith Capital, Inc., assumed that the financial forecasts provided to it were reasonably prepared on a basis reflecting the best currently available judgment of the Company. Any estimates contained in Smith Capital, Inc.'s analyses are not necessarily indicative of future results or values, nor do they purport to be appraisals or reflect prices at which securities could actually be bought or sold. Smith Capital, Inc., is not an expert in the evaluation of real estate and expresses no opinion on the value of the Company's real estate assets. In addition, Smith Capital, Inc., has not made or obtained an independent appraisal of the assets and liabilities of the Company or any of its subsidiaries. Smith Capital, Inc., has relied on assurances from the Company as to its own assessment of its readiness to handle any Year 2000 problems as they arise. Smith Capital, Inc.'s opinion is necessarily based upon market, economic, and other conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof.

Smith Capital, Inc.'s opinion is directed only to the fairness, from a financial point of view, of the Exchange Ratio to the holders of Common Stock and Series A Preferred Stock and does not constitute a recommendation to any holder as to whether such holder should accept or reject any or part of the Exchange Offer.

Based upon and subject to the foregoing, it is our opinion that as of the date hereof the Exchange Ratio is fair, from a financial point of view, to the stockholders of the Company.


                                    Very truly yours,


                                    Smith Capital, Inc.